EXHIBIT 10.2

THIRD
AMENDED AND RESTATED
CREDIT AGREEMENT

among

NN, INC.,

as US Borrower

THE FOREIGN BORROWERS NAMED HEREIN,
collectively, as Borrowers

THE LENDERS NAMED HEREIN,
as Lenders

KEYBANK NATIONAL ASSOCIATION,
as Lead Arranger, Book Runner and Administrative Agent

BRANCH BANKING AND TRUST COMPANY,
as Documentation Agent

WELLS FARGO BANK, N.A.
as Foreign Swing Line Lender

and

REGIONS BANK
as Domestic Swing Line Lender

_____________________

dated as of October 26, 2012

___________________________

Page

ARTICLE I.	DEFINITIONS	2

Section 1.1	Definitions	2

Section 1.2	Accounting Provisions	31

Section 1.3	Terms Generally	31

Section 1.4	Confirmation of Recitals	32

ARTICLE II.	AMOUNT AND TERMS OF CREDIT	32

Section 2.1	Amount and Nature of Credit	32

Section 2.2	Revolving Credit	32

Section 2.3	Interest	39

Section 2.4	Evidence of Indebtedness	40

Section 2.5	Notice of Credit Event; Funding of Loans	41

Section 2.6	Payment on Loans and Other Obligations	42

Section 2.7	Prepayment	44

Section 2.8	Commitment and Other Fees	45

Section 2.9	Modifications to Commitment	45

Section 2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin and Applicable Commitment Fee Rate	46

Section 2.11	Mandatory Payments	47

Section 2.12	Liability of Borrowers	48

Section 2.13	Addition of Foreign Borrowers	50

Section 2.14	Intercreditor Agreement Authorization to US Borrower from Other US Credit Parties	51

Section 2.15	Defaulting Lenders	51

ARTICLE III.	ADDITIONAL PROVISIONS RELATING TO LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES	53

Section 3.1	Requirements of Law	53

Section 3.2	Taxes	54

Section 3.3	Funding Losses	57

Section 3.4	Eurodollar Rate, Alternate Currency Rate or Quoted Rate Lending Unlawful; Inability to Determine Rate	57

Section 3.5	Illegality	58

(continued)

Page

Section 3.6	Discretion of Lenders as to Manner of Funding	59

Section 3.7	Replacement of Lenders	59

ARTICLE IV.	CONDITIONS PRECEDENT	59

Section 4.1	Conditions to Each Credit Event	59

Section 4.2	Conditions to Closing Date, Restatement Closing Date and Second Restatement Closing Date Credit Events	60

Section 4.3	Conditions to the Third Restatement Closing Date	60

ARTICLE V.	COVENANTS	63

Section 5.1	Insurance	63

Section 5.2	Money Obligations	63

Section 5.3	Financial Statements and Information	64

Section 5.4	Financial Records	65

Section 5.5	Franchises; Change in Business	65

Section 5.6	ERISA Pension and Benefit Plan Compliance	65

Section 5.7	Financial Covenants	67

Section 5.8	Borrowing	67

Section 5.9	Liens	68

Section 5.10	Regulations T, U and X	69

Section 5.11	Investments, Loans and Guaranties	70

Section 5.12	Merger and Sale of Assets	71

Section 5.13	Acquisitions	72

Section 5.14	Notice	72

Section 5.15	Restricted Payments	73

Section 5.16	Environmental Compliance	73

Section 5.17	Affiliate Transactions	74

Section 5.18	Use of Proceeds	74

Section 5.19	Corporate Names and Locations of Collateral	74

Section 5.20	Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest	74

Section 5.21	Collateral	75

2

(continued)

Page

Section 5.22	Property Acquired Subsequent to the Third Restatement Closing Date and Right to Take Additional Collateral	77

Section 5.23	Restrictive Agreements	77

Section 5.24	Other Covenants and Provisions	78

Section 5.25	Guaranty Under Material Indebtedness Agreement	78

Section 5.26	Pari Passu Ranking	78

Section 5.27	Notes Documents	78

Section 5.28	Amendment of Organizational Documents	78

Section 5.29	Deposit Accounts	78

Section 5.30	Reserved	78

Section 5.31	Further Assurances	79

Section 5.32	Reserved	79

Section 5.33	Post-Closing Matters	79

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES	79

Section 6.1	Corporate Existence; Subsidiaries; Foreign Qualification	79

Section 6.2	Corporate Authority	79

Section 6.3	Compliance with Laws and Contracts	80

Section 6.4	Litigation and Administrative Proceedings	80

Section 6.5	Title to Assets	81

Section 6.6	Liens and Security Interests	81

Section 6.7	Tax Returns	81

Section 6.8	Environmental Laws	81

Section 6.9	Locations	81

Section 6.10	Continued Business	82

Section 6.11	Employee Benefits Plans	82

Section 6.12	Consents or Approvals	83

Section 6.13	Solvency	83

Section 6.14	Financial Statements	83

Section 6.15	Regulations	84

Section 6.16	Material Agreements	84

3

(continued)

Page

Section 6.17	Intellectual Property	84

Section 6.18	Insurance	84

Section 6.19	Deposit Accounts	84

Section 6.20	Accurate and Complete Statements	85

Section 6.21	Note Documents	85

Section 6.22	Investment Company	85

Section 6.23	Defaults	85

Section 6.24	Foreign Asset Control Regulations	85

ARTICLE VII.	EVENTS OF DEFAULT	85

Section 7.1	Payments	85

Section 7.2	Special Covenants	86

Section 7.3	Other Covenants	86

Section 7.4	Representations and Warranties	86

Section 7.5	Cross Default	86

Section 7.6	ERISA Default	86

Section 7.7	Change in Control	86

Section 7.8	Money Judgment	86

Section 7.9	Material Adverse Change	86

Section 7.10	Security	87

Section 7.11	Validity of Loan Documents	87

Section 7.12	Solvency	87

ARTICLE VIII.	REMEDIES UPON DEFAULT	88

Section 8.1	Optional Defaults	88

Section 8.2	Automatic Defaults	89

Section 8.3	Letters of Credit	89

Section 8.4	Offsets	89

Section 8.5	Equalization Provisions	90

Section 8.6	Application of Proceeds	90

Section 8.7	Collections and Receipt of Proceeds by Borrowers	91

Section 8.8	Collections and Receipt of Proceeds	92

4

(continued)

Page

Section 8.9	Collateral	94

Section 8.10	Other Remedies	95

ARTICLE IX.	THE AGENT AND THE COLLATERAL AGENT	95

Section 9.1	Appointment and Authorization	95

Section 9.2	Note Holders	96

Section 9.3	Consultation With Counsel	96

Section 9.4	Documents	96

Section 9.5	Agent and Affiliates	96

Section 9.6	Knowledge of Default	97

Section 9.7	Action by Agent	97

Section 9.8	Release of Collateral or Guarantor of Payment	97

Section 9.9	Delegation of Duties	97

Section 9.10	Indemnification of Agent and Collateral Agent	97

Section 9.11	Successor Agent	98

Section 9.12	Successor Collateral Agent	98

Section 9.13	Fronting Lender	99

Section 9.14	Swing Line Lender	99

Section 9.15	Collateral Agent	99

Section 9.16	Agent May File Proofs of Claim	100

Section 9.17	No Reliance on Agent’s Customer Identification Program	100

Section 9.18	Designation of Additional Agents	100

ARTICLE X.	GUARANTY BY US BORROWER OF OBLIGATIONS OF FOREIGN BORROWERS	100

Section 10.1	The Guaranty	101

Section 10.2	Obligations Unconditional	101

Section 10.3	Reinstatement	102

Section 10.4	Certain Additional Waivers	102

Section 10.5	Remedies	102

Section 10.6	Guarantee of Payment; Continuing Guarantee	102

Section 10.7	Payments	102

5

(continued)

Page

ARTICLE XI.	MISCELLANEOUS	102

Section 11.1	Lenders’ Independent Investigation	103

Section 11.2	No Waiver; Cumulative Remedies	103

Section 11.3	Amendments, Waivers and Consents	103

Section 11.4	Notices	105

Section 11.5	Costs, Expenses and Taxes	105

Section 11.6	Indemnification	106

Section 11.7	Obligations Several; No Fiduciary Obligations	106

Section 11.8	Execution in Counterparts	106

Section 11.9	Binding Effect; Borrowers’ Assignment	106

Section 11.10	Lender Assignments	106

Section 11.11	Sale of Participations	108

Section 11.12	Patriot Act Notice; Blocked Persons	109

Section 11.13	Severability of Provisions; Captions; Attachments	110

Section 11.14	Investment Purpose	110

Section 11.15	Entire Agreement	110

Section 11.16	Legal Representation of Parties	110

Section 11.17	Currency	110

Section 11.18	Special Foreign Provisions	111

Section 11.19	Governing Law; Submission to Jurisdiction	111

Section 11.20	Release of Foreign Security Documents and Foreign Guarantors of Payment	112

6

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as this 26th day of October, 2012 among:

(a) NN, INC., a Delaware corporation (“US Borrower”);

(b) each Foreign Borrower, as hereinafter defined (each such Foreign Borrower, together with US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”);

(c) the lenders listed on Schedule 1(A) hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(d) KEYBANK NATIONAL ASSOCIATION, as the lead arranger, book runner and administrative agent for the Lenders under this Agreement (“Agent”);

(e) REGIONS BANK (successor by merger to AmSouth Bank), as the domestic Swing Line lender, and any successor provider of the Domestic Swing Line Commitment (as hereinafter defined) reasonably acceptable to Agent (“Domestic Swing Line Lender”); and

(f) WELLS FARGO BANK, N.A., as the foreign Swing Line lender, and any successor provider of the Foreign Swing Line Commitment (as hereinafter defined) reasonably acceptable to Agent (“Foreign Swing Line Lender”).

WITNESSETH:

WHEREAS, Borrowers, Agent and the Lenders named therein entered into that certain Credit Agreement, dated as of September 21, 2006 (as amended, the “2006 Credit Agreement”);

WHEREAS, Borrowers, Agent and the Lenders entered into that certain Amended and Restated Credit Agreement, dated as of March 13, 2009 (as amended, the “2009 Credit Agreement”) to amend and restate the 2006 Credit Agreement in its entirety;

WHEREAS, Borrowers, Agent and the Lenders entered into that certain Second Amended and Restated Credit Agreement, dated as of December 21, 2010 (as amended, the “2010 Credit Agreement”) to amend and restate the 2009 Credit Agreement in its entirety;

WHEREAS, this Agreement amends and restates in its entirety the 2010 Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the 2010 Credit Agreement shall be superseded hereby.  All references to “Credit Agreement” contained in the Loan Documents, as defined in the 2010 Credit Agreement, delivered in connection with the 2010 Credit Agreement shall be deemed to refer to this Agreement.  Notwithstanding the amendment and restatement of the 2010 Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the 2010 Credit Agreement as of October 26, 2012 shall remain outstanding and constitute continuing Obligations hereunder.  Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.  In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the 2010 Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the 2010 Credit Agreement in its entirety;

WHEREAS, Borrowers have requested (i) the Lenders provide to the Borrowers revolving loans of up to One Hundred Million Dollars ($100,000,000) to provide ongoing working capital and for other general corporate purposes of the Borrowers and their Subsidiaries and (ii) the Fronting Lender issue Letters of Credit for the account of the US Borrowers and the Guarantors of Payment;

WHEREAS, it is the intent of Borrowers, Agent and the Lenders that the provisions of this Agreement be effective commencing on the Third Restatement Closing Date; and

WHEREAS, Borrowers, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2006 Credit Agreement” means that term as defined in the first Whereas paragraph of this Agreement.

“2009 Credit Agreement” means that term as defined in the second Whereas paragraph of this Agreement.

“2010 Credit Agreement” means that term as defined in the third Whereas paragraph of this Agreement.

“Account” means an account, as defined in the U.C.C.

“Account Debtor” means any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another

Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Acquisition Pro Forma Effect” means, in making any calculation hereunder to which such term is applicable, including any calculation necessary to determine whether the US Borrower is in compliance with Section 5.7 hereof, or whether a Default would result from any Acquisition, (a) any Acquisition made during the most recent twelve (12) month period (the “Reference Period”) ending on and including the date of determination (the “Calculation Date”) shall be assumed to have occurred on the first day of the Reference Period, (b) Consolidated Funded Indebtedness, and the application of proceeds therefrom, incurred or to be incurred in connection with any Acquisition made or to be made during the Reference Period shall be assumed to have arisen or occurred on the first day of the Reference Period, (c) there shall be excluded any interest expense in respect of Consolidated Funded Indebtedness outstanding during the Reference Period that was or is to be refinanced with proceeds of Indebtedness incurred or to be incurred in connection with any Acquisition made or to be made during the Reference Period, (d) interest expense in respect of Consolidated Funded Indebtedness bearing a floating rate of interest and assumed to have been incurred on the first day of the Reference Period shall be calculated on the basis of the average rate in effect under this Agreement for Base Rate Loans throughout the period such Consolidated Funded Indebtedness is assumed to be outstanding, and (e) rent expense shall include actual rent expense incurred by any Person, operating unit or business acquired during the Reference Period, plus rent expense projected for the twelve (12) month period following the date of actual incurrence thereof in respect of any operating lease entered into or to be entered into in connection with any Acquisition made during the Reference Period, which projected rent expense shall be deemed to have been incurred on the first day of the Reference Period.

“Additional Commitment” means that term as defined in Section 2.9(b) hereof.

“Additional Foreign Borrower Assumption Agreement” means each of the Additional Foreign Borrower Assumption Agreements executed by a Foreign Borrower, as applicable, after the Third Restatement Closing Date, in the form of the attached Exhibit G, as the same may from time to time be amended, restated or otherwise modified.

“Additional Lender” means an Eligible Transferee that shall become a Lender pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b) hereof.

“Additional Notes” means senior promissory notes, in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000), issued by any Credit Party to Prudential after the Third Restatement Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Additional Notes Documents” means the Additional Notes, and every other agreement executed in connection therewith, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Additional Note Net Cash Proceeds” means the aggregate cash or Cash Equivalent proceeds received (directly or indirectly) by any Credit Party or any Subsidiary in respect of any issuance of Additional Notes, net of (a) reasonable fees, commissions, and expenses related thereto and required to be paid by a Credit Party in connection with such issuance of Additional Notes and (b) taxes paid or payable to any taxing authorities by a Credit Party in connection with such issuance of Additional Notes, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash or Cash Equivalents, actually paid or payable to a Person that is not an Affiliate of a Credit Party and are properly attributable to such transaction.

“Administrative Borrower” means US Borrower.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph hereof.

 “Agreement” means that term as defined in the first paragraph hereof.

“Alternate Currency” means (x) in the case of Foreign Swing Line Loans, Euro, Sterling or any other lawful currency, other than Dollars, agreed to by Agent and the Foreign Swing Line Lender that is readily available, is freely transferable, is convertible into Dollars in the international interbank market, in which deposits are customarily offered to banks in the London interbank market and as to which a Dollar Equivalent may be readily calculated or (y) in all other cases Euro or any other lawful currency, other than Dollars, agreed to by Agent and each Lender that is readily available, is freely transferable, is convertible into Dollars in the international interbank market, in which deposits are customarily offered to banks in the London interbank market and as to which a Dollar Equivalent may be readily calculated.

“Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of all outstanding Alternate Currency Loans, and (b) the Foreign Swing Line Exposure.

“Alternate Currency Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which a Borrower shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to such Alternate Currency.

“Alternate Currency Maximum Amount” means an amount equal to the Total Commitment Amount.

“Alternate Currency Rate” means, with respect to an Alternate Currency Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Amendment No. 2” means that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of March 5, 2010.

“Applicable Commitment Fee Rate” means the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio:

Pricing Level	Leverage Ratio	Applicable Commitment Fee Rate
I	Greater than 2.75 to 1.00	40.00
II	Greater than 2.25 to 1.00 but equal to or less than 2.75 to 1.00	35.00
III	Greater than 1.75 to 1.00 but equal to or less than 2.25 to 1.00	30.00
IV	Greater than 1.25 to 1.00 but equal to or less than 1.75 to 1.00	25.00
V	Equal to or less than 1.25 to 1.00	20.00

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.3(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Commitment Fee Rate in effect from the Third Restatement Closing Date through the date on which Agent receives a Compliance Certificate pursuant to Section 5.3(c) for the fiscal quarter ending December 31, 2012 shall be Pricing Level IV.

The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.  Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Commitment Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Margin” means the number of basis points (depending upon whether Loans are LIBOR Fixed Rate Loans, Quoted Rate Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio:

Pricing Level	Leverage Ratio	Applicable Basis Points for LIBOR Fixed Rate Loans	Applicable Basis Points for Base Rate Loans	Applicable Basis Points for Quoted Rate Loans
I	Greater than 2.75 to 1.00	225.00	125.00	225.00
II	Greater than 2.25 to 1.00 but equal to or less than 2.75 to 1.00	200.00	100.00	200.00
III	Greater than 1.75 to 1.00 but equal to or less than 2.25 to 1.00	175.00	75.00	175.00
IV	Greater than 1.25 to 1.00 but equal to or less than 1.75 to 1.00	150.00	50.00	150.00
V	Equal to or less than 1.25 to 1.00	125.00	25.00	125.00

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.3(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Margin in effect from the Third Restatement Closing Date through the date on which Agent receives a Compliance Certificate pursuant to Section 5.3(c) for the fiscal quarter ending December 31, 2012 shall be Pricing Level IV.

The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.  Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Margin for any period shall be subject to the provisions of Section 2.10(b).

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Bank Product Agreements” means those certain cash management service and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means any service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, and (f) cash management, including controlled disbursement, accounts or services.

“Base Rate” means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which a Borrower shall pay interest at a rate based on the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph hereof.

“Borrowers” means that term as defined in the first paragraph hereof.

“Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition,

(a) if the applicable Business Day relates to a LIBOR Fixed Rate Loan, a day of the year on which dealings in Dollar deposits are carried on in the London interbank eurodollar market, and (b) if the applicable Business Day relates to an Alternate Currency, a day of the year on which dealings in deposits are carried on by and between banks in the London interbank market for the relevant Alternate Currency.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent” means cash equivalent as determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by US Borrower with Collateral Agent, without liability by Collateral Agent or the Lenders to pay interest thereon, from which account Collateral Agent, on behalf of the Lenders and the Senior Noteholders, shall have the exclusive right to withdraw funds until all of the Senior Indebtedness (as defined in the Intercreditor Agreement) is paid in full.

“Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of US Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of US Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of US Borrower nor (ii) appointed by directors so nominated; (c) if US Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of each other Borrower; or (d) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

“Closing Commitment Amount” shall mean One Hundred Million Dollars ($100,000,000).

“Closing Date” means September 21, 2006.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means the collateral granted from time to time by the Credit Parties to Agent or Collateral Agent pursuant to the Security Documents.

“Collateral Agent” means Agent acting as Collateral Agent for the Secured Creditors pursuant to the Security Documents and the Intercreditor Agreement, and any successor designated as Collateral Agent pursuant to Section 9.15 hereof.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1(A) hereto (taking into account any assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Third Restatement Closing Date to October 26, 2017, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” means all Borrowers and all Subsidiaries of all Borrowers (other than German Sub).

“Company” means a Borrower or a Subsidiary of a Borrower (other than German Sub).

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit E.

“Confirmation of Grant of Security Interest in Intellectual Property” means each Confirmation of Grant of Security Interest in Intellectual Property executed by a Credit Party and dated as of the date hereof.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consignee’s Waiver” means a consignee’s waiver (or similar agreement), in form and substance reasonably satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Consolidated” means the resultant consolidation of the financial statements of US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of US Borrower, as determined on a Consolidated basis and in accordance with GAAP; provided that any capital expenditures made for an Acquisition permitted pursuant to Section 5.13 hereof shall be excluded from the calculation of Consolidated Capital Expenditures.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation Charges” means, for any period, the aggregate of all depreciation charges for fixed assets, leasehold improvements and general intangibles (excluding goodwill) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis and after giving Acquisition Pro Forma Effect to any Acquisition made during such period, Consolidated Net Earnings for such period, plus (x) without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of: (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) actual non-recurring non-cash restructuring charges to the extent such amounts together do not exceed Five Million Dollars ($5,000,000) in the aggregate over all periods and (e) foreign exchange losses as reported in Other Income according to GAAP and the negative impact to Consolidated EBITDA resulting from converting Alternate Currency-based income to Dollar-based income to the extent such amounts together exceed Five Million Dollars ($5,000,000) for such period, minus (y) without duplication, the aggregate amounts included in determining such Consolidated Net Earnings in respect of: (i) extraordinary or unusual non-cash gains not incurred in the ordinary course of business and (ii) foreign exchange gains as reported in Other Income according to GAAP and the positive impact to Consolidated EBITDA resulting from converting Alternate Currency-based income to Dollar-based income to the extent such amounts together exceed Five Million Dollars ($5,000,000) for such period.

“Consolidated EBITDAR” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated EBITDA plus Consolidated Rent Expense.

“Consolidated Fixed Charges” means, as determined on a Consolidated basis after giving Acquisition Pro Forma Effect to any Acquisition made during the most recently completed four fiscal quarters of US Borrower, the sum (without duplication) of (a) Consolidated Interest Expense actually paid in cash for such period, (b) the current portion of long term liabilities and the current portion of Capitalized Lease Obligations of US Borrower or any of its Subsidiaries (excluding scheduled payments with respect to Swing Loans currently outstanding hereunder and voluntary prepayments permitted under Section 5.15(d)), (c) all federal, state and foreign income taxes actually paid in cash during such period, (d) Capital Distributions paid in cash during such period, (e) Consolidated Capital Expenditures paid in cash during such period and (f) cash disbursements during such period paid in connection with the repurchase of stock or stock options to the extent such payment is reflected as an expense in US Borrower’s financial statements.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of US Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (or loss) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP, after eliminating all offsetting debits and credits between any of the Companies and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of US Borrower in accordance with GAAP, provided that there shall be excluded:

(a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with US Borrower or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition;

(b) the income (or loss) of any Person (other than a Subsidiary) in which US Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by US Borrower or such Subsidiary in the form of cash dividends or similar cash distributions; and

(c) extraordinary gains or losses of the Companies as determined in accordance with GAAP.

“Consolidated Rent Expense” means, for any period, the rent expense of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by any Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Fronting Lender of a Letter of Credit.

“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment; provided however, notwithstanding the fact that Triumph and NN Euroball Ireland

Limited, a company incorporated under the laws of Ireland have delivered to the Agent a Guaranty of Payment, neither Triumph nor NN Euroball Ireland Limited shall be deemed to be a “Credit Party” hereunder.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto (including any Applicable Margin and any Mandatory Cost), and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect; provided that, in no event shall the Default Rate be a rate that is less than the highest default rate charged under the Senior Notes Documents.

“Defaulting Lender” means, subject to Section 2.15, any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three Business Days of the date required to be funded by it hereunder; (b) has notified Administrative Borrower or Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after reasonable request by Agent, to confirm in a manner reasonably satisfactory to Agent that it will comply with its funding obligations; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union or similar organization.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived LIBOR Fixed Rate” means (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for LIBOR Fixed Rate Loans plus the Eurodollar Rate plus (in the case of a Eurodollar Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the

Mandatory Cost, and (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for LIBOR Fixed Rate Loans plus the Alternate Currency Rate applicable to the relevant Alternate Currency plus (in the case of an Alternate Currency Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

“Derived Quoted Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Quoted Rate Loans plus the Quoted Rate applicable to the relevant Alternate Currency plus (in the case of a Alternate Currency Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

“Dollar” or the $ sign means lawful money of the United States of America.

“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan denominated in an Alternate Currency, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan, and (b) with respect to a Quoted Rate Loan denominated in an Alternate Currency or any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans pursuant to Section 2.7 hereof, or (ii) a Borrower’s ability to request additional Loans pursuant to the Commitment, Agent may, in its discretion, on any Business Day selected by Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan.  Agent shall notify US Borrower of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Revolving Loan” means a Loan granted to US Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Domestic Swing Line Commitment” means the commitment of the Domestic Swing Line Lender to make Domestic Swing Loans to US Borrower up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

“Domestic Swing Line Exposure” means, at any time, the aggregate principal amount of all Domestic Swing Loans outstanding.

“Domestic Swing Line Lender” means that term as defined in the first paragraph hereof.

“Domestic Swing Line Note” means the Amended and Restated Domestic Swing Line Note, in the form of the attached Exhibit C-1, executed and delivered by US Borrower pursuant to Section 2.4(c) hereof.

“Domestic Swing Loan” means a loan that shall be denominated in Dollars granted to US Borrower by the Domestic Swing Line Lender under the Domestic Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Domestic Swing Loan Maturity Date” means, with respect to any Domestic Swing Loan, the earlier of (a) fifteen (15) days after the date such Domestic Swing Loan is made, or (b) the last day of the Commitment Period.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than One Hundred Thousand Dollars ($100,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Companies and all such Subsidiaries of more than One Hundred Thousand Dollars ($100,000).

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all equipment, as defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which a Borrower shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to Eurodollar Loans.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Accounts” means, with respect to any Credit Party, (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of any of the Credit Parties, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Credit Parties, (b) all segregated deposit and/or securities accounts established as and constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts and trust accounts, (c) accounts maintained outside of the United States which are used solely to fund value-added tax or “VAT” payments owed to taxing authorities and (d) zero balance disbursement accounts.

“Executive Order 13224” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), as the same has been or hereafter may be renewed, extended, amended or replaced.

“Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Third Restatement Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, chief administrative officer or controller.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of US Borrower.

“Fixed Charge Coverage Ratio” means, as determined on a Consolidated basis after giving Acquisition Pro Forma Effect to any Acquisition made during the most recently completed four fiscal quarters of US Borrower, the ratio of (a) Consolidated EBITDA (for the most recently completed four fiscal quarters of US Borrower) to (b) Consolidated Fixed Charges (for the most recently completed four fiscal quarters of US Borrower).

“Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.

“Foreign Affiliate” means, with respect to a Foreign Borrower, a parent Company, sister Company or Subsidiary of such Foreign Borrower that is also a Foreign Subsidiary of US Borrower.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Borrower” means any Wholly-Owned Subsidiary of US Borrower that shall also be a Foreign Subsidiary that is approved by the Agent and each Lender and has satisfied, in the opinion of Agent, the requirements of Section 2.13(a) hereof; provided that the Foreign Borrowers in existence on the Third Restatement Closing Date and party to this Agreement are approved by the Agent and each Lender.

“Foreign Borrower Exposure” means, at any time, the sum of the Dollar Equivalent of the aggregate principal amount of all Foreign Revolving Loans and the Foreign Swing Line Exposure.

“Foreign Borrower Maximum Amount” means the Dollar Equivalent of Forty Million Dollars ($40,000,000).

“Foreign Borrower Revolving Credit Note” means an Amended and Restated Foreign Borrower Revolving Credit Note, in the form of the attached Exhibit B, executed and delivered by a Foreign Borrower pursuant to Section 2.4(b) hereof.

“Foreign Jurisdiction” means a jurisdiction located outside of the United States of America.

“Foreign Obligor” means that term as defined in Section 11.20 hereof.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

“Foreign Revolving Loan” means a Loan granted to a Foreign Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Swing Line Borrower” means (i) NN Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands and (ii) NN International B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands.

“Foreign Swing Line Commitment” means the commitment of the Foreign Swing Line Lender to make Foreign Swing Loans to a Foreign Swing Line Borrower up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

“Foreign Swing Line Exposure” means, at any time, the aggregate principal amount of all Foreign Swing Loans outstanding.

“Foreign Swing Line Lender” means that term as defined in the first paragraph hereof.

“Foreign Swing Line Note” means a Foreign Swing Line Note, in the form of the attached Exhibit C-2, executed and delivered by a Foreign Swing Line Borrower pursuant to Section 2.4(d) hereof.

“Foreign Swing Loan” means a loan that shall be denominated in an Alternate Currency granted to a Foreign Swing Line Borrower by the Foreign Swing Line Lender under the Foreign Swing Line Commitment, in accordance with Section 2.2(d) hereof.

“Foreign Swing Loan Maturity Date” means, with respect to any Foreign Swing Loan, the earlier of (a) fifteen (15) days after the date such Foreign Swing Loan is made, or (b) the last day of the Commitment Period.

“Fronting Lender” means, (a) as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders hereunder, or (b) as to any Existing Letter of Credit, KeyBank.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of US Borrower.

 “German Sub” means Kugelfertigung Eltmann GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organized under the laws of Germany.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 3 hereto, each of which has executed and delivered a Guaranty of Payment, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Third Restatement Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (provided that the following shall not constitute Indebtedness for purposes of this definition: trade accounts payable in the ordinary course of business and current liabilities in the form of expenses that are not the result of the borrowing of money or the extension of credit and that are listed on the financial statements of US Borrower as “other current liabilities”), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement, executed and delivered by US Borrower in favor of Collateral Agent, dated as of the Restatement Closing Date, and any other Intellectual Property Security Agreement executed by a Credit Party on or after the Restatement Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Intercreditor Agreement” means that certain Third Amended and Restated Intercreditor Agreement, dated as of the Third Restatement Closing Date among Agent (for the benefit of and on behalf of the Lenders), Collateral Agent (for the benefit of and on behalf of the Secured Creditors), and the applicable Senior Noteholders, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of US Borrower, on a Consolidated basis and after giving Acquisition Pro Forma Effect to any Acquisition made during such period, the ratio of (a) Consolidated EBITDAR, to (b) the sum of (i) Consolidated Interest Expense plus (ii) Consolidated Rent Expense.

“Interest Period” means, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such LIBOR Fixed Rate Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that (a) if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.

“Inventory” means all inventory, as defined in the U.C.C.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Lender” means that term as defined in the first paragraph hereof.  References to “Lenders” shall include the Fronting Lender and the Swing Line Lenders; for purposes of clarification only, to the extent that KeyBank or Regions Bank (or any successor Fronting Lender or Swing Line Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Fronting Lender or Swing Line Lender, its status as such will be specifically referenced.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Loan Documents, the term “Lender” shall include affiliates of a Lender providing Bank Products.

“Letter of Credit” means a standby letter of credit that shall be issued by the Fronting Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) fifteen (15) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Five Million Dollars ($5,000,000); provided that such amount may be increased to Ten Million Dollars ($10,000,000) upon the request of Administrative Borrower and approval by Agent and the Fronting Lender, in their sole discretion.

“Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” means, as determined on a Consolidated basis after giving Acquisition Pro Forma Effect to any Acquisition made during the most recently completed four fiscal quarters of US Borrower, the ratio of (a) Consolidated Funded Indebtedness (as of the last day of the most recently completed fiscal quarter of US Borrower), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of US Borrower).

“LIBOR Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset (including any “patrimonio separato” or “finanziamento dedicato” pursuant to Article 2447 bis of the Italian Civil Code).

“Loan” means a Revolving Loan granted to a Borrower by the Lenders in accordance with Section 2.2(a) hereof, or a Domestic Swing Loan granted to US Borrower by the Domestic

Swing Line Lender in accordance with Section 2.2(c) hereof, or a Foreign Swing Loan granted to a Foreign Swing Line Borrower by the Foreign Swing Line Lender in accordance with Section 2.2(d) hereof.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Security Document, the Intercreditor Agreement, the Third Amended and Restated Agent Fee Letter, the Omnibus Amendment and Reaffirmation Agreement, the Confirmation of Grant of Security Interest in Intellectual Property, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report, certificate or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1(B).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies in excess of the amount of Seven Million Dollars ($7,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1(A) hereto, subject to (a) increases pursuant to Section 2.9(b) hereof, (b) decreases to reflect from time to time the then applicable Total Commitment Amount, (c) decreases pursuant to Section 2.9(a) or 2.11(d) hereof, and (d) assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Domestic Swing Line Lender shall exclude the Domestic Swing Line Commitment (other than its pro rata share), the Maximum Amount for the Foreign Swing Line Lender shall exclude the Foreign Swing Line Commitment (other than its pro rata share) and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Commitment Amount” means One Hundred Thirty-Five Million Dollars ($135,000,000), as such amount maybe reduced pursuant to Section 2.9(a) or Section 2.11(d).

 “Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Monthly Payment Date” means the first day of each calendar month; provided that if any such day is not a Business Day, the Monthly Payment Date for such month shall be the next succeeding Business Day.

 “Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

 “Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable foreign document), dated on or after the Restatement Closing Date, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

 “Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“New Lender” means any Lender other than a (i) Lender who is a party to this Agreement as of the Third Restatement Closing Date and (ii) an affiliate of a Lender providing Bank Products.

 “Non-Credit Party” means a Company that is not a Credit Party.

 “Non-U.S. Lender” means each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income.

 “Note” means a Revolving Credit Note, a Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

 “Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

 “Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to Agent, Collateral Agent, the Fronting Lender, the Domestic Swing Line Lender, the Foreign Swing Line Lender or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Omnibus Amendment and Reaffirmation Agreement” means that certain Omnibus Amendment and Reaffirmation Agreement, dated as of the date hereof, executed and delivered by each Credit Party in connection with Loan Documents executed in connection with the 2006 Credit Agreement, the 2009 Credit Agreement and the 2010 Credit Agreement.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 11.11 hereof.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans and Investments” means:

(a) the investments by any Company in a Foreign Subsidiary, existing as of the Third Restatement Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by any Company to a Foreign Subsidiary, in such amounts existing as of the Third Restatement Closing Date and set forth on Schedule 5.11 hereto;

(c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Credit Party;

(d) any investment by a Credit Party in, or loan from a Credit Party to, or guaranty from a Credit Party of Indebtedness of, any Foreign Subsidiary organized under the laws of the People’s Republic of China or the Slovak Republic, in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) during any fiscal year; provided that such amount shall not exceed Thirty Million Dollars ($30,000,000) in the aggregate during the Commitment Period;

(e) to the extent not otherwise permitted under Section 5.11, any investment by any Company in, or loan by any Company to, or guaranty of the Indebtedness of, one or more Foreign Subsidiaries that are Credit Parties (other than NN Slovakia, s.r.o., a limited liability company (spolocnost s rucenim obmedzenym) organized under the laws of Slovakia), in an aggregate amount for all such Foreign Subsidiaries not to exceed Ten Million Dollars ($10,000,000) at any time outstanding; and

(f) any investment by a Foreign Subsidiary that is a Non-Credit Party in, or loan by a Foreign Subsidiary that is a Non-Credit Party to, a Company.

“Permitted Investment” means (a) any investment by any Company in, or loan by any Company to, or guaranty of the Indebtedness of, one or more Foreign Subsidiaries that are Non-Credit Parties or (b) any investment by any Credit Party in the stock (or other debt or equity instruments) of a Person (other than a Company); provided that the aggregate amount of all such investments, loans or guaranties made pursuant to clauses (a) and (b) above shall not exceed, at any time, an aggregate amount (as determined when each such investment is made) of Four Million Dollars ($4,000,000).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities executed and delivered by a Credit Party in favor of Collateral Agent and any other Pledge Agreement or comparable foreign document executed by any other Credit Party in favor of Agent or Collateral Agent after the Restatement Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Intercompany Note” means any promissory note made by any Company to US Borrower or a Guarantor of Payment, whether now owned or hereafter acquired by such Credit Party.  (Schedule 4 hereto lists, as of the Third Restatement Closing Date, all of the Pledged Intercompany Notes.)

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Borrower or a Subsidiary of a Borrower, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities that secure Secured Obligations of  US Borrower and Guarantors of Payment shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier Foreign Subsidiary and shall not include any Foreign Subsidiary other than a first-tier Foreign Subsidiary.  (Schedule 4 hereto lists, as of the Third Restatement Closing Date, all of the Pledged Securities).

“Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” means (a) proceeds, as defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash.  Cash proceeds include, without limitation, moneys, checks and Deposit Accounts.  Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.  Except as expressly authorized in this Agreement, the right of Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

“Prudential” means (a) any corporation or other entity controlling, controlled by, or under common control with, Prudential Investment Management, Inc. ("PIM"), or (b) any managed account or investment fund which is managed by PIM or a Person described in clause (a) of this definition.  For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Quoted Rate Loan” means a Foreign Swing Line Loan described in Section 2.2(d) hereof that shall be denominated in an Alternate Currency and on which a Foreign Borrower shall pay interest at a rate based on the Derived Quoted Rate.

“Quoted Rate” means, with respect to a Quoted Rate Loan, a rate per annum obtained on each day during the term of each Quoted Rate Loan equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) on the Business Day of the borrowing of such Quoted Rate Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a one-month maturity, provided that, in the event that such rate quotation is not available for any reason, then the Quoted Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the Relevant Currency for a one-month period and in the amount of the Quoted Loan to be disbursed, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), on the Business Day of the borrowing of such Quoted Rate Loan; by (b) 1.00 minus the Reserve Percentage.  Any change in the Quoted Rate shall be effective immediately from and after such change in the Quoted Rate.

“Real Property” means each parcel of the real estate owned by a Credit Party, as set forth on Schedule 6.5 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Register” means that term as described in Section 11.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent or Collateral Agent, or imposed upon or asserted against Agent, Collateral Agent or any Lender, in any attempt by Agent or Collateral Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of (a) the Total Commitment Amount, or (b) after the Commitment Period, the aggregate amount of the Revolving Credit Exposure (including, for each Lender, such Lender’s risk participation in any Swing Line Exposure and Letter of Credit Exposure); provided that the unused Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restatement Closing Date” means March 13, 2009.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such

Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Indebtedness owing under the Senior Notes or the Additional Notes.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) each Lender to make Revolving Loans up to the Maximum Amount for such Lender, (b) the Fronting Lender to issue and each Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, (c) the Domestic Swing Line Lender to make and each Lender to participate in Domestic Swing Loans pursuant to the Domestic Swing Line Commitment and (d) the Foreign Swing Line Lender to make and each Lender to participate in Foreign Swing Loans pursuant to the Foreign Swing Line Commitment.

“Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Loan and Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

“Revolving Credit Note” means a US Borrower Revolving Credit Note or a Foreign Borrower Revolving Credit Note.

“Revolving Loan” means a Domestic Revolving Loan or a Foreign Revolving Loan.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Second Restatement Closing Date” means December 21, 2010.

“Secured Creditors” means the Lenders and the Senior Noteholders.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements, and (c) the Bank Product Obligations owing to Lenders under Bank Product Agreements.

“Security Agreement” means each Security Agreement, executed and delivered by a Credit Party in favor of Collateral Agent, dated as of the Restatement Closing Date, and any other Security Agreement executed on or after the Restatement Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Documents” means each Security Agreement, each Pledge Agreement, each Mortgage, each Consignee’s Waiver, each Intellectual Property Security Agreement, each Landlord’s Waiver, and each document of similar import creating a Lien under the laws of a Foreign Jurisdiction, and each U.C.C. Financing Statement or similar filing as to a Foreign Jurisdiction, filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Credit Party or any other Person to Agent or Collateral Agent, as security for the Secured Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Senior Noteholders” means the holders of the Senior Notes and the holders of the Additional Notes (provided that the holders of such Additional Notes have become party to the Intercreditor Agreement or have entered into another “intercreditor agreement”, in the form and substance of the Intercreditor Agreement, with the parties to the Intercreditor Agreement).

“Senior Notes” means, collectively, the 4.89% Senior Notes, Series A, due April 26, 2014 and the 4.64% Senior Notes, Series B, due December 20, 2018, in each case as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Senior Notes Documents” means the Senior Notes Indenture and the Senior Notes, and every other agreement executed in connection therewith, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Senior Notes Indenture” means that certain Third Amended and Restated Note Purchase and Shelf Agreement, dated as of December 21, 2010, which amends and restates the Second Amended and Restated Note Purchase Agreement and Shelf Agreement, dated as of March 6, 2009, by and between the Companies, The Prudential Insurance Company of America and any other holders of the Senior Notes thereunder (as the same may from time to time be further amended, restated, supplemented or otherwise modified).

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated in favor of the prior payment in full of the Obligations.

“Subordination Agreement” means a Subordination Agreement executed and delivered by a holder of Subordinated Indebtedness, as the same may from time to time be amended, restated or otherwise modified.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swing Line Commitment” means the Domestic Swing Line Commitment or the Foreign Swing Line Commitment.

“Swing Line Exposure” means the Domestic Swing Line Exposure or the Foreign Swing Line Exposure.

“Swing Line Lender” means the Domestic Swing Line Lender or the Foreign Swing Line Lender.

“Swing Line Note” means a Domestic Swing Line Note or a Foreign Swing Line Note.

“Swing Loan” means a Domestic Swing Loan or a Foreign Swing Loan.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Terrorism Laws” means any of the following:

(a) Executive Order 13224,

(b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations),

(c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations),

(d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations),

(e) the Patriot Act (as it may be subsequently codified),

(f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, and

(g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Third Amended and Restated Agent Fee Letter” means the Fee Letter between US Borrower and Agent, dated as of September 10, 2012, as the same may from time to time be amended, restated or otherwise modified.

“Third Restatement Closing Date” means the date on which each of the conditions precedent outlined in Section 4.3 are satisfied by the Credit Parties or waived.

“Total Commitment Amount” means the Closing Commitment Amount, as such amount may be decreased pursuant to Section 2.9(a) or 2.11(d) hereof or increased up to the Maximum Commitment Amount pursuant to Section 2.9(b) hereof.

“Triumph” means Triumph, LLC, an Arizona limited liability company.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“US Borrower” means that term as defined in the first paragraph hereof.

“US Borrower Revolving Credit Note” means an Amended and Restated US Borrower Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered by US Borrower pursuant to Section 2.4(a) hereof.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Waterfall” means that term as defined in Section 8.6(b)(ii) hereof.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, limited liability company, unlimited liability company or other entity, all of the securities or other ownership interests of which having ordinary Voting Power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.2 Accounting Provisions.  Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.  For purposes of determining compliance with any financial covenant set forth in Section 5.7 of this Agreement, any election by US Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded, and such determination shall be made as if such election had not been made.

Section 1.3 Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.  Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4 Confirmation of Recitals.  Borrowers, Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1 Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by any Swing Line Lender to Borrowers, and issue or participate in Letters of Credit at the request of Administrative Borrower, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit:

(i) the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by any Swing Line Lender) when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, as Domestic Swing Loans as described in Section 2.2(c) hereof and as Foreign Swing Loans as described in Section 2.2(d) hereof and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2 Revolving Credit.

(a) Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to US Borrower or a Foreign Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided that (i) Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount, and (ii) Foreign Borrowers shall not request any Foreign Revolving Loan (and the Lenders shall not be obligated to make a Foreign Revolving Loan) if, after giving effect thereto, the Foreign Borrower Exposure would exceed the Foreign Borrower Maximum Amount.  Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans.  With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, US Borrower or the appropriate Foreign Borrower, as applicable, shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency.  Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.

(b) Letters of Credit.

(i) Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of US Borrower or a Guarantor of Payment, as Administrative Borrower may from time to time request.  Administrative Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Total Commitment Amount or (C) any Lender is at such time a Defaulting Lender hereunder, unless the Fronting Lender has entered into satisfactory arrangements with the relevant Credit Party or such Lender to eliminate the Fronting Lender’s risk with respect to such Defaulting Lender.  The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii) Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent), through an Authorized Officer, not later than 11:00 A.M. (U.S. Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit.  Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby.  Concurrently with each such request, Administrative Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent.  Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii) Standby Letters of Credit.  With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of US Borrower or any Guarantor of Payment, US Borrower agrees to (A) pay to Agent, for the pro-rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for LIBOR Fixed Rate Loans (in effect on the Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv) Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, US Borrower shall immediately reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by US Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), US Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such  Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v) Participation in Letters of Credit.  If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a

Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender fund a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrowers pursuant to this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of  Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(b)(v) by wire transfer of immediately available funds (in Dollars), in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.  Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.  In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in Section 2.2(b)(vi) below.

(vi) Existing Letters of Credit.  Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Third Restatement Closing Date.  Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Third Restatement Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(v) hereof, on the Third Restatement Closing Date.  Borrowers, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.  Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Lenders shall accrue from the Third Restatement Closing Date at the rate provided in Section 2.2(b)(iv) hereof.

(c) Domestic Swing Loans.

(i) Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Domestic Swing Line Lender shall make a Domestic Swing Loan or Domestic Swing Loans to US Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request;

provided that Administrative Borrower shall not request any Domestic Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, (B) the Domestic Swing Line Exposure would exceed the Domestic Swing Line Commitment, (C) the Revolving Credit Loan and Letter of Credit Exposure would exceed Ninety Million Dollars ($90,000,000) or (D) any Lender is at such time a Defaulting Lender hereunder, unless the Domestic Swing Line Lender has entered into satisfactory arrangements with the relevant Credit Party or such Lender to eliminate the Domestic Swing Line Lender’s risk with respect to such Defaulting Lender.  Each Domestic Swing Loan shall be due and payable on the Domestic Swing Loan Maturity Date applicable thereto.  Each Domestic Swing Loan shall be made in Dollars.

(ii) Refunding of Domestic Swing Loans.  If the Domestic Swing Line Lender so elects, by giving notice to Agent, Administrative Borrower and the Lenders, US Borrower agrees that the Domestic Swing Line Lender shall have the right, in its sole discretion (in consultation with Agent), to require that any Domestic Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to US Borrower hereunder.  Upon receipt of such notice by Agent, Administrative Borrower and the Lenders, US Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Domestic Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof).  Such Revolving Loan shall be evidenced by the US Borrower Revolving Credit Notes (or, if a Lender has not requested a US Borrower Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Domestic Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Domestic Swing Loan.  Each Lender is hereby authorized to record on its records relating to its US Borrower Revolving Credit Note (or, if such Lender has not requested a US Borrower Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Domestic Swing Loan.

(iii) Participation in Domestic Swing Loans.  If, for any reason, the Domestic Swing Line Lender is unable to or, in the opinion of Agent, it is impracticable to, convert any Domestic Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Domestic Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Domestic Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Domestic Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Domestic Swing Line Lender, an undivided participation interest in such Domestic Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Domestic Swing Loan.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Domestic Swing Line Lender, such Lender’s ratable share of such Domestic Swing Loan (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in Domestic Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such  Lender.

(d) Foreign Swing Loans.

(i) Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Foreign Swing Line Lender shall make a Foreign Swing Loan or Foreign Swing Loans to any Foreign Swing Line Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request; provided that Administrative Borrower shall not request any Foreign Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, (B) the Foreign Swing Line Exposure would exceed the Foreign Swing Line Commitment, (C) the Foreign Borrower Exposure would exceed the Foreign Borrower Maximum Amount, (D) the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount, (E) the Revolving Credit Loan and Letter of Credit Exposure would exceed Ninety Million Dollars ($90,000,000) or (F) any Lender is at such time a Defaulting Lender hereunder, unless the Foreign Swing Line Lender has entered into satisfactory arrangements with the relevant Credit Party or such Lender to eliminate the Foreign Swing Line Lender’s risk with respect to such Defaulting Lender.  Each Foreign Swing Loan shall be due and payable on the Foreign Swing Loan Maturity Date applicable thereto.  Each Foreign Swing Loan shall be made in an Alternate Currency.  With respect to each Foreign Swing Line Loan, subject to the other provisions of this Agreement, the appropriate Foreign Swing Line Borrower shall receive all of the proceeds of such Foreign Swing Loan in one Alternate Currency and repay such Foreign Swing Loan in the same Alternate Currency.

(ii) Refunding of Foreign Swing Loans.  If the Foreign Swing Line Lender so elects, by giving notice to Agent, Administrative Borrower and the Lenders, each Borrower agrees that the Foreign Swing Line Lender shall have the right, in its sole discretion (in consultation with Agent), to require that any Foreign Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be an Alternate Currency Loan.  Upon receipt of such notice by Agent, Administrative Borrower and the Lenders, such Foreign Swing Line Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Foreign Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof.  Such Revolving Loan shall be evidenced by the Foreign Borrower Revolving Credit Notes (or, if a Lender has not requested a Foreign Borrower Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan within three Business Days after the date of such notice, to the extent such notice was received by 11:00 A.M. (U.S. Eastern time), or otherwise within four Business Days after the date of such notice, subject to no conditions precedent other than the requirements of Section 2.5(d).  Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(d)(ii) is absolute and unconditional, other than with respect to the requirements of Section 2.5(d), and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Foreign Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Each Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(d)(ii) to repay in full such Foreign Swing Loan.  Each Lender is hereby authorized to record on its records relating to its Foreign Borrower Revolving Credit Note (or, if such Lender has not requested a Foreign Borrower Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Foreign Swing Loan.

(iii) Participation in Foreign Swing Loans.  If, for any reason, the Foreign Swing Line Lender is unable to or, in the opinion of Agent, it is impracticable to, convert any Foreign Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(d)(ii), then on any day that a Foreign Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Foreign Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Foreign Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Foreign Swing Line Lender, an undivided participation interest in such Foreign Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Foreign Swing Loan.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Foreign Swing Line Lender, such Lender’s ratable share of such Foreign Swing Loan (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in Foreign Swing Loans pursuant to this Section 2.2(d)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(d)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such  Lender.

Section 2.3 Interest.

(a) Revolving Loans.

(i) Base Rate Loan.  The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable in arrears on each Monthly Payment Date hereafter and at the maturity thereof.

(ii) LIBOR Fixed Rate Loans.  The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of each LIBOR Fixed Rate Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin) for LIBOR Fixed Rate Loans, at the Derived LIBOR Fixed Rate.  Interest on such LIBOR Fixed Rate Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans.

(i) US Borrower shall pay interest directly to the Domestic Swing Line Lender, for the sole benefit of the Domestic Swing Line Lender (until such time as the Lenders shall have purchased a participation in such Domestic Swing Loan; thereafter, such payment shall be paid for the benefit of the Lenders that have purchased such participations), on the unpaid principal amount of each Domestic Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  After written notice to US Borrower from Agent, all such interest payments shall be made by Domestic Swing Line Lender or US Borrower, as applicable, to Agent, for the sole benefit of the Domestic Swing Line Lender (and any Lender that shall have purchased a participation in such Domestic Swing Loan).  Interest on each Domestic Swing Loan shall be payable on the Domestic Swing Loan Maturity Date applicable thereto. Each Domestic Swing Loan shall bear interest for a minimum of one day.

(ii) The applicable Foreign Swing Line Borrower shall pay interest directly to the Foreign Swing Line Lender, for the sole benefit of the Foreign Swing Line Lender (until such time as the Lenders shall have purchased a participation in such Foreign Swing Loan; thereafter, such payment shall be paid for the benefit of the Lenders that have purchased such participations), on the unpaid principal amount of each Foreign Swing Loan outstanding from time to time from the date thereof until paid at the Derived Quoted Rate, or, to the extent that, as set forth in Section 3.4, the Foreign Swing Line Lender has determined that it may not lawfully make or continue any Quoted Rate Loan or that reasonable means do not exist for determining the Quoted Rate, at a rate to be mutually agreed to among Foreign Swing Line Lender, Agent and Administrative Borrower.  After written notice to such Foreign Swing Line Borrower from Agent, all such interest payments shall be made by Foreign Swing Line Lender or Foreign Swing Line Borrower, as applicable, to Agent, for the sole benefit of the Foreign Swing Line Lender (and any Lender that shall have purchased a participation in such Foreign Swing Loan).  Interest on each Foreign Swing Loan shall be payable on the Foreign Swing Loan Maturity Date applicable thereto. Each Foreign Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(d) Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4 Evidence of Indebtedness.

(a) US Borrower Revolving Loans.  Upon the request of a Lender, to evidence the obligation of US Borrower to repay the Base Rate Loans and LIBOR Fixed Rate Loans made by such Lender and to pay interest thereon, US Borrower shall execute a US Borrower Revolving Credit Note, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a US Borrower Revolving Credit Note shall in no way detract from US Borrower’s obligations to such Lender hereunder.

(b) Foreign Borrower Revolving Loans.  Upon the request of a Lender, to evidence the obligation of each Foreign Borrower to repay the Base Rate Loans and LIBOR Fixed Rate Loans made by such Lender to such Foreign Borrower and to pay interest thereon, each such Foreign Borrower shall execute a Foreign Borrower Revolving Credit Note, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender to such Foreign

Borrower; provided that the failure of a Lender to request a Foreign Borrower Revolving Credit Note shall in no way detract from such Foreign Borrower’s obligations to such Lender hereunder.

(c) Domestic Swing Loans.  Upon the request of the Domestic Swing Line Lender, to evidence the obligation of US Borrower to repay the Domestic Swing Loans and to pay interest thereon, US Borrower shall execute a Domestic Swing Line Note, and payable to the order of the Domestic Swing Line Lender in the principal amount of the Domestic Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Domestic Swing Loans made by the Domestic Swing Line Lender; provided that the failure of the Domestic Swing Line Lender to request a Domestic Swing Line Note shall in no way detract from US Borrower’s obligations to the Domestic Swing Line Lender hereunder.

(d) Foreign Swing Loans.  Upon the request of the Foreign Swing Line Lender, to evidence the obligation of a Foreign Swing Line Borrower to repay the Foreign Swing Loans and to pay interest thereon, such Foreign Swing Line Borrower shall execute a Foreign Swing Line Note, and payable to the order of the Foreign Swing Line Lender in the principal amount of the Foreign Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Foreign Swing Loans made by the Foreign Swing Line Lender; provided that the failure of the Foreign Swing Line Lender to request a Foreign Swing Line Note shall in no way detract from such Foreign Swing Line Borrower’s obligations to the Foreign Swing Line Lender hereunder.

Section 2.5 Notice of Credit Event; Funding of Loans.

(a) Notice of Credit Event.  Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (U.S. Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan; (ii) 11:00 A.M. (U.S. Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan; (iii) 11:00 A.M. (U.S. Eastern time) three Business Days prior to the proposed date of borrowing of any Alternate Currency Loan; (iv) with respect to any Domestic Swing Loan, 2:00 P.M. (U.S. Eastern time) on the proposed date of borrowing of such Domestic Swing Loan, provided that, if the Revolving Credit Exposure shall be less than Fifty Million Dollars ($50,000,000), no notice of a request for a Domestic Swing Loan shall be required to the extent that funding of Domestic Swing Loans is administered through an automated cash management system with the Domestic Swing Line Lender, (v) with respect to any Foreign Swing Loan denominated in Euro or Sterling, 11:00 A.M. (London time) on the proposed date of borrowing of such Foreign Swing Loan and (vi) with respect to any Foreign Swing Loan denominated in an Alternate Currency other than Euro or Sterling, 11:00 A.M. (London time) one Business Day prior to the proposed date of borrowing of such Foreign Swing Loan.

(b) Funding of Loans.  Agent shall notify each Lender of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (U.S. Eastern time) on the date such Notice of Loan is received.  On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (U.S. Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it.  If Agent shall elect to advance the proceeds of such

Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of the appropriate Borrower or otherwise receive such amount from the appropriate Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection.  Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c) Conversion of Loans.  At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the applicable Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) or Section 2.2(d)(ii) hereof.  No Alternate Currency Loan or Quoted Rate Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan or Quoted Rate Loan.

(d) Minimum Amount for Loans.  Each request for:

(i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000);  provided that Base Rate Loans which are Domestic Swing Loans shall not have a required minimum principal or incremental amount;

(ii) a LIBOR Fixed Rate Loan

(A) which is not an Alternate Currency Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000), or

(B) which is an Alternate Currency Loan shall be in an amount the Dollar Equivalent (rounded to a comparable amount) of which is of not less than One Million Dollars ($1,000,000), increased by increments in an amount the Dollar Equivalent (rounded to a comparable amount) of which is One Hundred Thousand Dollars ($100,000);

(iii) a Foreign Swing Line Loan shall be in an amount the Dollar Equivalent (rounded to a comparable amount) of which is of not less than One Hundred Thousand Dollars ($100,000), increased by increments in an amount the Dollar Equivalent (rounded to a comparable amount) of which is One Hundred Thousand Dollars ($100,000).

(e) Interest Periods.  Administrative Borrower shall not request that LIBOR Fixed Rate Loans be outstanding for more than five different Interest Periods at the same time.

Section 2.6 Payment on Loans and Other Obligations.

(a) Payments Generally.  Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Alternate Currency.

(i) Subject to Section 11.17, with respect to any Alternate Currency Loan or Quoted Rate Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan or Quoted Rate Loan shall be made in the same Alternate Currency as the original Loan.  All such payments shall be remitted by the appropriate Borrower to Agent, at the address of Agent for notices referred to in Section 11.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower), for the account of the Lenders (or the Fronting Lender or the applicable Swing Line Lender, as appropriate) not later than 11:00 A.M. (U.S. Eastern time) on the due date thereof in same day funds.  Any such payments received by Agent after 11:00 A.M. (U.S. Eastern time) shall be deemed to have been made and received on the next Business Day.

(ii) Subject to Section 11.17, with respect to any Foreign Swing Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Foreign Swing Loan shall be made in the same Alternate Currency as the original Loan.  All such payments (except payments which may be paid to the Foreign Swing Line Lender pursuant to Section 2.3(b)(ii) hereof) shall be remitted by the appropriate Foreign Swing Line Borrower to Agent, at the address of Agent for notices referred to in Section 11.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower), for the account of the Lenders not later than 11:00 A.M. (U.S. Eastern time) on the due date thereof in same day funds.  Any such payments received by Agent after 11:00 A.M. (U.S. Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments in Dollars.  With respect to (i) any Loan (other than an Alternate Currency Loan or a Quoted Rate Loan), or (ii) any other payment to Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to Agent (except with respect to Domestic Swing Loans, which may be paid to the Domestic Swing Line Lender pursuant to Section 2.3(b)(i) hereof or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars.  All payments described in this subsection (c) shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof for the account of the Lenders (or the Fronting Lender or the Domestic Swing Line Lender, as appropriate) not later than 11:00 A.M. (U.S. Eastern time) on the due date thereof in immediately available funds.  Any such payments received by Agent after 11:00 A.M. (U.S. Eastern time) shall be deemed to have been made and received on the next Business Day.

(d) Payments to Lenders.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender (except with respect to Swing Loans, certain of which payments shall be paid to the applicable Swing Line Lender and any Lender that has funded a participation in such Swing Loan, or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender.  Payments received by Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds.  Payments received by Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans,  LIBOR Fixed Rate Loans, Swing Loans and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e) Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7 Prepayment.

(a) Right to Prepay.  Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the applicable Swing Line Lender and any Lender that has funded a participation in such Swing Loans), all or any part of the principal amount of the Loans, as designated by Administrative Borrower.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment, and any amount payable under Article III hereof with respect to the amount being prepaid.  Prepayments of Base Rate Loans shall be without any premium or penalty.

(b) Notice of Prepayment.  Administrative Borrower shall give Agent (i) notice of prepayment of a Base Rate Loan or Domestic Swing Loan by no later than 11:00 A.M. (U.S. Eastern time) on the Business Day on which such prepayment is to be made, (ii) written notice of the prepayment of any LIBOR Fixed Rate Loan not later than 1:00 P.M. (U.S. Eastern time) three Business Days before the Business Day on which such prepayment is to be made or (iii) written notice of the prepayment of any Foreign Swing Loan by no later than 11:00 A.M. (London time) on the Business Day on which such prepayment is to be made; provided that, with respect to a repayment of a Domestic Swing Loan that is administered through an automated cash management system with the Domestic Swing Line Lender, no prepayment notice shall be required.

(c) Minimum Amount.  Each prepayment of a LIBOR Fixed Rate Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000) or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8 Commitment and Other Fees.

(a) Commitment Fee.  US Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a commitment fee from the Third Restatement Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date multiplied by (ii) (A) the average daily Total Commitment Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter.  The commitment fee shall be payable in arrears, on December 31, 2012 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Agent Fee.  US Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Third Amended and Restated Agent Fee Letter.

Section 2.9 Modifications to Commitment.

(a) Optional Reduction of Commitment.  Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by Administrative Borrower giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof.  After each such reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced.  If Borrowers reduce in whole the Total Commitment Amount, on the effective date of such reduction (the appropriate Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and commitment and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes, if any, shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Administrative Borrower.  Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

(b) Increase in Commitment.  At any time during the Commitment Period, Administrative Borrower may request that Agent increase the Total Commitment Amount from the Closing Commitment Amount up to an amount that shall not exceed the Maximum Commitment Amount.  Each such increase shall be in increments of at least Ten Million Dollars ($10,000,000), and may be made by either (i) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (ii) including one or more Additional Lenders, each with a new Revolving Credit Commitment, as a party to this

Agreement (collectively, the “Additional Commitment”). During the Commitment Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to each Lender a revised Schedule 1(A) to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent.  The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.  On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b).  In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) or 2.11(d) hereof) without the prior written consent of such Lender.  Borrower shall not request any increase in the Commitment pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin and Applicable Commitment Fee Rate.

(a) Computation.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Alternate Currencies as to which market practice differs from the foregoing, in accordance with such market practice.

(b) Retroactive Adjustment.  If, as a result of any restatement of or other adjustment to the financial statements of US Borrower or for any other reason, Borrowers or the Lenders determine that (i) the Leverage Ratio used in the definition “Applicable Margin” or “Applicable Commitment Fee Rate” as calculated by Administrative Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall immediately and retroactively be obligated to pay to Agent for the account of the applicable Lenders or Fronting Lender, as the case may be, promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by Agent, any Lender or Fronting Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Agent, any Lender or Fronting Lender, as the case may be, under Section 2.2(b), Section 2.3(a) and (b) or under Articles VII or VIII.  Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Section 2.11 Mandatory Payments.

(a) Revolving Credit Exposure.

(i) Generally.  If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount, US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

(ii) Foreign Borrower Exposure.  If, at any time, the Foreign Borrower Exposure shall exceed the Foreign Borrower Maximum Amount, the appropriate Foreign Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Foreign Revolving Loans sufficient to bring the Foreign Borrower Exposure within the Foreign Borrower Maximum Amount.

(b) Swing Line Exposure.

(i) If, at any time, the Domestic Swing Line Exposure shall exceed the Domestic Swing Line Commitment, US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Domestic Swing Loans sufficient to bring the Domestic Swing Line Exposure within the Domestic Swing Line Commitment.

(ii) If, at any time, the Foreign Swing Line Exposure shall exceed the Foreign Swing Line Commitment, the appropriate Foreign Swing Line Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Foreign Swing Loans sufficient to bring the Foreign Swing Line Exposure within the Foreign Swing Line Commitment.

(c) Issuance of Additional Notes.   Not later than two Business Days following the issuance of any Additional Notes by a Credit Party, Administrative Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the Additional Note Net Cash Proceeds (such prepayment to be applied as set forth in clause (d) below).  The provisions of this Section 2.11(c) shall not be deemed to be implied consent to any issuance of Additional Notes not permitted by the terms and conditions of this Agreement.

(d) Application of Mandatory Payments; Reduction in Total Commitment Amount.  Each prepayment pursuant to this Section 2.11 shall be applied to the principal outstanding in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans and outstanding Quoted Rate Loans, (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans (to Eurodollar Loans with the earliest Interest Adjustment Dates first), and (iii) third, on a pro rata basis for the Lenders, to outstanding Alternate Currency Loans; provided that if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment and; provided, further, that any Additional Note Net Cash Proceeds applied to the Obligations pursuant to clause (c) above shall result in a corresponding permanent reduction in the Total Commitment Amount.  Any prepayment of a LIBOR Fixed Rate Loan or Swing Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12 Liability of Borrowers.

(a) Liability.  Each Borrower hereby authorizes Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder.  US Borrower acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of US Borrower and with the understanding that US Borrower is and shall remain fully liable for payment in full of the Obligations.  US Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder (including the Obligations of Foreign Borrowers through Article X hereof) and any other amount payable under this Agreement and the other Loan Documents.

(b) Appointment of Administrative Borrower.  Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither Agent nor any Lender shall incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(c) Maximum Liability of Each Foreign Borrower.  Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Foreign Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Foreign Borrower from other Affiliates of such Foreign Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

(d) Waivers of Each Borrower.  In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition.  Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held.  Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower.  Each Borrower further subordinates any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party.

(e) Liability of Foreign Borrowers.

(i) Generally.  Anything herein to the contrary notwithstanding, no Foreign Borrower shall at any time be liable for the Indebtedness of US Borrower under this Agreement (exclusive of Indebtedness of the Foreign Borrowers that is guaranteed by US Borrower under this Agreement).

(ii) Italy.  Anything herein to the contrary notwithstanding, at no time shall a Foreign Borrower organized under the laws of Italy be required to perform or guarantee the performance of obligations in violation of Italian mandatory rules.  In this respect, such Foreign Borrower will not incur (A) any portion of interest exceeding the thresholds of the interest rate permitted under Italian law n. 108/1996 and Italian law n. 24/2001 (i.e. Italian usury laws), (B) any portion of interest deriving from any compounding of interest which does not comply with Italian law (including Article 1283 (Anatocismo) of the Italian Civil Code), and (C) any indebtedness and/or guarantee (and/or granting of security) relating to the acquisition or subscription of shares issued or to become issued by such Foreign Borrower or by any of its direct or indirect controlling entities unless such indebtedness is borrowed (and/or the guarantee/security is granted) within the limits provided by Italian law.

In the event that a Foreign Borrower organized under the laws of Italy is required to pay to Agent, the Lenders or any other finance party pursuant to the Loan Documents any fees under the provisions of this Agreement or any other Loan Document, then such Foreign Borrower will comply with such payment obligations only to the extent, and within the limits, permitted under any applicable Italian laws, being in any event understood that any fees due but not paid by such Foreign Borrower as a result of the application of this clause shall be paid to Agent by the US Borrower.

(iii) Slovakia.  Anything herein to the contrary notwithstanding, the obligations of a Foreign Borrower organized under the laws of Slovakia under this Agreement or any other Loan Document shall not include any payment undertaking, obligation or liability to the extent such payment undertaking, obligation or liability would result in the infringement or circumvention of the provisions on capital maintenance set forth by Slovak Law (in particular Section 123(3) of the Slovak Commercial Code).

(iv) Netherlands.  Anything herein to the contrary notwithstanding, the guarantee, indemnity and other obligations of each Foreign Borrower organized under the laws of the Netherlands expressed to be assumed in this Section 2.12 or elsewhere in this Agreement shall be deemed not to be assumed by such Credit Party to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code (Burgerlijk Wetboek).

Section 2.13 Addition of Foreign Borrowers.

(a) Addition of Foreign Borrower.  At the request of Administrative Borrower, a Foreign Subsidiary of US Borrower that shall not then be a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements shall have been met to the reasonable satisfaction of Agent:

(i) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of US Borrower;

(ii) US Borrower and each Guarantor of Payment shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of a Guaranty of Payment;

(iii) such Foreign Subsidiary shall have executed an Additional Foreign Borrower Assumption Agreement and appropriate Foreign Borrower Revolving Credit Notes (for Lenders requesting Notes); and

(iv) US Borrower and such Foreign Subsidiary that shall become a Foreign Borrower shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by Agent (including an amendment to this Agreement), all of the foregoing to be in form and substance reasonably satisfactory to Agent.

(b) Additional Credit Party Bound by Provisions.  Upon satisfaction by Administrative Borrower and any such Foreign Subsidiary of the requirements set forth in subsection (a) above, Agent shall promptly notify Administrative Borrower and the Lenders, whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers as if such Foreign Borrower had been the original party making such representations, warranties and covenants.

(c) Alternative Structures.  Agent, the Lenders and Borrowers agree that, if the addition of a Foreign Borrower pursuant to this Section would result in a requirement by such Foreign Borrower to pay to any Lenders additional amounts pursuant to Section 3.2 hereof, then Agent, the Lenders and Borrowers agree to use reasonable efforts to designate a different lending office or otherwise propose an alternate structure that would avoid the need for, or reduce the amount of, such additional amounts so long as the same would not, in the reasonable judgment of Agent and the Lenders, be otherwise disadvantageous to Agent and the Lenders.

Section 2.14 Intercreditor Agreement Authorization to US Borrower from Other US Credit Parties.  Each Guarantor of Payment hereby authorizes US Borrower to acknowledge, and ratifies US Borrower’s acknowledgment of, the Intercreditor Agreement on its behalf.  Each Guarantor of Payment represents that it has read the Intercreditor Agreement and understands that the payments to Agent, the Lenders and the Senior Noteholders are subject to the Intercreditor Agreement.

Section 2.15 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.3.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Articles VII or VIII or otherwise, and including any amounts made available to Agent by that Defaulting Lender pursuant to Section 8.4), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Fronting Lender or any Swing Line Lender hereunder; third, if so determined by Agent or requested by Fronting Lender or any Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Administrative Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Fronting Lender or any Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Fronting Lender or any Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Exposure were made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to such Defaulting Lender (and as to Credit Parties shall be deemed made in satisfaction of the Obligations owing to such Defaulting Lender notwithstanding any different application of such amounts as provided above), and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  Any commitment fee accrued pursuant to Section 2.8(a) with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Credit Parties so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by such Credit Party prior to such time; and provided further that no commitment fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iv) Reallocation of Commitment Percentages.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.2(b), (c) and (d), the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Credit Exposure of that Lender.

(b) Defaulting Lender Cure. If Administrative Borrower, Agent, each Swing Line Lender and Fronting Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders (including payment of amounts that would have been owing by the Credit Parties (assuming so demanded by Agent) pursuant to Section 3.3 if such payment had been made by a Credit Party) or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Credit Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.   ADDITIONAL PROVISIONS RELATING TO

LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES

Section 3.1 Requirements of Law.

(a) If, after the Third Restatement Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority (except the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below):

(A)           shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Alternate Currency Rate;

(C)           shall result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Loans; or

(D)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, US Borrower (and any Foreign Borrower to which such Loan was made) shall pay to such

Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that, after the Third Restatement Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), US Borrower (and any Foreign Borrower to which such Loan was made) shall promptly pay or cause to be paid to such Lender or such corporation such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower (with a copy to Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable.  The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 or Section 3.2 hereof to the extent such Lender has not made demand therefore (as set forth above) within one hundred eighty (180) days (or two years with respect to any indemnification or reimbursement pursuant to Section 3.2) after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

(e) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in Requirement of Law, regardless of the date enacted, adopted or issued.

Section 3.2 Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased by such additional amounts to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes, and including any of the foregoing levied on such additional amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents that Agent or such Lender would have received had no such deduction or withholding been required.

(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  As promptly as possible thereafter, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, US Borrower and such Credit Party shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.

(c) To the extent that any Lender or Fronting Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender or Fronting Lender shall deliver to Agent and Administrative Borrower on or prior to the date on which such Lender or Fronting Lender becomes a Lender or Fronting Lender under this Agreement (and from time to time thereafter upon the request of Agent or Administrative Borrower, but only if such Lender or Fronting Lender is legally entitled to do so) two (2) duly completed valid originals of U.S. Internal Revenue Service Form W-9 or any other form prescribed by applicable law or reasonably requested by Agent or Administrative Borrower as will enable Agent or Administrative Borrower, as the case may be, to determine whether or not such Lender or Fronting Lender is subject to backup withholding or information reporting requirements.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which US Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent or Administrative Borrower shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations and US Borrower shall not have any obligation to make additional payments under Section 3.2(a) above, or to indemnify under Section 5.2(b) above for the amount of any such tax so withheld.  Further, Agent and Administrative Borrower are indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax Agent or Administrative Borrower deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Lender, any

Fronting Lender or Agent, if requested by Administrative Borrower or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by US Borrower or Agent as will enable Administrative Borrower or Agent to determine: (A) whether payments made hereunder or under any other Loan Document are subject to withholding taxes, (B) if applicable, the required rate of withholding, (C) whether or not such Lender, such Fronting Lender or Agent is entitled to an exemption from, or reduction in, applicable withholding in respect of all payments to be made to a Lender, Fronting Lender or Agent pursuant to this Agreement or any other Loan Document, or (D) otherwise to establish the Lender’s, Fronting Lender’s or Agent’s status for withholding tax purposes in the applicable jurisdiction.

Without limiting the generality of the foregoing, each Non-U.S. Lender  shall deliver to Administrative Borrower and Agent two duly completed valid originals of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI (and, in each case, copies of all supporting documentation), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, (x) a statement with respect to such interest, (y) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of US Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (z) two duly completed valid originals of U.S. Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Each Non-U.S. Lender shall also deliver any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit US Borrower to determine the withholding or deduction required to be made.  In each case, such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Notwithstanding any other provision of this subsection (d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (d) that such Non-U.S. Lender is not legally able to deliver.

(e) Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Each Lender, Fronting Lender and Agent shall promptly (A) notify Agent and the Administrative Borrower of any change in its circumstances relating to the residence for tax purposes or any internal operations or beneficial ownership of such Lender, Fronting Lender or Agent that would modify or render invalid any previously delivered form or documentation or any claimed exemption or reduction of Taxes and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, Fronting Lender or Agent, as the case may be, and as may be reasonably necessary (including the re-designation of its applicable lending office) to avoid any requirement of applicable laws of any jurisdiction that Administrative Borrower or Agent make any withholding or deduction for taxes from amounts payable to such Lender, Fronting Lender or Agent.

(f) Borrowers hereby acknowledge that Agent and the Lenders may be subject to withholding tax liabilities with respect to the Loans to Foreign Borrowers that, pursuant to this Section 3.2, are payable by Borrowers.  Borrowers hereby agree not to contest their obligations to pay such tax liabilities.

(g) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3 Funding Losses.  US Borrower (and the appropriate Foreign Borrower) agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error.  The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4 Eurodollar Rate, Alternate Currency Rate or Quoted Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Third Restatement Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan or a Quoted Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Fixed Rate Loan or Quoted Rate Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans or Quoted Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

(c) If Agent or Foreign Swing Line Lender determine that for any reason adequate and reasonable means do not exist for determining the Quoted Rate with respect to a proposed or outstanding Foreign Swing Line Loan, or that the Quoted Rate with respect to a proposed or outstanding Foreign Swing Loan does not adequately and fairly reflect the cost to the Foreign Swing Line Lender of funding or continuing such Loan, Agent will promptly so notify Administrative Borrower.  Thereafter, the obligation of the Foreign Swing Line Lender to make or maintain such Quoted Rate Loan shall be suspended until Agent (upon the instruction of the Foreign Swing Line Lender) revokes such notice.  Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of such Quoted Rate Loan.

Section 3.5 Illegality.  If, in any applicable jurisdiction, it is or becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan (or it becomes unlawful for any Affiliate of a Lender for that Lender to do so):

(a) such Lender shall promptly notify Agent upon becoming aware of that event;

(b) upon Agent notifying Administrative Borrower, the Commitment of such Lender to provide Loans to any Borrower in the applicable jurisdiction will be immediately suspended until such time as it is no longer unlawful for such Lender or its Affiliate to perform such obligations; and

(c) each Borrower shall repay such Lender’s participation in the Loans made to any Borrowers in the applicable jurisdiction on the last day of the Interest Period for each Loan occurring after Agent has notified Administrative Borrower or, if earlier, the date specified by the Lender in the notice delivered to Agent (being no earlier than the last day of any applicable grace period permitted by law).

Section 3.6 Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period.

Section 3.7 Replacement of Lenders.  Borrowers shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan or Quoted Rate Loan pursuant to Section 3.4 hereof or is a Defaulting Lender; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any Alternate Currency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.10 hereof (provided that Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1 Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lenders to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.3 hereof required to be satisfied prior to the Third Restatement Closing Date shall have been satisfied or waived prior to or as of the Third Restatement Closing Date;

(b) Administrative Borrower (or other appropriate Borrower or Borrowers) shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by one or more Borrowers (or Administrative Borrower) for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2 Conditions to Closing Date, Restatement Closing Date and Second Restatement Closing Date Credit Events.

(a) The conditions precedent to the agreement of each Lender Fronting Lender (if applicable) to participate in the initial Credit Event requested to be made by it on the Closing Date were satisfied.

(b) The conditions precedent to the agreement of each Lender and Fronting Lender (if applicable) to participate in the Credit Event requested to be made by it on the Restatement Closing Date were satisfied.

(c) The conditions precedent to the agreement of each Lender and Fronting Lender (if applicable) to participate in the Credit Event requested to be made by it on the Second Restatement Closing Date were satisfied.

Section 4.3 Conditions to the Third Restatement Closing Date.  Borrowers shall cause the following conditions to be satisfied or waived on or prior to the Third Restatement Closing Date:

(a) Third Amended and Restated Credit Agreement.   The Agent shall have received this Agreement, executed and delivered by each Credit Party, each Lender and the Agent.

(b) Notes as Requested.  US Borrower shall have executed and delivered to (i) each Lender requesting a US Borrower Revolving Credit Note, such Lender’s US Borrower Revolving Credit Note, and (ii) the Domestic Swing Line Lender the Domestic Swing Line Note, if requested by the Domestic Swing Line Lender. Each Foreign Borrower shall have executed and delivered to each Lender requesting a Foreign Borrower Revolving Credit Note from such Foreign Borrower such Lender’s Foreign Borrower Revolving Credit Note.  Each Foreign Swing Line Borrower shall have executed and delivered to the Foreign Swing Line Lender the Foreign Swing Line Note, if requested by the Foreign Swing Line Lender

(c) Omnibus Amendment and Reaffirmation Agreement.  Each Credit Party and Triumph shall have executed and delivered to Agent an Omnibus Amendment and Reaffirmation Agreement, in form and substance satisfactory to Agent and the Lenders.

(d) Confirmation of Grant of Security Interest in Intellectual Property. US Borrower and each Guarantor of Payment that owns federally registered intellectual property shall have executed and delivered to Agent a Confirmation of Grant of Security Interest in Intellectual Property, in form and substance satisfactory to Agent and Lenders.

(e) [Reserved].

(f) NN Trading Company.  NN Trading Company shall have executed and delivered to Agent a Security Agreement and Guaranty of Payment, in form and substance satisfactory to Agent and the Lenders.

(g) Filings.  Copies of U.C.C. Financing Statements or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Documents.

(h) Officer’s Certificate, Resolutions, Organizational Documents.  Each Credit Party and Triumph shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party or Triumph, as the case may be, authorized to sign the Loan Documents being executed by such Credit Party or Triumph, as the case may be, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party or Triumph evidencing approval of the execution and delivery of the Loan Documents to which such Credit Party or Triumph, as the case may be, is a party, and (ii) the Organizational Documents of such Credit Party or Triumph, as the case may be.

(i) Good Standing and Full Force and Effect Certificates.  US Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable foreign documentation, if any), as the case may be, for each Credit Party and Triumph, issued within thirty days prior to the Third Restatement Closing Date by the Secretary of State (or comparable foreign authority) in the jurisdictions where such Credit Party or Triumph, as the case may be, is incorporated or formed or qualified as a foreign entity.

(j) US Legal Opinions.  US Borrower shall have delivered to Agent an opinion of counsel for each US Borrower, each Guarantor of Payment and Triumph, in form and substance satisfactory to Agent and the Lenders, including opinions of counsel regarding the security interests of Agent in the Collateral of such entity.

(k) Foreign Counsel Legal Opinions.  Each Foreign Borrower shall have delivered to Agent an opinion of counsel for such Foreign Subsidiary, in form and substance satisfactory to Agent and the Lenders.

(l) Agent Fee Letter and Other Fees.  US Borrower shall have (i) executed and delivered to Agent, the Third Amended and Restated Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein and (ii) paid all reasonable legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(m) Lien Searches.  With respect to the property owned or leased by US Borrower, a Guarantor of Payment, Triumph and any other property securing the Obligations located in the United States, Borrowers shall have caused to be delivered to Collateral Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(n) Closing Certificate.  US Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Third Restatement Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately will exist on the Third Restatement Closing Date, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Third Restatement Closing Date.

(o) Long-Term Debt Instruments.  US Borrower shall have provided Agent copies of the Senior Notes Documents, and any other long-term debt instrument to which any Company is a party, certified by a Financial Officer as true and complete.

(p) Letter of Direction.  Administrative Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(q) No Material Adverse Change.  No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2009.

(r) Miscellaneous.  Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

(s) Domestic Real Estate Matters.  With respect to each parcel of the Real Property owned by a Credit Party, Borrowers shall have delivered to Collateral Agent, for the benefit of the Lenders and the Senior Noteholders:

(i) two fully executed amendments to each of the Mortgages, in form and substance satisfactory to the Agent and the Lenders, and such Mortgage amendments shall have been filed for record in the appropriate public records;

(ii) loan policies of title insurance (or comparable foreign document) reasonably acceptable to Agent shall have been issued to Collateral Agent by a title company acceptable to Agent, or endorsements to existing such policies, in respect of the Mortgages, as amended, in form and substance satisfactory to Agent.

(iii) evidence, to Agent’s satisfaction in its sole discretion, that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency (or, with respect to any such Real Property that is located in a Special Flood Hazard Area, evidence of (A) the applicable Credit Party's written acknowledgment of receipt of written notification from Agent (1) as to the fact that such Real Property is in a Special Flood Hazard Area and (2) as to whether the community in which such Real Property is located is participating in the National Flood Insurance Program and (B) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance satisfactory to Agent and naming the Collateral Agent as additional loss payee on behalf of the Lenders and the Senior Noteholders); and

(iv) a local real estate counsel legal opinion, to be in form and substance satisfactory to Agent.

(t) Intercreditor Agreement.  Borrowers shall have delivered the Intercreditor Agreement, fully executed by each party thereto, in form and substance satisfactory to Agent and the Lenders.

(u) Amendment to Senior Notes Documents.  US Borrower shall have delivered to Agent and the Lenders a copy of an executed and effective Amendment No. 3 to the Senior Notes Indenture (which includes a consent to this Agreement and the related transactions by the Senior Noteholders), to be in form and substance satisfactory to Agent.

(v) Insurance Certificate.  Borrowers shall have delivered to Agent evidence of insurance on ACORD 25 and ACORD 28 forms, and otherwise satisfactory to Agent and the Lenders, of adequate real property, personal property and liability insurance of each Company, with Collateral Agent listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

ARTICLE V.   COVENANTS

Section 5.1 Insurance.  Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to Agent, with provisions satisfactory to Agent for, with respect to Credit Parties, payment of all losses thereunder to Agent and such Company as their interests may appear (with lender’s loss payable, mortgagee, and additional insured endorsements, as appropriate, in favor of Collateral Agent) and, if required by Agent, Borrowers shall deposit the policies with Agent.  Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Agent and the Lenders.  Agent is hereby authorized to act as attorney-in-fact for the Companies in (after the occurrence and during the continuation of an Event of Default) obtaining, adjusting, settling and canceling such insurance and indorsing any drafts.  In the event of failure to provide such insurance as herein provided, Agent may, at its option, provide such insurance and US Borrower shall pay to Agent, upon demand, the cost thereof.  Should US Borrower fail to pay such sum to Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Agent’s written request, Borrowers shall furnish to Agent such information about the insurance of the Companies as Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Agent and certified by a Financial Officer.

Section 5.2 Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of US Borrower and the Guarantors of Payment, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Borrowers, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3 Financial Statements and Information.

(a) Quarterly Financials.  Administrative Borrower shall deliver to Agent and the Lenders, within fifty (50) days after the end of each of the first three quarter annual periods of each fiscal year of US Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of Administrative Borrower.  Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(a) with respect to any material or information set forth in this Section 5.3(a) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto.

(b) Annual Audit Report.  Administrative Borrower shall deliver to Agent and the Lenders, within ninety-five (95) days after the end of each fiscal year of US Borrower, an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.  Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(b) with respect to any material or information set forth in this Section 5.3(b) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto.

(c) Compliance Certificate.  Administrative Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d) Management Report.  Administrative Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsection (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties.

(e) Shareholder and SEC Documents.  Administrative Borrower shall deliver to Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by US Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by US Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of US Borrower’s securities.

(f) Financial Information of the Companies.  Administrative Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of the Company or Companies in question.

(g) Terrorism Laws.  If any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any equity interest of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is in violation of any of the Terrorism Laws, such Credit Party will deliver reasonably prompt notice to Agent and the Lenders of such violation.  Upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act.

Section 5.4 Financial Records.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit Agent or any Lender, or any representative of Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5 Franchises; Change in Business.

(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its  rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Third Restatement Closing Date.

Section 5.6 ERISA Pension and Benefit Plan Compliance.

(a) No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  Borrowers shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  Borrowers shall, at the request of Agent, deliver or cause to be delivered to Agent, true and correct copies of any documents relating to the ERISA Plan of any Company.

(b) Foreign Pension Plans and Benefit Plans.

(i) For each existing, or hereafter adopted, Foreign Pension Plan and Foreign Benefit Plan, US Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by US Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(iii) US Borrower and any appropriate Foreign Subsidiary shall deliver to Agent (A) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that US Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.

Section 5.7 Financial Covenants.

(a) Interest Coverage Ratio.  US Borrower shall not suffer or permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

(b) Leverage Ratio.  US Borrower shall not suffer or permit at any time the Leverage Ratio, as determined for the most recently completed four fiscal quarters of US Borrower, to exceed 2.75 to 1.00.

(c) Capital Expenditures.  The Companies shall not invest in Consolidated Capital Expenditures, for any fiscal year of US Borrower, more than an aggregate amount equal to one hundred fifty percent (150%) of the Consolidated Depreciation Charges for the immediately previous fiscal year of US Borrower.

(d) Fixed Charge Coverage Ratio:  US Borrower shall not suffer or permit as of the last day of any fiscal quarter the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00.

Section 5.8 Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Six Million Dollars ($6,000,000) at any time outstanding;

(c) the Indebtedness existing on the Third Restatement Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and, subject to the restrictions on the Senior Note Documents set forth in Section 5.27 hereof, any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Third Restatement Closing Date);

(d) loans to US Borrower or a Guarantor of Payment from a Company;

(e) loans to a Foreign Borrower from a Foreign Borrower;

(f) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(g) Permitted Foreign Subsidiary Loans and Investments;

(h) other unsecured Indebtedness (including unsecured Subordinated Indebtedness that is subordinated to the Secured Obligations and subject to a Subordination Agreement that includes terms no less favorable to Agent and the Lenders than those set forth on Exhibit H hereto, provided that the documentation of such provisions are in form satisfactory to Agent), in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(i) [Reserved];

(j) Indebtedness incurred in connection with the financing of insurance premiums, in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(k) contingent obligations consisting of guarantees executed by any Company with respect to Indebtedness of a Guarantor of Payment otherwise permitted by this Agreement;

(l) so long as no Default or Event of Default shall exist prior to or after giving pro forma effect thereto, Indebtedness of the Companies in the form of additional Senior Notes issued pursuant to the Senior Notes Documents or Additional Notes, in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000) during the Commitment Period (provided that the holders of such Senior Notes or Additional Notes shall, in the event such holder is not a party to the Intercreditor Agreement, become party to the Intercreditor Agreement or enter into another “intercreditor agreement”, in the form and substance of the Intercreditor Agreement, with the parties to the Intercreditor Agreement); and

(m) the following that do not constitute Indebtedness, but that are listed for purposes of clarification, contingent obligations consisting of the indemnification by any Company of (i) the officers, directors, employees and agents of the Companies, to the extent permissible under the corporation law of the jurisdiction in which such Company is organized, (ii) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Companies’ securities or the rendering of banking or professional services to the Companies, (iii) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Companies, and (iv) other Persons under agreements relating to Acquisitions permitted under Section 5.13 hereof; provided that each of the foregoing is only permitted to the extent that such indemnity obligation is not incurred in connection with the borrowing of money or the extension of credit.

Section 5.9 Liens.  No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(e) any Lien of (i) Agent, for the benefit of the Lenders, or (ii) Collateral Agent, for the benefit of the Secured Creditors;

(f) the Liens existing on the Third Restatement Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h) pledges or deposits in connection with workers’ compensation insurance, unemployment insurance and like matters;

(i) Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award, if (i) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (ii) the underlying claim is fully covered by insurance issued by an insurer satisfactory to Agent, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award;

(j) any statutory or civil law Lien arising in the Netherlands under Netherland’s General Banking Conditions (other than arising under article 26 thereof);

(k) other non-consensual Liens not securing Indebtedness, (i) the amount of which does not exceed One Million Dollars ($1,000,000) in the aggregate, and (ii) the existence of which will not have a Material Adverse Effect; provided that any Lien permitted by this subpart (k) is permitted only for so long as is reasonably necessary for the affected Borrower or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien and, provided  further that, any Lien not otherwise permitted by this subpart shall be permitted so long as such Borrower or the affected Subsidiary shall within thirty (30) days after the filing thereof either (A) cause such Lien to be discharged, or (B) post with Agent a bond or other security in form and amount satisfactory to Agent in all respects and shall thereafter diligently pursue its discharge.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10 Regulations T, U and X.  No Company shall take any action that would result in any non compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11 Investments, Loans and Guaranties.  No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System;

(iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Third Restatement Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v) any Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall exist prior to or after giving effect to such loan or investments;

(vi) loans to, investments in and guaranties of the Indebtedness of, US Borrower or a Guarantor of Payment from or by a Company;

(vii) loans to, investments in and guaranties of the Indebtedness of, a Foreign Borrower from or by a Foreign Borrower;

(viii) any advance or loan to an officer or employee of a Company as an advance on commissions, travel, relocation and other similar items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Million Dollars ($1,000,000) at any time outstanding;

(ix) the holding of any stock that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof;

(x) the creation of a Subsidiary for the purpose of making an Acquisition permitted by Section 5.13 hereof or the holding of any Subsidiary as a result of an Acquisition made pursuant to Section 5.13 hereof, so long as, in each case, if required pursuant to Section 5.20 hereof, such Subsidiary becomes a Guarantor of Payment promptly following such Acquisition; or

(xi) Permitted Investments, so long as the Leverage Ratio shall be in compliance the requirement set forth in Section 5.7 hereto prior to and after giving pro forma effect thereto.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12 Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Domestic Subsidiary may merge with (i) US Borrower (provided that such US Borrower shall be the continuing or surviving Person), or (ii) any one or more Guarantors of Payment;

(b) a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) US Borrower or (ii) any Guarantor of Payment;

(c) a Company may sell, lease, transfer or otherwise dispose of any assets, so long as (i) the aggregate amount of all such dispositions, for all Companies, shall not exceed Five Million Dollars ($5,000,000) per fiscal year of Borrower, and (ii) if such sale, lease, transfer or disposal of assets is greater than One Million Dollars ($1,000,000), then US Borrower shall have provided to Agent and the Lenders, at least ten (10) days prior to such sale, lease, transfer or disposal of assets, a certificate of a Financial Officer of US Borrower showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed sale, lease, transfer or disposal of assets;

(d) a Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;

(e) a Foreign Subsidiary (that is a Credit Party) may merge or amalgamate with another Foreign Subsidiary (that is a Credit Party) or US Borrower or a Guarantor of Payment, provided that such US Borrower or Guarantor of Payment shall be the continuing or surviving Person;

(f) a Foreign Subsidiary (other than a Credit Party) may merge or amalgamate with (i) a Credit Party provided that a Credit Party shall be the continuing or surviving Person, or (ii) another Foreign Subsidiary;

(g) a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to any Credit Party;

(h) a Foreign Subsidiary (other than a Credit Party) may sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

(i) any Company may sell, transfer or otherwise dispose of fixed assets in the ordinary course of business for the purpose of replacing such fixed assets, provided that any such fixed assets are replaced within one hundred eighty (180) days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fair market value of the fixed assets sold or otherwise disposed; and

(j) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13 Acquisitions.  No Company shall effect an Acquisition; provided that, so long as no Default or Event of Default shall exist prior to or after giving pro forma effect thereto, the Companies may make an Acquisition so long as:

(a) in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;

(b) in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar to the lines of business of the Companies or reasonably related and/or complementary or ancillary to such lines of business and reasonable extensions and expansions thereof;

(d) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction;

(e) such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(f) if the aggregate Consideration for such Acquisition is equal to or greater than Two Million Five Hundred Thousand Dollars ($2,500,000), US Borrower shall have provided to Agent and the Lenders, at least ten (10) days prior to such Acquisition, a certificate of a Financial Officer of US Borrower showing that, both before and after giving Pro Forma Effect to the proposed Acquisition, the Leverage Ratio, as determined for the most recently completed four fiscal quarters of US Borrower, shall not exceed 2.50 to 1.00.

Section 5.14 Notice.

(a) Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders, in writing, whenever a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any other Loan Document may for any reason cease in any material respect to be true and complete.

(b) Administrative Borrower shall provide written notice to Agent and the Lenders contemporaneously with any notice provided to or received from the trustee or the holders of the Senior Notes or the Additional Notes.

Section 5.15 Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment at any time, except that, if no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist and the Fixed Charge Coverage Ratio, as determined for the most recently completed four fiscal quarters of US Borrower for which financial statements have been delivered to Agent and the Lenders, shall be at least equal to 1.00 to 1.00:

(a) US Borrower may make regularly scheduled payments of principal and interest with respect to Indebtedness owing under the Senior Notes and the Additional Notes;

(b) US Borrower and the Domestic Subsidiaries may make prepayments of the Indebtedness owing under the Senior Notes and the Additional Notes to the extent required by the Intercreditor Agreement during a Declared Sharing Period (as defined in the Intercreditor Agreement);

(c) US Borrower may repurchase capital stock of US Borrower or pay or commit itself to pay, in cash to shareholders of US Borrower, Capital Distributions; and

(d) US Borrower and the Domestic Subsidiaries may make voluntary prepayments of the Indebtedness owing under the Senior Notes and the Additional Notes so long as such voluntary prepayments are approved in advance by the Agent and each Lender, each in its sole discretion.

Section 5.16 Environmental Compliance.  Each Company shall comply in all respects with any and all applicable Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise.  Each Company shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law.  As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. US Borrower (and any Foreign Borrower, as applicable) shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.17 Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.18 Use of Proceeds.  Borrowers’ use of the proceeds of the Loans shall be solely for working capital and other general corporate purposes of the Companies, for the refinancing of existing Indebtedness, and for the funding of Acquisitions permitted by Section 5.13 hereof.

Section 5.19 Corporate Names and Locations of Collateral.  No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Administrative Borrower shall have provided Agent and the Lenders with at least thirty (30) days prior written notice thereof.  Administrative Borrower shall promptly notify Agent of (a) any change in any location where a material portion of any Credit Party’s Inventory or Equipment is maintained, and any new locations where any material portion of any Credit Party’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Credit Party’s chief executive office.  In the event of any of the foregoing or if deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements (or similar notice filings applicable in Foreign Jurisdictions) describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s sole discretion, to perfect or continue perfected the security interest of Agent or Collateral Agent in the Collateral.  Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements (or similar notice filings applicable in Foreign Jurisdictions) and security interests and shall promptly reimburse Agent therefor if Agent pays the same.  Such amounts shall be Related Expenses hereunder.

Section 5.20 Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a) Guaranties and Security Documents.  Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Third Restatement Closing Date, shall immediately execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment, and to Collateral Agent the appropriate Security Documents, such agreements to be in form and substance acceptable to Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

(b) Pledge of Stock or Other Ownership Interest.  With respect to the creation or acquisition of a Subsidiary, the appropriate Credit Party shall execute a Pledge Agreement and, in connection therewith, pledge all of its ownership interests in such Subsidiary to Collateral Agent as security for the Secured Obligations; provided that (i) no Foreign Subsidiary shall be required to pledge any of its ownership interests in any other Foreign Subsidiary, (ii) US Borrower or any Domestic Subsidiary shall not be required to pledge more than sixty-five percent (65%) of the voting outstanding shares or other voting ownership interest of any first-tier Foreign Subsidiary, and (iii) such pledge shall be legally available and shall not result in materially adverse tax consequences on such Credit Party.  Administrative Borrower shall deliver to Collateral Agent the share certificates (or other evidence of equity) evidencing any of the Pledged Securities if such Pledged Securities are certificated or so evidenced.  Notwithstanding anything in this subsection (b) to the contrary, the Companies shall pledge any shares or other ownership interests that collateralize the Senior Notes or the Additional Notes on the Third Restatement Closing Date and thereafter.

(c) Perfection or Registration of Interest in Foreign Shares.  With respect to any foreign shares pledged to Agent or Collateral Agent by US Borrower or any Domestic Subsidiary, on or after the Third Restatement Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to require the perfection, at Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), of the security interest in such shares in the respective Foreign Jurisdiction.

(d) Pledged Intercompany Notes.  With respect to the creation or acquisition by a Credit Party of a Pledged Intercompany Note, the appropriate Credit Party shall pledge to Collateral Agent, as security for the Secured Obligations, such Pledged Intercompany Note.  Administrative Borrower shall deliver to Collateral Agent such Pledged Intercompany Note and an accompanying allonge.

Section 5.21 Collateral.  Each Borrower shall:

(a) at all reasonable times allow Agent and the Lenders by or through any of Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Borrower’s books and other records, including, without limitation, the tax returns of such Borrower, (ii) arrange for verification of such Borrower’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Borrower’s Inventory and Equipment, wherever located;

(b) promptly furnish to Agent or any Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Agent or such Lender may request;

(c) promptly notify Agent in writing upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;

(d) promptly notify Agent in writing upon the creation by any Credit Party of a Deposit Account not listed on Schedule 6.19 hereto and, if such Deposit Account is owned by US Borrower or a Guarantor of Payment and is not an Excluded Account, promptly provide for the execution of a Control Agreement with respect thereto, if required by Agent or the Required Lenders;

(e) promptly notify Agent in writing whenever a material amount of the Equipment or Inventory of a Credit Party is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto and cause to be executed any bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice that may be required by Agent or the Required Lenders;

(f) promptly notify Agent and the Lenders in writing of any information that Borrowers have or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of Agent and the Lenders with respect thereto;

(g) maintain such Borrower’s Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(h) deliver to Collateral Agent, to hold as security for the Secured Obligations, within ten Business Days after the written request of Agent, all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent, or in the event such Investment Property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Collateral Agent in form and substance satisfactory to Agent;

(i) provide to Agent a list of any patents, trademarks or copyrights that have been federally registered by a Borrower or Domestic Subsidiary since the last list so delivered, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(j) upon request of Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Borrower hereby authorizes Collateral Agent to file U.C.C. Financing Statements (or similar notice filings applicable in Foreign Jurisdictions) with respect to the Collateral.  If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Borrower, such Borrower shall, upon request of Agent, (i) execute and deliver to Collateral Agent a short form security agreement, in form and substance satisfactory to Agent, and (ii) deliver such certificate or application to Collateral Agent and cause the interest of Collateral Agent to be properly noted thereon.  Each Borrower hereby authorizes Agent, Collateral Agent or their respective designated agent (but without obligation by Agent or Collateral Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrowers shall promptly repay, reimburse, and indemnify Agent, Collateral Agent and the Lenders for any and all Related Expenses.  If any Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Agent may (but shall not be required to) so maintain or repair all or any part of such Borrower’s Equipment and the cost thereof shall be a Related Expense.  All Related Expenses are payable to Agent upon demand therefor; Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at Agent or Collateral Agent.

Section 5.22 Property Acquired Subsequent to the Third Restatement Closing Date and Right to Take Additional Collateral.  Borrowers shall provide Agent with prompt written notice with respect to any real or personal property (other than Accounts, Inventory, Equipment and general intangibles and other property acquired in the ordinary course of business) acquired by any Company subsequent to the Third Restatement Closing Date.  In addition to any other right that Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent, whenever made, Borrowers shall, and shall cause each Guarantor of Payment to, grant to Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of each Credit Party (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Third Restatement Closing Date, in which Agent does not have a first priority Lien.  Borrowers agree, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent may require.  Borrowers shall pay all recordation, legal and other expenses in connection therewith.

Section 5.23 Restrictive Agreements.  Except as set forth in this Agreement and the Note Purchase Agreement (so long as such provisions are consistent with this Agreement), Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages permitted hereunder securing Indebtedness or Capitalized Lease Obligations permitted hereunder, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.24 Other Covenants and Provisions.  In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and agreements contained therein shall be more restrictive than the covenants and agreements set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants and agreements with the same force and effect as if such covenants and agreements were written herein.  In addition to the foregoing, Borrowers shall provide prompt written notice to Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by Agent), execute and deliver to Agent an amendment to this Agreement that incorporates such more restrictive provisions, with such amendment to be in form and substance satisfactory to Agent.

Section 5.25 Guaranty Under Material Indebtedness Agreement.  No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.26 Pari Passu Ranking.  The Obligations shall, and Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with the Senior Notes, the Additional Notes and all other material senior Indebtedness of each Borrower.

Section 5.27 Notes Documents.  Borrowers shall not, without the prior written consent of Agent and the Required Lenders, amend, restate, supplement or otherwise modify the Senior Notes Documents to (a) increase the principal amount outstanding thereunder, unless the amount of such increase shall be permitted pursuant to Section 5.8(l) hereof, (b) change the date of any scheduled principal payment to a date prior to the eighth anniversary of the date of issuance, or (c) otherwise modify any provision such that a Default or Event of Default will exist.  Borrowers shall not, without the prior written consent of Agent and the Required Lenders, permit to exist, on the occurrence of the condition or otherwise, any Lien or other security in favor of the trustee for or the holders of the Senior Notes other than any Lien granted to Collateral Agent, for the benefit of the Secured Creditors.

Section 5.28 Amendment of Organizational Documents.  No Company shall amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or otherwise amend its Organizational Documents in any material respect, without the prior written consent of Agent which consent shall not be unreasonably withheld.

Section 5.29 Deposit Accounts.  Borrowers shall not suffer or permit (a) any Deposit Account of US Borrower or a Guarantor of Payment (except Excluded Accounts) not subject to a Control Agreement to have a balance, at any time, in excess of Ten Thousand Dollars ($10,000), and (b) all such Deposit Accounts (other than Excluded Accounts) not subject to a Control Agreement to have an aggregate balance, at any time, in excess of Seventy-Five Thousand Dollars ($75,000).

Section 5.30 Reserved.

Section 5.31 Further Assurances.  Borrowers shall, promptly upon request by Agent or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 5.32 Reserved.

Section 5.33 Post-Closing Matters.  The Borrowers shall execute and deliver the documents and complete the tasks set forth on Schedule 5.33, in each case within the time limits specified on such schedule and subject to extensions permitted by such schedule.

ARTICLE VI.   REPRESENTATIONS AND WARRANTIES

Section 6.1 Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly incorporated or organized (as the case may be), validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  Each Foreign Subsidiary (other than the German Sub) is validly existing under the laws of its jurisdiction of organization.  Schedule 6.1 hereto sets forth, as of the Third Restatement Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its registered office or similar concept if a foreign organization, its relationship to a Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business.  Each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2 Corporate Authority.  Each Credit Party has the right and power (and a direct and specific corporate benefit as to any Foreign Borrower organized under the laws of Italy, pursuant to Article 2497-ter of the Italian Civil Code) and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which any Company is a party.

Section 6.3 Compliance with Laws and Contracts.  Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d) has ensured that no Company, Subsidiary of a Company or Person who owns a controlling interest in or otherwise controls a Company, (a) is or becomes a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224, (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (c) otherwise becomes a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(e) is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations;

(f) is in compliance, in all material respects, with the Patriot Act; and

(g) shall ensure that no portion of any Loan or Letter of Credit will be used, disbursed or distributed by any Credit Party or any of its respective Subsidiaries for any purpose or to any Person directly in violation of any of the Terrorism Laws;

Section 6.4 Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to (a) through (c) above, if violated or determined adversely, would have a Material Adverse Effect.

Section 6.5 Title to Assets.  Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.  As of the Third Restatement Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.

Section 6.6 Liens and Security Interests.  On and after the Third Restatement Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage or deed or hypothec outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.  Collateral Agent (or Agent, as applicable) has a valid and enforceable first Lien on the Collateral.  No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Third Restatement Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7 Tax Returns.  All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8 Environmental Laws.  Each Company is in compliance with all applicable Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in material violation of any Environmental Law.  As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9 Locations.  As of the Third Restatement Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto.  Schedule 6.9 hereto further specifies whether each location, as of the Third Restatement Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested.  As of the Third Restatement Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where a material portion of the assets of the Companies are located.

Section 6.10 Continued Business.  There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11 Employee Benefits Plans.

(a) US Employee Benefit Plans.  Schedule 6.11 hereto identifies each ERISA Plan as of the Third Restatement Closing Date.  No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan.  Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.  No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

(b) Foreign Pension Plan and Benefit Plans.  As of the Third Restatement Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by US Borrower and any appropriate Foreign Subsidiaries.  The

Foreign Pension Plans are duly registered under all applicable laws which require registration and are approved for tax purposes by the relevant tax authorities in the jurisdiction in which such Foreign Pension Plans are registered.  US Borrower and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect.  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans.  Each of the Foreign Pension Plans is fully funded on an ongoing basis (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

Section 6.12 Consents or Approvals.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13 Solvency.

(a) US Borrower.  US Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that US Borrower has incurred to Agent and the Lenders.  US Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will US Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  US Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  US Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(b) Foreign Borrowers.  Each Foreign Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Foreign Borrower has incurred to Agent and the Lenders.  The property of each Foreign Borrower is (i) sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations due and accruing due, and (ii) at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Foreign Borrower.  No Foreign Borrower has ceased paying its current obligations in the ordinary course of business as they generally become due.  No Foreign Borrower is for any reason (and will not by reason of the execution and delivery of the Loan Documents) be unable to meet its obligations as they generally become due.

Section 6.14 Financial Statements.  The Consolidated financial statements of US Borrower for the fiscal year ended December 31, 2011 and the unaudited Consolidated financial statements of Borrowers for the fiscal quarter ended June 30, 2012, furnished to Agent and the

Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements of US Borrower and the results of their operations for the periods then ending.  Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15 Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16 Material Agreements.  Except as disclosed on Schedule 6.16 hereto, as of the Third Restatement Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17 Intellectual Property.  Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others.  Schedule 6.17 hereto sets forth all patents, trademarks, copyrights, service marks and license agreements owned by each Company.

Section 6.18 Insurance.  Each Company maintains with financially sound and reputable insurers (or is self-insured) insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Third Restatement Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19 Deposit Accounts.  Schedule 6.19 hereto lists all banks and other financial institutions at which any Company maintains deposit or other accounts as of the Third Restatement Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20 Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.  After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21 Note Documents.  No “default” or “event of default” (as defined in any Senior Notes Document or any Additional Notes Documents, if any), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default exists, nor will exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

Section 6.22 Investment Company.  No Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.23 Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 6.24 Foreign Asset Control Regulations.  No Credit Event hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  None of any Credit Party or any Subsidiary of any Credit Party (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or in Section 1 of Executive Order 13224, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. Each Credit Party and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of any Credit Event will be used directly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII.    EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1 Payments.  If (a) the interest on any Loan or any commitment or other fee shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2 Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.20, 5.22, 5.23, 5.24, 5.25, 5.26 or 5.27 hereof.

Section 7.3 Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4 Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document or any other material information furnished by any Company to Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous.

Section 7.5 Cross Default.

(a) If any Company shall default in the payment of any amount due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or

(b) If an “event of default”, a “default” or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived) shall occur under the Senior Notes Documents or the Additional Notes Documents.

Section 7.6 ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 7.7 Change in Control.  If any Change in Control shall occur.

Section 7.8 Money Judgment.  A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired provided that the aggregate of all such judgments, for all such Companies, shall exceed One Million Dollars ($1,000,000).

Section 7.9 Material Adverse Change.  There shall have occurred any condition or event that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section 7.10 Security.  If any Lien granted in this Agreement or any other Loan Document in favor of Agent or Collateral Agent shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion) and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.

Section 7.11 Validity of Loan Documents.  (a) The validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (b) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (c) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.12 Solvency.

(a) If any Company (other than a Dormant Subsidiary or a Borrower) that has aggregate assets (including assets of its Subsidiaries) of less than Five Million Dollars ($5,000,000) shall (i) except as permitted pursuant to Section 5.12 hereof, discontinue business, (ii) generally not pay its debts as such debts become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an interim examiner, an examiner, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company, (v) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, examinership, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (vi) file a voluntary petition in bankruptcy, or file a petition for the appointment of an interim examiner or examiner, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an interim examiner, an examiner, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (viii) have an administrative receiver, receiver or examiner appointed over the whole or substantially the whole of its assets, or of such Company, (ix) take, or omit to take, any action in order thereby to effect any of the foregoing assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (x) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

(b) If a Borrower or any Company with aggregate assets (including assets of its Subsidiaries) of Five Million Dollars ($5,000,000) or more shall (i) except as permitted pursuant to Section 5.12 hereof, discontinue business, (ii) generally not pay its debts as such debts become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an interim examiner, an examiner, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company, (v) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, examinership, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (vi) file a voluntary petition in bankruptcy, or file a petition for the appointment of an interim examiner or examiner, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an interim examiner, an examiner, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (viii) have an administrative receiver, receiver or examiner appointed over the whole or substantially the whole of its assets, or of such Company, (ix) take, or omit to take, any action in order thereby to effect any of the foregoing assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (x) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE VIII.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1 Optional Defaults.  If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11 or 7.12(a) hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Administrative Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2 Automatic Defaults.  If any Event of Default referred to in Section 7.12(b) hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 8.3 Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, US Borrower (and any appropriate Foreign Borrower) shall immediately deposit with Agent, as security for the obligations of the appropriate Borrowers and Guarantors of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of US Borrower or any Guarantor of Payment (and any appropriate Foreign Borrower), as security for the obligations of the appropriate Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4 Offsets.  If there shall occur or exist any Event of Default referred to in Section 7.12(b) hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by a Borrower or Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Sections 2.2(b), 2.2(c) or 8.4 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of such Borrower or Guarantor of Payment, all without notice to or demand upon such Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 8.5 Equalization Provisions.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof, it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrower on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other Section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6 Application of Proceeds.

(a) Payments Prior to Exercise of Remedies.  Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that Agent shall have the right at all times to apply any payment received from Borrowers first to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent and Collateral Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses.

(b) Payments Subsequent to Exercise of Remedies.  After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i) with respect to:

(A) payments from assets of Companies organized in the United States (or a state thereof), (1) first, to the Obligations (and Secured Obligations if such payments are from proceeds of Collateral) of US Borrower, and (2) second, to the Obligations (and Secured Obligations if such payments are from proceeds of Collateral) of any other Borrowers, in each case applied in accordance with the Waterfall;

(B) payments from assets of Companies organized in Europe, to the Obligations (and Secured Obligations if such payments are from proceeds of Collateral) of the Foreign Borrowers, applied in accordance with the Waterfall; and

(C) any other payments, in accordance with the Waterfall; and

(ii) in accordance with the following priority (the “Waterfall”):

(A) first, to the extent incurred in connection with obligations payable by a specific Borrower, the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent and Collateral Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;
(B) second, to the extent incurred in connection with the obligations payable by a specific Borrower, to the payment pro rata of (1) interest then accrued and payable on the outstanding Loans, (2) any fees then accrued and payable to Agent, and (3) any fees then accrued and payable to any Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(C) third, for payment of (1) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (C), (2) the Indebtedness under any Hedge Agreement with a Lender, such amount to be based upon the net termination obligation of Borrowers under such Hedge Agreement, and (3) the Bank Product Obligations owing to Lenders under Bank Product Agreements; with such payment to be pro rata among (1), (2) and (3) of this subsection (C); and

(D) finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

Section 8.7 Collections and Receipt of Proceeds by Borrowers.

(a) Upon written notice to Administrative Borrower from Agent after the occurrence of an Event of Default, a Cash Collateral Account shall be opened by US Borrower at the main office of Collateral Agent (or such other office as shall be designated by Collateral Agent) and all such lawful collections of US Borrower’s Accounts and such Proceeds of US Borrower’s

Accounts and Inventory shall be remitted daily by US Borrower to Collateral Agent in the form in which they are received by US Borrower, either by mailing or by delivering such collections and Proceeds to Collateral Agent, appropriately endorsed for deposit in the Cash Collateral Account.  In the event that such notice is given to Administrative Borrower from Agent, US Borrower shall not commingle such collections or Proceeds with any of US Borrower’s other funds or property or the funds or property of any other Borrower, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Collateral Agent.  In such case, Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time, direct Collateral Agent to apply (subject to the terms of the Intercreditor Agreement) all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement.  If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Collateral Agent on its warranties of collection, Collateral Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by US Borrower with Collateral Agent or with any other Lender, and, in any event, retain the same and US Borrower’s interest therein as additional security for the Secured Obligations.  Agent may, in its sole discretion, at any time and from time to time, direct Collateral Agent to release funds from the Cash Collateral Account to US Borrower for use in the business of US Borrower.  The balance in the Cash Collateral Account may be withdrawn by US Borrower upon termination of this Agreement and payment in full of all of the Secured Obligations.

(b) After the occurrence of an Event of Default, at Agent’s written request, US Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to Agent to which Collateral Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of Collateral Agent.

(c) Collateral Agent, or Collateral Agent’s designated agent, is hereby constituted and appointed attorney in fact for US Borrower and each Guarantor of Payment with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Credit Party to do so.  Agent, or Agent’s designated agent, is hereby constituted and appointed attorney in fact for each Foreign Borrower with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Credit Party to do so.  Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by Collateral Agent at any time and without any request upon such Borrower by Collateral Agent (or Agent, as appropriate) to so endorse, and (iii) exercisable in the name of Collateral Agent (or Agent, as appropriate) or such Borrower.  Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  None of Agent, Collateral Agent or the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 8.8 Collections and Receipt of Proceeds.

(a) By Collateral Agent.  US Borrower hereby constitutes and appoints Collateral Agent, or Collateral Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, after the occurrence of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

(i) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Collateral Agent or US Borrower, any and all of US Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  US Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Collateral Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(ii) to transmit to Account Debtors, on any or all of US Borrower’s Accounts, notice of assignment to Collateral Agent of security interest therein, and to request from such Account Debtors at any time, in the name of Collateral Agent or US Borrower, information concerning US Borrower’s Accounts and the amounts owing thereon;

(iii) to transmit to purchasers of any or all of US Borrower’s Inventory, notice of Collateral Agent’s security interest therein, and to request from such purchasers at any time, in the name of Collateral Agent or US Borrower, information concerning US Borrower’s Inventory and the amounts owing thereon by such purchasers;

(iv) to notify and require Account Debtors on US Borrower’s Accounts and purchasers of US Borrower’s Inventory to make payment of their indebtedness directly to Collateral Agent;

(v) to take or bring, in the name of Collateral Agent or US Borrower, all steps, actions, suits, or proceedings deemed by Collateral Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(vi) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and at the option of Collateral Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

(b) By Agent.  Each Foreign Borrower hereby constitutes and appoints Agent, or Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, after the occurrence of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

(i) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Agent or such Borrower, any and all of such Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  Borrowers hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(ii) to transmit to Account Debtors, on any or all of such Borrower’s Accounts, notice of assignment to Collateral Agent of security interest therein, and to request from such Account Debtors at any time, in the name of Collateral Agent or such Borrower, information concerning such Borrower’s Accounts and the amounts owing thereon;

(iii) to transmit to purchasers of any or all of such Borrower’s Inventory, notice of Collateral Agent’s security interest therein, and to request from such purchasers at any time, in the name of Collateral Agent or such Borrower, information concerning such Borrower’s Inventory and the amounts owing thereon by such purchasers;

(iv) to notify and require Account Debtors on such Borrower’s Accounts and purchasers of such Borrower’s Inventory to make payment of their indebtedness directly to Collateral Agent;

(v) to take or bring, in the name of Collateral Agent or such Borrower, all steps, actions, suits, or proceedings deemed by Collateral Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(vi) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and, at the option of Collateral Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 8.9 Collateral.  Upon the occurrence of an Event of Default and at all times thereafter, Collateral Agent (or Agent, as appropriate) may require Borrowers to assemble the Collateral, each Borrower agrees to do, and make it available to Collateral Agent (or Agent, as appropriate) and the Lenders at a reasonably convenient place to be designated by Collateral Agent (or Agent, as appropriate).  Collateral Agent (or Agent, as appropriate) may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Borrower.  After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as Collateral Agent (or Agent, as appropriate) may deem advisable, Collateral Agent (or Agent, as appropriate), in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time.  No prior notice need be given to any Borrower or to any other Person in the case of any sale of Collateral that Collateral Agent (or Agent, as appropriate) determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Collateral Agent (or Agent, as appropriate) shall give the Borrowers not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made.  Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale.  At any such public sale, Collateral Agent (or Agent, as appropriate) or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases.  Subject to the terms of the Intercreditor Agreement, after deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Collateral Agent (or Agent, as appropriate) may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as Collateral Agent (or Agent, as appropriate), in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the appropriate Borrowers, and each shall remain liable for any deficiency.  In addition, Collateral Agent (or Agent, as appropriate) shall at all times have the right to obtain new appraisals of any Borrower or the Collateral, the cost of which shall be paid by the appropriate Borrowers.

Section 8.10 Other Remedies.  The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX.    THE AGENT AND THE COLLATERAL AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act (a) as agent for the Lenders in respect of this Agreement and the Security Documents pertaining to the Foreign Borrowers, (b) as Collateral Agent in respect of the Security Documents pertaining to US Borrower and the Guarantors of Payment, and (c) as Agent and Collateral Agent in respect of the Intercreditor Agreement and the obligations to be performed thereunder; in each case, upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1 Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent (and Collateral Agent with respect to the Security Documents) to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including, without limitation, to execute Additional Foreign Borrower Assumption Agreements on behalf of the Lenders, to execute various Security Documents pertaining to the Foreign Borrower on behalf of the Lenders, and to execute and deliver the Intercreditor Agreement on behalf of the Lenders.  None of Agent, Collateral Agent nor any of their respective affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.  Each Lender, by becoming a party to this Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, neither Agent nor Collateral Agent shall have any duty or responsibility except those expressly set forth herein, nor shall Agent or Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2 Note Holders.  Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 9.3 Consultation With Counsel.  Agent and Collateral Agent may consult with legal counsel selected by them and shall not be liable for any action taken or suffered in good faith by Agent or Collateral Agent in accordance with the opinion of such counsel.

Section 9.4 Documents.  Neither Agent nor Collateral Agent shall be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent and Collateral Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5 Agent and Affiliates.  KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders.  With respect to Loans and Letters of Credit (if any),  KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6 Knowledge of Default.  Neither Agent nor Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 9.7 Action by Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Neither Agent nor Collateral Agent shall incur any liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent or Collateral Agent as a result of Agent’s or Collateral Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8 Release of Collateral or Guarantor of Payment.  In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, Collateral Agent, at the request and expense of the appropriate Borrowers, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement, (b) release a Guarantor of Payment in connection with such permitted transfer, and (c) duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Collateral Agent (or Agent, as appropriate) and has not theretofore been released pursuant to this Agreement.

Section 9.9 Delegation of Duties.  Agent and Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Neither Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 9.10 Indemnification of Agent and Collateral Agent.  The Lenders agree to indemnify Agent and Collateral Agent (to the extent not reimbursed by Borrowers) ratably,

according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or Collateral Agent, in their respective capacities as agent and collateral agent, in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the gross negligence or willful misconduct of Agent or Collateral Agent, as applicable, as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent or Collateral Agent in any capacity other than as agent or collateral agent, as applicable, under this Agreement, the Intercreditor Agreement or any other Loan Document.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10.  The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent and the collateral agent.

Section 9.11 Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.  After any retiring Agent’s resignation as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 9.12 Successor Collateral Agent.  Collateral Agent may resign as collateral agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders.  If Collateral Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor collateral agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor collateral agent shall not be so appointed and approved with the thirty (30) day period following Collateral

Agent’s notice to the Lenders of its resignation, then Collateral Agent shall appoint a successor collateral agent that shall serve as collateral agent until such time as the Required Lenders appoint a successor collateral agent.  If no successor collateral agent has accepted appointment as Collateral Agent by the date this is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Collateral Agent” means such successor effective upon its appointment, and the former collateral agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.  After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

Section 9.13 Fronting Lender.  The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith.  The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in Article IX hereof, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.

Section 9.14 Swing Line Lender.

(a) The Domestic Swing Line Lender shall act on behalf of the Lenders with respect to any Domestic Swing Loans.  The Domestic Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Domestic Swing Line Lender in connection with the Domestic Swing Loans as fully as if the term “Agent”, as used in Article IX hereof, included the Domestic Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Domestic Swing Line Lender.

(b) The Foreign Swing Line Lender shall act on behalf of the Lenders with respect to any Foreign Swing Loans.  The Foreign Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Foreign Swing Line Lender in connection with the Foreign Swing Loans as fully as if the term “Agent”, as used in Article IX hereof, included the Foreign Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Foreign Swing Line Lender.

Section 9.15 Collateral Agent.  Collateral Agent shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by Collateral Agent in connection with the Security Documents or this Agreement as fully as if the term “Agent”, as used in Article IX hereof, included Collateral Agent with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to Collateral Agent.

Section 9.16 Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.17 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti terrorism law, including any programs involving any of the following items relating to or in connection with Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.18 Designation of Additional Agents.  Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “documentation agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but, with the exception of Collateral Agent, (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties or responsibilities as a result thereof.

ARTICLE X.  GUARANTY BY US BORROWER OF
OBLIGATIONS OF FOREIGN BORROWERS

Section 10.1 The Guaranty.  US Borrower hereby guarantees to Agent, for the benefit of the Lenders, as a primary obligor and not as a surety, the prompt payment of the Obligations owing by the other Borrowers in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  US Borrower hereby further agrees that, if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), US Borrower will promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.2 Obligations Unconditional.  The obligations of US Borrower under Section 10.1 hereof are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of US Borrower hereunder, as Guarantors, shall be absolute and unconditional under any and all circumstances.  US Borrower agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Borrower or any other Guarantor of Payment for amounts paid under this Article X until such time as the Obligations have been irrevocably paid in full.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of US Borrower as Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, Agent, for the benefit of the Lenders, as security for any of the Secured Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, US Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3 Reinstatement.  The obligations of US Borrower under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and US Borrower agrees that it will indemnify Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.4 Certain Additional Waivers.  US Borrower agrees that US Borrower shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 hereof and through the exercise of rights of contribution pursuant to Section 11.6 hereof.

Section 10.5 Remedies.  US Borrower agrees that, to the fullest extent permitted by law, as between US Borrower, on the one hand, and Agent, on behalf of the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.1 or 8.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in such Sections 8.1 and 8.2) for purposes of Section 10.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by US Borrower for purposes of Section 10.1 hereof.

Section 10.6 Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations owing by each other Borrower, whenever arising.

Section 10.7 Payments.  All payments by US Borrower under this Article X shall be made in Dollars, and free and clear of any Taxes.

ARTICLE XI.  MISCELLANEOUS

Section 11.1 Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that neither Agent nor Collateral Agent has made any representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent or Collateral Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that neither Agent nor Collateral Agent has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents, including, but not limited to, the Intercreditor Agreement.

Section 11.2 No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, Collateral Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3 Amendments, Waivers and Consents.

(a) General Rule.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule.  Notwithstanding the provisions of subsection (a) of this Section 11.3:

(i) Requirements.  Subject to subpart (ii) below, unanimous consent of the Lenders (other than a Defaulting Lender) shall be required with respect to (A) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof), (B) the extension of maturity of the Loans, the payment date of interest or scheduled principal hereunder, or the payment date of commitment payable hereunder, (C) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or any reduction in the stated rate of commitment fees payable hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (D) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (E) the release of any Borrower or Guarantor of Payment, except as specifically permitted hereunder, securing the Obligations, (F) the release of all or substantially all of the Collateral securing the Secured Obligations, or (G) any amendment to this Section 11.3 or Section 8.5 hereof.

(ii) Provisions Relating to Special Rights and Duties.  No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent.  No provision of this Agreement relating to the rights or duties of the Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of the Fronting Lender.  No provision of this Agreement relating to the rights or duties of the Domestic Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Domestic Swing Line Lender.  No provision of this Agreement relating to the rights or duties of the Foreign Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Foreign Swing Line Lender.  No provision of this Agreement relating to the rights or duties of the Collateral Agent in its capacity as such shall be amended, modified or waived without the consent of the Collateral Agent.

(iii) Defaulting Lender.  Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(c) Replacement of Non Consenting Lender.  If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of the Required Lenders is not obtained (any Lender withholding consent as described in subsections (a), (b) and (c) hereof being referred to as a “Non Consenting Lender”), then, so long as Agent is not the Non Consenting Lender, Agent may, at the sole expense of US Borrower, upon notice to such Non Consenting Lender and US Borrower, require such Non Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or US Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d) Generally.  Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders.  Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4 Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by electronic mail or facsimile, in each case with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day), except that notices from a Borrower to Agent, Collateral Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by Agent, Collateral Agent or the Lenders, as the case may be.  For purposes of Article II hereof, Agent or Collateral Agent shall be entitled to rely on telephonic instructions from any person that Agent or Collateral Agent, as the case may be, in good faith believes is an Authorized Officer, and US Borrower (and each appropriate Foreign Borrower) shall hold Agent, Collateral Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5 Costs, Expenses and Taxes.  US Borrower agrees to pay on demand all costs and expenses of Agent and Collateral Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out of pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Agent and Collateral Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent and Collateral Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out of pocket expenses of special counsel for Agent or Collateral Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  US Borrower, and any appropriate Foreign Borrower, also agrees to pay on demand all costs and expenses of Agent, Collateral Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Loan Document.  In addition, US Borrower and any appropriate Foreign Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent, Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6 Indemnification.  US Borrower, and each Foreign Borrower to the extent relating to the Loans and other credit extensions to such Foreign Borrower, agrees to defend, indemnify and hold harmless Agent, Collateral Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent, Collateral Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender, Collateral Agent or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that none of any Lender, Collateral Agent or Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7 Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by Agent, Collateral Agent or the Lenders pursuant hereto shall be deemed to constitute Agent, Collateral Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrowers and the Lenders with respect to the Loan Documents is and shall be solely that of debtors and creditors, respectively, and none of Agent, Collateral Agent or any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9 Binding Effect; Borrowers’ Assignment.  This Agreement shall become effective when it shall have been executed by each Borrower, Agent (on its own behalf and, by signing as Agent, as Collateral Agent) and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent, Collateral Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 11.10 Lender Assignments.

(a) Assignments of Commitments.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement or to a Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender) without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or 8.5 hereof.

(b) Prior Consent.  No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld; provided that (i) the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) Administrative Borrower shall be deemed to have granted its consent unless Administrative Borrower has expressly objected to such assignment within five Business Days of receipt of written notice thereof.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Three Million Five Hundred Thousand Dollars ($3,500,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500); provided that if the Domestic Swing Line Commitment, Domestic Swing Loans and Domestic Swing Line Note are assigned by Regions to KeyBank, no such administrative fee shall be required to be remitted to Agent.

(e) Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Administrative Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Deliveries by Borrowers.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Administrative Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.

(h) Effect of Assignment.  Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1(A) hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent to Maintain Register.  Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. In addition, Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11 Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (other than to a Lender that shall not be in compliance with this Agreement or to a Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender) (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrowers agree that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.

Section 11.12 Patriot Act Notice; Blocked Persons.

(a) Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  Each Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b) No Borrower, nor any Affiliate of any Borrower, is, conducts business or engages in making any contribution of funds, goods or services with, or transact business of any kind with, any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

Section 11.13 Severability of Provisions; Captions; Attachments.

(a) Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, as determined in good faith by Agent, Fronting Issuer or Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

(b) The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.14 Investment Purpose.  Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.15 Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Third Restatement Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.16 Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.17 Currency.

(a) Currency Equivalent Generally.  For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.

(b) Judgment Currency.  If Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”) obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a currency (the “Judgment Currency”) other than the currency (the “Original Currency”) in which such sum is stated to be due hereunder, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor may, in accordance with the normal banking procedures in the relevant jurisdiction, purchase the Original Currency with the Judgment Currency; if the amount of Original Currency so purchased is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Credit Party to pay the sum originally due hereunder when it was originally due and owing to Agent or the Lenders hereunder) was originally due and owing to Agent or the Lenders hereunder (the “Loss”), such Credit Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such Loss.  For purposes of determining the equivalent in one currency of another currency as provided in this Section 11.17, such amount shall include any premium and costs payable in connection with the conversion into or from any currency.  The obligations of Borrowers contained in this Section 11.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 11.18 Special Foreign Provisions.

(a) Italy.  Anything in this Agreement to the contrary notwithstanding, with respect to any Foreign Borrower organized under the laws of Italy, Agent and the Lenders hereby agree to comply with any formality or grace period required by article 1454 and 1845 of the Italian civil code (as the case may be).

Section 11.19 Governing Law; Submission to Jurisdiction.

(a) Governing Law.  This Agreement, each of the Notes and any other Loan Document (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b) Submission to Jurisdiction.  Each Borrower hereby irrevocably submits to the non exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Loan Document (except as otherwise set forth in any Loan Document executed by a Foreign

Subsidiary), and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.20 Release of Foreign Security Documents and Foreign Guarantors of Payment.

(a) Upon the Third Restatement Closing Date, (i) all of Agent’s security interests in and liens on any real or personal property of each Foreign Borrower and each Foreign Guarantor of Payment (as defined in the 2010 Credit Agreement) (collectively, the “Foreign Obligors”) are automatically terminated and released and (ii) each Guaranty of Payment executed and delivered by a Foreign Obligor shall be terminated and each Foreign Obligor shall have no further obligations or liabilities under such Guaranty of Payment.

(b) Agent will (i) return to the applicable Foreign Obligor all instruments and original share certificates previously pledged and delivered by such Foreign Obligor which are in Agent’s possession for collateral purposes and (ii) be deemed to have authorized the Foreign Obligors, or any of their respective agents, attorneys and designees to file, and agrees to execute (if necessary) and deliver, any and all terminations and lien release documents as the Borrowers or the Foreign Obligors may reasonably request in order to evidence or otherwise give public notice of the collateral terminations and releases contained in Section 11.20 (provided, however, that any and all such terminations, releases and such other documents shall be prepared and recorded at the Borrowers’ expense).

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1

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Credit Agreement as of the date first set forth above.

NN, INC.

/s/ James H. Dorton
Name: James H. Dorton
Title: Senior Vice President – Corporate
Development and Chief Financial Officer

Address:	2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604
Attention: James H. Dorton
Phone: (423) 743-2669
Facsimile: (423) 743-2670

NN NETHERLANDS B.V.

/s/ William C. Kelly, Jr.
Name: William C. Kelly, Jr.
Title: Director

Address:	c/o NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604
Attention: William C. Kelly, Jr.
Phone: (423) 743-9151
Facsimile: (423) 743-2670

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN INTERNATIONAL B.V.

/s/ William C. Kelley, Jr.
Name: William C. Kelly, Jr.
Title: Managing Director

Address:	c/o NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604
Attention: William C. Kelly, Jr.
Phone: (423) 743-9151
Facsimile: (423) 743-2670

NN SLOVAKIA, S.R.O.

/s/ William C. Kelly, Jr.
Name: William C. Kelly, Jr.
Title: Executive Director

Address:	c/o NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604
Attention: William C. Kelly, Jr.
Phone: (423) 743-9151
Facsimile: (423) 743-2670

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN EUROPE S.P.A.

/s/ William C. Kelly, Jr.
Name: William C. Kelly, Jr.
Title: Director

Address:	c/o NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604
Attention: William C. Kelly, Jr.
Phone: (423) 743-9151
Facsimile: (423) 743-2670

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

KEYBANK NATIONAL ASSOCIATION,
as Agent and as a Lender

/s/ Suzannah Valdivia
Name: Suzannah Valdivia
Title: Vice President

Address:	127 Public Square
Cleveland, Ohio 44114-1306
Attention: Institutional Bank

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

REGIONS BANK as Domestic Swing Line Lender and as a Lender

/s/ Timothy D. Coley
Name: Timothy D. Coley
Title: Vice President

Address:	151 Major Reynolds Drive
Knoxville, Tennessee 37919
Attention: Tim Dameron

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

BRANCH BANKING AND TRUST COMPANY,
as a Lender

/s/ R. Andrew Beam
Name: R. Andrew Beam
Title: Senior Vice President

Address:	900 South Gay Street, Suite 2400
Knoxville, Tennessee 37902
Attention: R. Andrew Beam

,

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

WELLS FARGO BANK NATIONAL ASSOCIATION,
as Foreign Swing Line Lender and a Lender

/s/ Bryan Hulker
Name: Bryan Hulker
Title: Senior Vice President

Address:	3100 West End Avenue, Suite 530
Nashville, Tennessee 37203
Attention: Bryan Hulker

SCHEDULE 1(A)

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	28.00%	$28,000,000	$28,000,000
Regions Bank	24.00%	$24,000,000	$24,000,000
Branch Banking and Trust Company	24.00%	$24,000,000	$24,000,000
Wells Fargo Bank National Association	24.00%	$24,000,000	$24,000,000
Total Commitment Amount	100%	$100,000,000.00	$100,000,000.00

SCHEDULE 1(B)

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  Agent will, at the request of Administrative Borrower or any Lender, deliver to Administrative Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to Agent.  This percentage will be certified by such Lender in its notice to Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by Agent as follows:

in relation to any Loan in Sterling:
AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(a)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.3(c) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to Agent on interest bearing Special Deposits.

“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by Agent as being the average of the most recent rates of charge supplied by the Lenders to Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Sterling” and “£” mean the lawful currency of the United Kingdom.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by Agent or Administrative Borrower, each Lender with a lending office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to Agent and Administrative Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

2

8.
Each Lender shall supply any information required by Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the lending office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that Agent may reasonably require for such purpose.

Each Lender shall promptly notify Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.
Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
Agent may from time to time, after consultation with Administrative Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3

SCHEDULE 2

FOREIGN BORROWERS

NN Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands

NN International B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands

NN Slovakia, s.r.o., a limited liability company (spolocnost s rucenim obmedzenym) organized under the laws of Slovakia

NN Europe S.p.A. (f/k/a Euroball S.p.A.), a società per azioni organized under the laws of Italy

SCHEDULE 2.2

Existing Letters of Credit

That certain letter of credit, dated as of December 23, 2011, issued by Key Bank for the account of NN, Inc. in the amount of $827,000.00 in connection with NN, Inc.’s workers compensation insurance.  The beneficiary of the letter of credit is American Casualty Company of Reading, PA and/or Continental Casualty Company, Collateral and Agreements 29th Floor, 333 South Wabash Ave. Chicago, IL 60604.

That certain letter of credit, dated as of January 19, 2012, issued by Key Bank for the account of NN, Inc. in the amount of $60,000.00 in connection with NN, Inc.’s workers compensation insurance.  The beneficiary of the letter of credit is Liberty Mutual Insurance Company, 175 Berkeley St., Boston, MA 02117.

SCHEDULE 3

GUARANTORS OF PAYMENT

Guarantors of Payment

The Delta Rubber Company, a Connecticut corporation
Whirlaway Corporation, an Ohio corporation
Industrial Molding Corporation, a Tennessee corporation
Triumph LLC, an Arizona limited liability company
NN Trading Company, a Tennessee corporation

SCHEDULE 4

Pledged Securities and Pledged Intercompany Notes

pledged securities

Name of Issuing Entity	Number of Shares / Percentage of Membership Interest	Certificate Number	Pledgor
Industrial Molding Corporation	10,000	1	NN, Inc.
Whirlaway Corporation	966	51	NN, Inc.
The Delta Rubber Company	46,993	2	NN, Inc.
Triumph LLC	100%	N/A	Whirlaway Corporation
NN Trading Company	100	1	NN, Inc.
NN International B.V.	117 (65% of outstanding Stock)	1-117	NN, Inc.

pledged notes

None.

SCHEDULE 5.8

Indebtedness

1. Indebtedness in the principal amount of approximately $31,429,000 of NN, Inc., as issuer, and certain existing and future Subsidiaries of NN, Inc., as Guarantors, pursuant to the Senior Notes Documents.  The Notes have been issued in two tranches: (a) Series A, which bears interest at a fixed rate of 5.39% (to be reduced to 4.89% as of November 1, 2012) and matures on April 26, 2014; and (b) Series B, which bears interest at a fixed rate of 4.64% and matures on December 20, 2018.

2. NN, Inc. Elective Deferred Compensation Plan, dated February 26, 1999, amended as of November 20, 2010.

3. Building Capital Leases dated June 1, 2004 and October 1, 2011, pertaining to the lease of land and building (approximately 185,000 square feet) in the Kunshan Economic and Technology Development Zone, Jiangsu, The People’s Republic of China.  The present value of minimum lease payment is $4,072,000.

SCHEDULE 5.9

Liens

NN, Inc. and Domestic Subsidiaries

ENTITY	JURISDICTION	TYPE OF SEARCH	FILE NO. & DATE	SECURED PARTY	COLLATERAL
Whirlaway Corporation	Ohio Secretary of State	UCC	AP0207177 Filed 1/11/00 Amendment filed 8/13/04 Continuations filed 8/13/04 and 11/18/09	General Electric Capital Corporation	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00057883673 Filed 12/16/02 Continuation filed 8/27/07	General Electric Capital Corporation	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00083762841 Filed 11/22/04 Continuation filed 10/01/09	The Huntington National Bank	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00094391403 Filed 10/17/05 Assignment filed 2/10/06 Continuation filed 9/7/10	Maxus Leasing Group, Inc. General Electric Capital Corporation	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00096263515 Filed 12/5/05 Continuation filed 11/22/10	Bank of the West	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00102849596 Filed 6/2/06 Continuation filed 5/25/11	The Huntington National Bank	Specific equipment

Whirlaway Corporation	Ohio Secretary of State	UCC	OH00103017352 Filed 6/7/06 Continuation filed 5/6/11	NMHG Financial Services, Inc.	Equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00127239481 Filed 6/4/08	MT Business Technologies, Inc.	Equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00137982115 Filed 10/23/09	Mitsubishi Heavy Industries America, Inc.	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00139685248 Filed 1/14/10 Assignment filed 1/22/10	MTC Equipment Finance Ltd. Bank of the West, Trinity Division	Leased equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00139965818 Filed 1/28/10	General Electric Capital Corporation	Leased equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00139965929 Filed 1/28/10	General Electric Capital Corporation	Leased equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00148993595 Filed 3/28/11	The Motch & Eichele Company, LLC	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00149956932 Filed 5/4/11	The Motch & Eichele Company, LLC	Specific equipment
Whirlaway Corporation	Ohio Secretary of State	UCC	OH00160129984 Filed 7/26/12	MT Business Technologies, Inc.	Leased Equipment
Industrial Molding Corporation	Tennessee Secretary of State	UCC	309-056426 filed 10/13/09	CommScope, Inc. of North Carolina	Specific equipment

NN, Inc.	Delaware Secretary of State	UCC	2121507 2 filed 5/15/02 Consignment filing Continuations filed 5/14/07 and 5/15/2012	Applied Industrial Technologies-Dixie, Inc.	Equipment
NN, Inc.	Delaware Secretary of State	UCC	4333200 6 filed 11/29/04 Consignment filing Continuation filed 11/25/09	Applied Industrial Technologies-Dixie, Inc.	Equipment
NN, Inc.	Delaware Secretary of State	UCC	2008 1194933 filed 4/4/08	Crown Credit Company	Specific equipment (crown lift truck)
NN, Inc.	Delaware Secretary of State	UCC	2008 2988945 filed 9/4/08	Citicorp Leasing, Inc.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2008 3296165 filed 9/29/08	Citicorp Leasing, Inc.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2008 3317656 filed 10/01/08	Citicorp Leasing, Inc.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2009 0699436 filed 3/5/09	Crown Credit Company	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2009 0762200 filed 3/11/09	Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2009 1416012 filed 5/5/09	Daido Steel (America), Inc.	Steel products, wire rod
NN, Inc.	Delaware Secretary of State	UCC	2009 1490595 filed 5/12/09	Daido Steel (America), Inc.	Steel products, wire rod
NN, Inc.	Delaware Secretary of State	UCC	2009 1682597 filed 5/28/09	Leaf Funding, Inc.	Specific leased equipment
NN, Inc.	Delaware Secretary of State	UCC	2011 1214934 Filed 4/1/11	Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2011 1469215 Filed 4/19/11	Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2011 2304841 Filed 6/16/11	Wells Fargo Bank, N.A.	Specific equipment

NN, Inc.	Delaware Secretary of State	UCC	2011 4296227 Filed 11/8/11	Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2011 4741156 Filed 12/12/11	Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Delaware Secretary of State	UCC	2012 2887646 Filed 7/26/12	Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Tennessee Secretary of State	UCC	204-039486 filed 9/3/04 Amendment filed 3/12/09 Continuation filed 3/13/09	Greater Bay Bank N.A. Wells Fargo Bank, N.A.	Specific equipment
NN, Inc.	Tennessee Secretary of State	UCC	108-028666 filed 8/28/08	The Bailey Company, Inc.	Specific equipment
NN, Inc.	Tennessee Secretary of State	UCC	108-08667 filed 8/28/08	The Bailey Company, Inc.	Specific equipment
NN, Inc.	Tennessee Secretary of State	UCC	108-035284 filed 12/31/08	The Bailey Company, Inc.	Specific equipment
The Delta Rubber Company	Connecticut Secretary of State	UCC	0002733293 filed 1/22/10	Toyota Motor Credit Corporation	Specific equipment
The Delta Rubber Company	Connecticut Secretary of State	UCC	0002737477 filed 2/22/10	Toyota Motor Credit Corporation	Specific equipment
The Delta Rubber Company	Connecticut Secretary of State	UCC	0002844809 filed 11/10/11	Toyota Motor Credit Corporation	Specific equipment
Triumph LLC	Arizona Secretary of State	UCC	20081543864-3 Filed 6/16/08	NMHG Financial Services, Inc.	Leased equipment
Triumph LLC	Arizona Secretary of State	UCC	20101605061-9 Filed 1/27/10	Stanadyne Corporation	Specific equipment

Foreign Subsidiaries

None.

SCHEDULE 5.11

Permitted Foreign Subsidiary Loans and Investment

1. NN, Inc. has a 100% interest in NN International B.V., a Dutch company.

2. NN International B.V. in turn owns the following interests:

(a) 100% of NN Europe SpA., an Italian company; and

(b) 100% of NN Holdings B.V., a Dutch company.

3. NN Europe SpA in turn owns the following interest:

(a) 100% of NN Slovakia, s.r.o., a Slovakian company;

(b) 100% of NN Netherlands B.V., a Dutch company; and

(c) 100% NN Euroball Ireland LTD, an Irish company.

4. NN Holdings B.V. owns 100% of NN Precision Bearing Products Co. LTD, a Chinese company.

5. NN Netherlands B.V. owns 100% of Kugelfertigung Eltmann GmbH, a German company.

6. Loans from NN Europe SpA to NN International B.V. in the approximate amount of €4,350,000.*

7. Loans from NN Euroball Ireland LTD to NN International B.V. in the approximate amount of €3,907,726.*

8. Loans from NN International B.V. to NN Netherlands B.V. in the approximate amount of €8,900,000.*

9. Loans from NN International B.V. to NN Holding B.V. in the approximate amount of €2,150,000.*

10. Loans from NN Europe SpA to NN, Inc. in the approximate amount of $2,697,454.*

11. Loans from NN Netherlands B.V to NN, Inc. in the approximate amount of $11,607,408.*

12. Loans from NN Euroball Ireland LTD to NN, Inc. in the approximate amount of $3,552,225.*

*Principal amount outstanding as of September 30, 2012.  Bears interest at a variable, market rate.

SCHEDULE 5.33

POST-CLOSING MATTERS

None.

SCHEDULE 6.1

Corporate Existence, Subsidiaries, and Foreign Qualification

Entity	Number of Shares Outstanding/ Ownership	Chief Executive Office/Principal Place of Business	Registered Office	Jurisdiction of Formation	Jurisdiction of Foreign Qualification
NN, Inc.
Common Stock:
• Authorized: 45,000,000

• Issued and Outstanding: 17,044,132 (as of August 3, 2012)

Preferred Stock:
• Authorized: 5,000,000

• Issued and Outstanding: None

Options, Restricted Stock Awards and Performance Units:
• Options to acquire 979,000 shares of common stock exercisable as of June 30, 2012

		2000 Waters Edge Drive Building C, Suite 12 Johnson City, TN 37604	Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801	Delaware	Tennessee
Industrial Molding Corporation	NN, Inc. owns 10,000 shares of common stock, representing all of the issued and outstanding shares of capital stock.	2000 Waters Edge Drive Building C, Suite 12 Johnson City, TN 37604	2000 Waters Edge Drive Building C, Suite 12 Johnson City, Tennessee 37604	Tennessee	Texas
Whirlaway Corporation	NN, Inc. owns 1,000 shares of common stock, representing all of the issued and outstanding shares of capital stock.	720 Shiloh Ave., Wellington, OH 44090	207 West Herrick Avenue Wellington, OH 44090	Ohio	None
The Delta Rubber Company	NN, Inc. has a 100% ownership interest.	39 Wauregan Road Danielson, CT 06239	39 Wauregan Road Danielson, CT 06239	Connecticut	None

Triumph LLC	Whirlaway Corporation has a 100% ownership interest.	2130 S. Industrial Park Ave., Tempe, AZ 85282	2394 E. Camelback Road, Phoenix, AZ 85016	Arizona	None
NN Trading Company	NN, Inc. owns 100 shares of common stock, representing all of the issued and outstanding shares of capital stock.	2000 Waters Edge Drive Building C, Suite 12 Johnson City, TN 37604	2000 Waters Edge Drive Building C, Suite 12 Johnson City, TN 37604	Tennessee	None
NN International B.V.	NN, Inc. has a 100% ownership interest.	De Smalle Zijde 1b 3903LL Veenendaal, The Netherlands	De Smalle Zijde 1b 3903LL Veenendaal The Netherlands	Netherlands	None
NN Europe S.p.A. f/k/a Euroball S.p.A.	NN International B.V. owns 688,000 shares, representing all of the issued and outstanding capital stock.	Corso Torino 378 10065 Pinerolo (To), Italy	Corso Torino 378 10065 Pinerolo (To), Italy	Italy	None
NN Holdings B.V.	NN International B.V. has a 100% ownership interest.	De Smalle Zijde 1b 3903LL Veenendaal, The Netherlands	De Smalle Zijde 1b 3903LL Veenendaal The Netherlands	Netherlands	None
NN Precision Bearing Products Co. LTD	NN Holdings B.V. has a 100% ownership interest.	No. 618 San Xiang Rd. Economic & Technical Develop. Zone Kunshan, Jiangsu 215300 China	No. 618 San Xiang Rd. Economic & Technical Develop. Zone Kunshan, Jiangsu 215300 China	China	None
NN Slovakia s.r.o.	NN Europe S.p.A. has a 100% ownership interest.	Kukucínova 2346 SK-024 01 Kysucké NovéMesto Slovak Republic	Dubska cesta 2927/25, Kysucke Nove Mesto 024 01, Slovakia	Slovakia	None

NN Netherlands B.V.	NN Europe S.p.A. has a 100% ownership interest.	De Smalle Zijde 1b 3903LL Veenendaal, The Netherlands	De Smalle Zijde 1b 3903LL Veenendaal The Netherlands	Netherlands	None
NN Euroball Ireland Limited	NN Europe S.p.A. owns 8,877,299 shares, representing all of the issued and outstanding capital stock.	IDA Industria 1 Park, Unit 4 Purcellsinch, Kilkenny, Ireland	Riverside One, Sir John Rogerson’s Quay, Dublin, Ireland	Ireland	None
Kugelfertigung Eltmann GMBH	NN Netherlands B.V. has a 100% ownership interest.	Industriestrasse 2 D-97483 Eltmann, Germany	Industriestrasse 2 D-97483 Eltmann, Germany	Germany	None

SCHEDULE 6.4

Litigation and Administrative Proceedings

None.

SCHEDULE 6.5

Real Estate

1. Manufacturing facility in Erwin, Tennessee, located on 12-acre tract of land at 800 Tennessee Road, Erwin, Tennessee, which tract is owned by NN, Inc.

2. Manufacturing facility in Mountain City, Tennessee, located on 8-acre tract of land at 378 Industrial Park, Mountain City, Tennessee, which tract is owned by NN, Inc.

3. Manufacturing facility in Kilkenny, Ireland, located on a 2-acre tract of land at IDA Industrial Park, Unit 4, Purcellsinch, Kilkenny, Ireland, which tract is owned by NN Euroball Ireland Limited.

4. Manufacturing facility in Pinerolo, Italy, located on a 9-acre tract of land at Corso Torino 378, 10065 Pinerolo (To), Italy, which tract is owned by NN Europe S.p.A.

5. Manufacturing facility in Kysucke Nove Mesto, Slovakia, located on a tract of land at Sk-02401 Kysucke, Nove Mesto, Slovakia, which tract is owned by NN Slovakia s.r.o.

6. Manufacturing facilities in Veenendaal, The Netherlands, located at 3900 AG Veenendaal, The Netherlands, which tract is owned by NN Netherlands B.V.

7. Manufacturing facility in Lubbock, Texas, located on a 6 and ½-acre tract of land at 616 E. Slaton Road, Lubbock, Texas, which tract is owned by Industrial Molding Corporation.

8. Manufacturing facility in Lubbock, Texas, located on a 2 and ½-acre tract of land at 6715 Cedar Ave., Lubbock, Texas, which tract is owned by Industrial Molding Corporation.

9. Manufacturing facilities in Danielson, Connecticut, located on a 12-acre tract of land at 39 Wauregan Road, Danielson, Connecticut, which tract is owned by The Delta Rubber Company.

SCHEDULE 6.9

Locations

NN U.S. Locations
Company	Chief Executive Office	Property	Location/Address	Owned	Leased
NN, Inc.	2000 Waters Edge Dr. Johnson City, TN 37604	Ball & Roller Plant	800 Tennessee Rd. P.O. Box 241 Erwin, TN 37650	X
		Ball Plant	378 Industrial Park Rd. Mountain City, TN 37683	X
The Delta Rubber Company	39 Wauregan Rd. Danielson, CT 06239	Rubber Seal Plant	39 Wauregan Road Danielson, CT 06239	X
		Warehouse	42 Maple St. Danielson, CT 06239		X
Triumph LLC	2130 S. Industrial Park Ave. Tempe, AZ 85282	Metal Components Plant (subleased to Triumph Manufacturing LLC)	2130 S. Industrial Park Ave. Tempe, AZ 85282		X (landlord waiver obtained)
Industrial Molding Corp.	2000 Waters Edge Dr. Johnson City, TN 37604	Plastic Injection Molding Plant	616 East Slaton Road Lubbock, TX 79404	X
		Plastic Injection Molding Plant	6715 Cedar Ave. Lubbock, TX 79404	X
NN Trading Company	2000 Waters Edge Drive Building C, Suite 12 Johnson City, TN 37604
Whirlaway Corp.	720 Shiloh Ave. Wellington, OH, 44090	Metal Components Plant 1	125 Bennet St. Wellington, OH 44090		X (landlord waiver obtained)
		Metal Components Plant 2	720 Shiloh Ave. Wellington, OH 44090		X (landlord waiver obtained)

NN Europe Locations
Company	Chief Executive Office	Property	Location/Address	Owned	Leased
NN Euroball Ireland LTD	IDA Industrial Park, Unit 4 Purcellsinch, Kilkenny, Ireland	Kilkenny, Ireland Ball Plant (Not-Operating)	IDA Industrial Park, Unit 4 Purcellsinch, Kilkenny, Ireland	X
NN Europe SpA	Corso Torino 378 10064 Pinerolo, Italy	Pinerolo, Italy Ball Plant	Corso Torino 378 10064 Pinerolo, Italy	X
NN Slovakia sro	Kukucinova 2346 SK-024 01 Kysucke NoveMesto, Slovakia	Kysucke Nove Mesto, Slovakia Ball Plant	Kukucinova 2346 SK-024 01 Kysucke NoveMesto, Slovakia	X
NNN BV	P.O. Box 101 3900 AC Veenendaal De Smalle Zijde 1B 3903 LL Veenendaal, The Netherlands	Veenendaal, The Netherlands Roller & Stamped Metal Parts Plant	P.O. Box 101 3900 AC Veenendaal De Smalle Zijde 1B 3903 LL Veenendaal, The Netherlands	X
NN Precision Bearing Products Co. LTD	No. 618, San Xiang Road Kunshan, Jiangsu P.R. China	Kunshan, China Ball Plant	No. 618, San Xiang Road Kunshan, Jiangsu P.R. China		X
Consigned property Consigned Property – NN U.S. Locations
Company	Property		Location/Address/Approximate Amount
NN, Inc. - US Ball & Roller Division	Eaton (waiver obtained)		8701 N. Harrison Ave. Shawnee, OK 74804 $94,000
	SKF Flowery Branch		4682 Radford Rd. E Flowery Branch, GA 30542 $200,000
	SKF France		204 Blvd Charles De Gaulle Cedex France TSA 40208 $710,000
	SKF Austria		Seitenstetten Strasse 15 Postfach 205 A4400 Steyr Austria $819,000
	Danfoss		Nordborgvej 81 6430 Nordborg Denmark $215,000
Consigned Property – NN Europe Locations
Company	Property		Location/Address/Approximate Amount
NN Europe SpA	SNR		SNR - UPS Logistics pae les glaisins - 6 bis Rue du Pre' Paillard 74940 - Annecy Le Vieux – France €135,000
	SNR		Magasin BONNET Avenue Moulenas 30 340 Salindres 74940 – Annecy Le Vieux – France €80,000
	Nachi Japan		"NN EUROPE SPA"WAREHOUSE C/O FUSHIKI UNSO Co.,Ltd Nr. 2CFS 705-1 ISHIMARU TAKAOKA CITY, TOYAMA €20,000
NN Slovakia sro	SNR		SNR - UPS Logistics pae les glaisins - 6 bis Rue du Pre' Paillard 74940 - Annecy Le Vieux – France €379,000
NNN BV	SNR		SNR - UPS Logistics pae les glaisins - 6 bis Rue du Pre' Paillard 74940 - Annecy Le Vieux – France €120,000

SCHEDULE 6.11

Employee Benefit Plans

ERISA Plans:

NN Ball & Roller, Inc. Profit Sharing and Incentive Plan, adopted by NN, Inc. as of April 7, 1990

NN, Inc. Elective Deferred Compensation Plan, dated February 26, 1999

NN, Inc. Stock Option Agreement, dated May 18, 2005

NN, Inc. 2011 Stock Incentive Plan dated May 19, 2011

Foreign Benefit Plans and Foreign Pension Plans:

1.           In accordance with Italian law, NN Europe S.p.A. has an unfunded severance plan under which all employees are entitled to receive severance indemnities (Trattamento di Fine Rapporto or “TFR”) upon termination of their employment.

2.           Two plans cover Veenendaal plant employees. One provides an award for employees who achieve 25 or 40 years of service and the other is an award for employees upon retirement. These plans are both unfunded and the benefits are based on years of service and rate of compensation at the time the award is paid.

SCHEDULE 6.16

Material Agreements

1.	The Senior Note Indenture and other Senior Notes Documents.

2.	The Additional Notes and other Additional Note Documents, if any.

SCHEDULE 6.17

Intellectual Property

NN, Inc. owns the word trademark NN (Registration No. 2,271,974), a typed drawing, registered on August 24, 1999.

SCHEDULE 6.18

Insurance

See attached

Executive Coverage Summary FSG January 1, 2012 – January 1, 2013

Coverage Description	Amount/Limit	Other Information	Carrier Policy No. Policy Term	Premium
Primary Directors & Officers (1st Layer)	$10,000,000 Aggregate Limit	Per Claim Retention:	Chartis	$102,550 Policy Fee: $18,000 Policy Tax: $2,289.52
		Securities Claim: $250,000	01-423-03-97
		Employment Practices Claim: $250,000	01/01/2012-01/01/2013
Other Claims: $250,000
Notable Terms & Conditions:
• Continuity Dates: Outside Entity Executive Coverage: 02/01/1994
• Employed Lawyers Professional Liability Extension With Sublimit Of Liability
• Exclusion (I) Amended - German • Subsidiary

• Microcap Flex Endorsement
• Automatic Advancement of Defense Costs if Company fails or refuses to indemnify D’s & O’s within 60 days
• Pre-Claims Inquiry coverage

• Entity vs. Insured Exclusion • No pollution exclusion

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
Revised: January 2012
1

Coverage Description	Amount/Limit	Other Information	Carrier Policy No. Policy Term	Premium
Foreign Passport:			Chartis
Italy	Shared Limit with Primary Directors & Officers Liability		01-423-03-97	$7,054 Policy Fee: $4,500 Policy Tax: $1,569.52
Ireland			01/01/2012-01/01/2013	$3,000 Policy Fee: $4,500 Policy Tax: $ 90
Germany				$3,000 Policy Fee: 4,500 Policy Tax: $570
Slovakia				$5,321 Policy Fee: $4,500 Policy Tax: $0
China Directors & Officers	$5,000,000 Aggregate Limit	Per Claim Retention: $0
		Insurance Cover A and non-indemnifiable Loss $10,000 Insurance Cover B and Indemnifiable Loss	Chartis Insurance Company China Limited DOSH000232 01/01/2012-01/01/2013	$7,900
Excess Directors & Officers	$10,000,000 xs $10,000,000		Travelers	$68,377
(2nd Layer)			105541838
			01/01/2012 -01/01/2013

Excess Directors & Officers	$5,000,000 xs $20,000,000		Chartis	$24,615
(3rd Layer)			01-423-20-16
			01/01/2012 - 01/01/2013

Lead Side A DIC Directors & Officers	$10,000,000 xs $25,000,000		Chubb	$55,000
			8209-4693
			01/01/2012 – 01/01/2013

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
Revised: January 2012
2

Coverage Description	Amount/Limit	Other Information	Carrier Policy No. Policy Term	Premium
Employment Practices Liability	$10,000,000 Aggregate Limit	Per Claim Retention: $250,000	Chartis	$67,838 100% Worldwide
		Notable Terms & Conditions:	01-423-09-76
		• Continuity Date: 02/01/1994	01/01/2012 – 01/01/2013
• Aon Amendatory
• Conduct Exclusions Final Adjudication
• Domestic Partner Coverage
• Global Policy Endorsement

Foreign Passport: Italy Germany	Shared Limit with Primary Employment Practices Liability		Chartis 01-423-09-76	$2,500 Policy Fee: $4,500 Policy Tax: $556.25 $2,500 Policy Fee: $4,500 Policy Tax: $475

Crime	Crime $5,000,000 Limit	Per Claim Retention: $25,000	Chubb	$18,000
	Employee Theft $5,000,000	Notable Terms & Conditions:	8127-8672
	Premises $5,000,000	• Pension Protection Enhancement Endorsement	01/01/2012 – 01/01/2013
	Transit $5,000,000	· Broadened Definition of Employee
Forgery $5,000,000
Computer Fraud $5,000,000
Funds Transfer Fraud $5,000,000
Money Orders and Counterfeit Fraud $5,000,000
Credit Card Fraud $5,000,000
Expense $250,000

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
Revised: January 2012
3

Coverage Description	Amount/Limit	Other Information	Carrier Policy No. Policy Term	Premium

Special Coverage	Special Coverage $5,000,000	Per Claim Retention: $0	Chubb	$9,000
	Custody $5,000,000	Notable Terms & Conditions:	8224-7923
	Expense $5,000,000	• Amend Definition Of Insured Person • Endorsement	01/01/2012 – 01/01/2015
	Sublimit for Recall Expense $5,000,000	• Business Income Coverage Endorsement
	Sublimit for Rest & Rehab Expense $50,000	• Amend Insured Person Endorsement
	Accidental Loss Loss of Life $100,000	• Amend Definition Of Hijacking Endorsement
	Event Benefit $5,000,000	• Consultant Fees Endorsement
	Mutilation 25% of Loss of Life Limit	• Amend Definition Of Employee Endorsement
	Accidental Loss (not Mutilation/LOL) 50% of Loss of Life Limit	• K&R Notice
	Legal Liability Costs $5,000,000	• Emergency Political Repatriation Expense Coverage Endorsement
	Spec Cov - Business Interruption Endt $100,000	• Express Kidnap Coverage ($100K). • Hostage Crisis ($100K)
	Spec Cov - Emerg. Pol. Repat. Endt $500,000	• Corporate Child Abduction
Spec Cov - Threat Response Endt $250,000

Fiduciary Liability	$5,000,000 Aggregate Limit	Per Claim Retention: $15,000	Chartis	$8,744
		Notable Terms & Conditions:	01-423-16-47	Includes TRIA
		Continuity Date: 04/06/1995	01/01/2012 -01/01/2013
• Conduct Exclusions – Final Adjudication Wording • HIPAA Extension • Investment Loss Coverage Endorsement • Severability of the Application • Sublimit of Liability for Voluntary Compliance Loss

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
Revised: January 2012
4

Executive Coverage Summary Property & Casualty 01/01/2012-01/01/2013

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Property Including Boiler & Machinery
Limits		Valuation
Loss Limit Per Occurrence	$100,000,000	• Real and Personal Property – Replacement Cost • Business Income – Actual Loss Sustained up to the BI Limit • Equipment Breakdown – Actual Cash Value for Equipment Older than 25 Years	Axis	$221,492
Blanket Business Income	Included in Loss Limit		MAB756974-12	Includes TRIA
Canada	Included in Loss Limit		01/01/2012-01/01/2013
Blanket Extra Expense	10,000,000
EDP Equipment & EDP Processing Data & Media	500,000 EDP Equipment Breakdown Incl. EDP Media Breakdown
Equipment Breakdown Covered Objects – BI and EE (Excludes Dies, Molds, Patterns)	50,000,000
Expediting Expense	250,000	Other Information
Hazardous Substance (Incl. Ammonia Contamination)	250,000	• Additional Sublimits Apply per Carrier Policy Form • Cancellation Wording Endorsement – 60 Days Notice, Except 10 Days for Non-Payment
Consequential Damage – Perishable Goods / Spoilage	250,000
Water Damage	Included
Earthquake – Per Occurrence / Annual Aggregate – Excludes AK, HI, Puerto Rico, CA and High & Moderate Counties	25,000,000 / 25,000,000
Flood – Occurrence / Aggregate	Limits Range from $5 Mil to $25 Mil
- Scheduled Locations – Per Occ. / Annual Agg. (Incl. Roller Mfg. & Warehouse Bldg. Erwin, TN)	25,000,000 Except Locs. in SFHA	Total Values for Rating Purposes $269,649,710 NN$112,262,148 IMC62,792,366 Delta25,955,000 Whirlaway67,790,196 Triumph350,000 Canada500,000
- Special Flood Hazard Area (SFHA) Zones, A, AE (Erwin, TN) (Excl. Roller Mfg. & Warehouse Bldg. Erwin, TN) and V	5,000,000 / 5,000,000
Extensions of Coverage
Accounts Receivable	1,000,000
Computer Virus & Denial of Access / Electronic Vandalism	100,000
Course of Construction – Additions & Renovations Only	500,000
Debris Removal	5,000,000 or 25% of the Combined Amount of Covered Direct Physical Damage & Loss of Income Loss, Whichever is Greater

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.

01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Deferred Payments	25,000
Contingent Loss of Business Income	500,000
Errors and Omissions	1,000,000
Exhibitions, Expositions, Fairs or Trade Shows	100,000
Extended Period of Restoration	60 Days
Fire Department Charges	100,000
Fine Arts	100,000
Fungus Cleanup Expense /Micro-organisms Agg. (Limited Coverage	250,000 Agg.
Lock and Key Replacement – Per Premise	25,000
Miscellaneous Unnamed Locations	1,000,000
Newly Acquired Locations (90 Days) Real and Personal Property	2,500,000
Off Premises Service Interruption – Direct Property Damage and BI / EE	5,000,000
Ordinance or Law
Demolition Cost	5,000,000
Increased Construction Cost	5,000,000
Operation of Building Laws (Undamaged Portion of Building)	5,000,000
Personal Property of EEs, Except when in a Vehicle or EEs Residence	100,000
Plants, Trees or Shrubs	100,000
Pollution Cleanup – Annual Aggregate	100,000
Professional Fees	100,000
Property in Course of Construction	500,000
Salesperson Samples	250,000
Transit	250,000
Valuable Papers	1,000,000

Deductibles
All Perils Except:	100,000
Earthquake	100,000
Flood – Scheduled Locations	100,000

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Flood – Special Flood Hazard Area (SFHA) Zones A, AE (Erwin, TN) (Excludes Roller Mfg. & Whse Bldg., Erwin, TN) and V	500,000 Real Prop Ea Bldg 500,000 Pers Prop Ea Bldg 100,000 Loss of Income
Flood – Unscheduled Locs. and Newly Acquired	100,000
Named Storm
FL, HI or Tier 1 Wind Areas:

• 5% of the 100% Value of Property Insured

• 5% of the Full 12 Mos. Time Element Values

• The Combined Deduct. for PD and BI shall be Subject to a Min. of $100,000 in Any One Occurrence.
Puerto Rico or U.S. Virgin Islands:

• 5% of the 100% Value of the Property Insured

• 5% of the Full 12 Mos. Time Element Values

• The Comb. Deduct. for PD and BI shall be Subject to a Min. of $250,000 in Any One Occurrence.

Property Damage – Eqpt. Breakdown	100,000
Bus. Income – Equipment Breakdown	5 x ADV
Equipment Breakdown Service Interruption Then	24 Hour Waiting Period
Property Damage – Eqpt. Breakdown	100,000
Business Income – Eqpt. Breakdown	24 Hours

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
General Liability
Per Project & Per Location Comb. Policy Aggregate Limit	$10,000,000	Estimated Domestic Sales	CNA	$89,609
General Aggregate Limit	2,000,000	NN $36,000,000	GL2057338014	Includes TRIA
Products/Completed Operations Aggregate	2,000,000	IMC 25,500,000	01/01/2012-01/01/2013	Subject to Audit
Personal & Adv. Injury Limit – Any One Person or Organization	1,000,000	Delta 14,000,000
Each Occurrence Limit	1,000,000	Whirlaway – OH 64,000,000
Damage to Premises Rented to You – Any One Premises	200,000	Total $139,500,000
Medical Expense – Any One Person	15,000
Employee Benefits Liability – Claims-Made – Administrative E&O	Covered Under Fiduciary Policy
• Some Important Endorsements
Composite Rate Endorsement Per $1,000 of Sales		Composite Rate – 0.636 Per $1,000 Sales
Amendment of Insuring Agreement – Known or Continuing Injury or Damage
Per Project and Per Location Combined Aggregate Limit – Capped Limits $10 Mil
Amendment Non-Cumulation of Liability (Same Occurrence)
Cap on Losses from Certified Acts of Terrorism
90 Day Notice of Cancellation or Non-Renewal, Except 10 Day Notice for Non-Payment
Limited Product Recall Expense $100,000 Each Recall; $200,000 Aggregate; Deductible Amount $10,000 Each Recall; Insured’s Participation Percentage 10% Each Recall
Blanket Waiver of Subrogation – As Required by Written Contract
Fellow Employee Coverage Extension
Manufacturers GL Extension Endorsement
o Property Damage – Patterns, Molds and Dies in CCC at $25,000
o Additional Insured – Blanket Vendors
o Additional Insureds – Blanket as Required by Contract
o Newly Formed or Acquired Organizations
o Joint Ventures / Partnership / Limited Liability Company Coverage – Blanket

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
o Partnership or Joint Ventures
o Employees as Insureds – Health Care Services
o Supplementary Payments Amended
o Medical Payments Limit Increased	15,000
o Non-Owned Watercraft – Up to 55 Feet
o Non-Owned Aircraft
o Legal Liability – Damage to Premises	200,000
o Broad Knowledge of Occurrence
o Notice of Occurrence
o Unintentional Failure to Disclose Hazards
o Expanded Personal and Advertising Injury Definition
o Bodily Injury Definition – Redefined to Include Mental Injury
o Expected or Intended Injury – BI or PD
o Liberalization Clause
• Some Important Exclusions
Aircraft Products – Excluded
Product Recall – Excluded, Except for the Limited Product Recall Expense Coverage Provided by the above endorsement.
Nuclear Energy – Excluded
War – Excluded
Employment-Related Practices – Excluded
Discrimination – Excluded
Silica – Excluded
Asbestos – Excluded
Lead Paint – Excluded
Violation of Status that Governs E-mails, Fax, Phone Calls or Other Methods of Damage First Occurring Prior to Policy Period – Excluded
Fungi, Mold, Mildew, Yeast, Microbe Exclusion – Non-Contractors
Land or Earth Movement – Excluded
Total Pollution Exclusion with Hostile Fire Exception
Recording & Distribution of Material or Information in Violation of Law Exclusion

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. policy Term	Premium
Automobile
Symbol Combined Single Limit – BI & PD 1	$1,000,000	Number of Insured Vehicles:	CNA BUA2057338031	$6,493 Subject to Audit
Personal Injury Protection 5	Statutory	5 Power & 1 Trailer	01/01/2012-01/01/2013
Medical Payments 2	10,000	Composite Rated Per Power Unit
Uninsured/Underinsured Motorist 2	1,000,000	- Liability - $1,082
Comprehensive Deductible 2,8	ACV Less $1,000 Deduct.	- Physical Damage - $216
Collision Deductible 2,8	ACV Less $1,000 Deduct.
Hired Car Physical Damage 8	50,000 Limit ACV Less $1,000 Deduct.
Symbol Key
1 Any Auto 2 Owned Autos Only 3 Owned Private Passenger Vehicles 5 Owned Autos Subject to No-Fault 6 Owned Autos Subject to Compulsory UM Law 7 Specifically Described Vehicles 8 Hired Autos Only
Towing (Private Passenger Only) Symbol 3	$50 Per Disablement
Rental Reimbursement (See Business Auto Plus Endt.)	$60 Per Day / 30 Day Max. $1,800 Maximum
• Some Extensions of Coverage
Broad Named Insured
Employees as Insureds

 Hired Specified as Covered Autos You Own Where Required by Written Contract – Any Auto Leased for a Period of 6 Mos. or More Under a Leasing Contract or Agreement that Requires NN to Provide Direct Primary Insurance for the Lessor

Notice & Knowledge of Occurrence
Blanket Waiver of Subrogation As Required by Written Contract
Unintentional Errors & Omissions
Fellow Employee Exclusion Deleted – All Employees
Employee Hired Autos
Blanket Additional Insured as Required by Written Contract

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Blanket Additional Insured Lessor and Loss Payee As Required by Written Contract
Loss Payable Clause
Glass Coverage – Connecticut
Supplementary Death Benefit – Texas
90 Days Notice of Cancellation / Non-Renewal; Except 10 Days for Nonpayment of Premium
Business Auto (BA) Plus Endorsement
• Some Important Exclusions
Nuclear Hazards
Expected or Intended Injury
Contractual Liability Except for an Insured Contract
Workers Comp and Employers Liability
Property in Your Care, Custody or Control
Completed Operations
Pollution (Limited Coverage is Provided)

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Workers Compensation
Workers Compensation Applies to States: CT, TN, TX	Statutory	Exposures – Payroll	CNA	$280,446
Employers Liability		NN $12,104,897	WC2057337994	80% of the Deductible Minimum Premium
Bodily Injury by Accident – Each Accident	$1,000,000	IMC 6,810,000	01/01/2012-01/01/2013	Includes TRIA
Bodily Injury by Disease – Policy Limit	1,000,000	Delta 3,873,500		Subject to Audit
Bodily Injury by Disease – Each Employee	1,000,000	Total $22,788,397		+ $15,000 Service Fee
Stop-Gap Liability (All Monopolistic States – ND, OH, WA, WY)	1,000,000	OH Stop-Gap (Whirlaway)$19,500,000		+ Losses
Deductible – Per Accident	100,000			And No Claims Handling Charge
Maximum Incurred Losses (Adjusted at a Rate of $4.388)	1,000,000
• Exp Mod 1.19 (Preliminary 2012)		FEINs
• Early Close Out Feature – Program will close out at 54 mos. from inception (07/01/2016) Formula is: Incurred Losses x LDF - Paid Claims		NN / IMC62-1096725 Delta 06-0720116 Whirlaway34-1129765
• Loss Development Factor (LDF) 1.013
• Extensions of Coverage
Named Insureds (NN, Inc., Industrial Molding Corporation and Delta Rubber Company. Whirlaway Corporation for Stop-Gap Liability in Ohio.)		Paid Loss Deductible Program w/Early Close Out Feature – Paid Losses and Expenses Billed Quarterly
Knowledge & Notice of an Occurrence or Injury		Collateral (LOC)$827,000
Voluntary Compensation		For All Years Combined (Additional $185,000 for this term.)
USL&H (If Any)
Unintentional Errors & Omissions
90 Day Notice of Cancellation / Non-Renewal; Except 10 Days for Non-Payment of Premium
Waiver of Subrogation – Blanket as Req’d by Written Contract

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
International Package Incl. Excess DIC – World Network
Personal Property on Consignment			Vigilant Insurance (Chubb)	Property $2,128
Austria	$750,000	Valuation Replacement Cost	35824344	GL 8,605
Denmark	350,000	Coinsurance None	01/01/2012-01/01/2013	Auto 1,080
France	750,000			For Vol WC 7,500
Personal Property Deductible	5,000			Total Premium $19,313
International General Liability
General Aggregate	2,000,000
Products / Completed Ops Aggregate	1,000,000
Each Occurrence	1,000,000
Personal Injury / Advertising Injury – Aggregate	1,000,000
Damage to Premises Rented to You	1,000,000
Medical Expenses	10,000
International Employee Benefit Liability
Aggregate	1,000,000
Retroactive Date	01/01/2008
Int’l Auto Excess / DIC Over Local Compulsory
BI & PD – Each Occurrence	1,000,000
Medical Payments	10,000
Hired Car & Non-Owned Phys Dmg Each Vehicle / Agg.	2,500 / 10,000
Threshold Benefit	10,000
International Voluntary Work Comp
Workers Compensation – Statutory	State of Hire Benefits
Employers Liability	1Mil / 1Mil / 1Mil
Repatriation Expenses – Each Employee	250,000
Repatriation Total Limit	1,000,000
• Territory – Anywhere in the world excl. the U.S., its territories and possessions and Canada

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
• Exposures (All Entities)
- Total Personal Prop. Limit	$1,850,000
- Est. No. of Foreign Trips	241
- Estimated Foreign Sales at Inception
Foreign Annual Sales from US	40,500,000 USD
Annual Sales from China (XS Basis Only)	26,000,000 USD
Annual Sales from Countries Other than US & China (XS Basis Only)	115,226,249 USD
- Total Sales Estimate	181,726,249 USD
- Owned Autos Outside US	1
- Non-Owned & Hired Autos	12
- Foreign Payroll Outside US – Local Nationals	46,401,978 USD

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Umbrella (1st Layer)
Aggregate	$25,000,000	Scheduled Underlying Policies:	CNA	$52,400
Each Occurrence	25,000,000	Automobile Policy	L4012420520	Includes TRIA
Retained Limit	10,000	General Liability Policy	01/01/2012-01/01/2013
• Coverage Highlights		International Package Policy
Pay on Behalf of Basis		Employers Liability Policy
Defense is in Addition to the Limit
90 Day Notice of Cancellation & Non-Renewal, Except 10 Days for Non-Payment
Economic and Trade Sanctions Condition
• Some Important Exclusions
Aircraft Products and Grounding Exclusion
Cross Suits Exclusion
Discrimination Exclusion
Fungus and Microbes Exclusion
Lead Paint Exclusion
Professional Liability Exclusion
Silica Exclusion
Pollution Exclusion with Hostile Fire Exception
Nuclear Exclusion

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Excess Umbrella (2nd Layer)
Each Occurrence and Aggregate Limit	$25Mil xs $25Mil	In Excess of Controlling Underlying	Federal Insurance Co.	$26,942
Endorsements		Umbrella Insurance with CNA	79875689	Includes TRIA
90 Days Notice of Cancellation, Except 10 Days for Non-Payment		Policy #L4012420520 with Limits of: - Aggregate $25,000,000	01/01/2012-01/01/2013
Absolute Pollution Exclusion with a Hostile Fire Exception		- Prod/Compl Ops Agg25,000,000
Additional Policy Provisions		- Each Occurrence25,000,000
Aircraft Products Exclusion
Disclosure of Premium and Estimated Premium for Certified Acts of Terrorism Coverage (Pursuant to Terrorism Risk Insurance Act of 2002)
Exclusion of Terrorism Involving Nuclear, Biological or Chemical Terrorism
Fungi or Bacteria Exclusion
Intellectual Property Exclusion
Limited Terrorism Exclusion (Other than Certified Acts of Terrorism)
Silica Particles Exclusion
UM / UIM Exclusion
Violation of Statutes Exclusion (Emails, Fax, Phone Calls or Other Methods of Sending Material or Information)
War Liability Exclusion

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

Coverage Description	Limits	Other Information	Carrier Policy No. Policy Term	Premium
Ocean Cargo
Limit Any One Vessel	$1,000,000		Zurich American	$15,000 Deposit
Limit on Deck	100,000		OC354607909	Minimum Earned
Limit Any One Metal-Hulled Barge as Principal Conveyance	Included		01/01/2012-01/01/2013	Adjustable at Anniversary
Limit Any One Aircraft	1,000,000
Deductible – Per Occurrence	10,000
Est. Annual Foreign Sales from US	$44,700,000	NN $20,000,000 IMC 0 Delta 0 Whirlaway 0 China 24,700,000 Total $44,700,000
Marine & War – Incl. at Rate of	.047% of Foreign Sales
Valuation	CIF +10%
Manuscript Coverage Form
Cancellation Clause	90 Days
OFAC Standard Wording	Included

ARS performs various administrative functions related to the procurement of coverage, including, but not limited to electronic policy filing and storage, expiration tracking, client data management, and administration.  Where legally permitted to do so, ARS charges for its own account and collects from its clients, a $300 policy administrative charge per policy placed.  This administrative charge is in addition to and not in lieu of any other service fees agreed to and paid to us by our clients and/or any commissions paid to us by insurers, and this administrative charge appears as a separately billed charge on the invoices we issue.

This insurance document is furnished to you as a matter of information for your convenience.  It only summarizes the listed policies and is not intended to reflect all the terms and conditions or exclusions of such policies.  Moreover, the information contained in this document reflects coverage as of the date of this summary it does not include subsequent changes (if any).  This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policies.  The insurance afforded by the listed policies is subject to all the terms, exclusions and conditions of such policies.
01/12/2012

NN Inc.
International Local Policy Schedule

Subsidiary Country	Subsidiary Name	Policy Line of Business	Policy #	Inception Date	Expiration Date	Premium	Premium Tax	Issuance Fees	Total Policy Cost
China	NN Precision Bearing Products (Kunshan) Co., Ltd	GL	PZAB201232050000000231&PZAI201232050000000150	5/27/2012	12/31/2012	$ 15,224	$ -	$ -	$ 15,224
China	NN Precision Bearing Products (Kunshan) Co., Ltd	PD	PQYC201232050000001277&PQAO201232050000000150	5/27/2012	12/31/2012	$ 15,385	$ -	$ -	$ 15,385
China	NN Precision Bearing Products (Kunshan) Co., Ltd	WC/EL	14576000431011000000	10/23/2011	10/22/2012	$ 10,728	$ -	$ -	$ 10,728
China	NN Precision Bearing Products (Kunshan) Co., Ltd	D&O	DOSH000232	1/1/2012	12/31/2012	$ 7,900	$ -	$ -	$ 7,900
China Total						$ 49,237	$ -	$ -	$ 49,237
Italy	NN Europe SpA	GL	110-01582011-14016	12/31/2011	12/31/2012	$ 56,445	$ 8,937	$ -	$ 65,382
Italy	NN Europe SpA	PD	112103	12/31/2011	12/31/2012	$ 54,565	$ 13,778	$ -	$ 68,343
	NN Europe SpA	EL	64087240	12/31/2011	12/31/2012	$ 6,351	$ 1,413	$ -	$ 7,764
	NN Europe SpA	Marine	IMA0001848	12/31/2011	12/31/2012	$ 11,833	$ 454	$ -	$ 12,287
Italy	NN Europe SpA	EE Benefits	2565	1/1/2012	1/1/2013	$ 9,176	$ 41	$ -	$ 9,217
Italy	NN Europe SpA	EE Benefits	50547433	12/31/2011	12/31/2012	$ 2,897	$ 815	$ -	$ 3,712
Italy Total						$ 141,267	$ 25,438	$ -	$ 166,705
Netherlands	NN Netherlands B.V.	PD/Plate Glass	V0571840202	12/16/2011	12/16/2012	$ 4,466	$ 433	$ -	$ 4,899
Netherlands	NN Netherlands B.V.	PD	B0100079567	12/31/2011	12/31/2012	$ 74,439	$ 7,221	$ -	$ 81,660
Netherlands	NN Netherlands B.V.	GL	V0100079659	12/31/2011	12/31/2012	$ 31,226	$ 3,029	$ -	$ -
Netherlands Total						$ 110,131	$ 10,683	$ -	$ 86,559
Slovak Republic	NN Slovakia, s.r.o.	GL	4000524	1/1/2012	12/31/2012	$ 7,270	$ -	$ -	$ 7,270
Slovak Republic	NN Slovakia, s.r.o.	PD/BI	8108013311	1/1/2012	12/31/2012	$ 12,918	$ -	$ -	$ 12,918
Slovak Republic Total						$ 20,188	$ -	$ -	$ 20,188
Grand Total						$ 320,823	$ 36,121	$ -	$ 322,689

Date:  10/26/2012

SCHEDULE 6.19

Deposit Accounts

Bank Name	Bank Contact Information	Account Name	Account No.	Purpose
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	NN, Inc. Main Account	7000287541	Account for day-to-day business operations.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	NN Ball & Roller Inc.	9080003769**	Account for day-to-day business operations.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Ball & Roller Inc. Payroll	7000287554*	Account used solely for payroll.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Delta Rubber Operating Acct.	5990004357**	Account for day-to-day business operations.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Delta Rubber Payroll	5990004360**	Account used solely for payroll.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Industrial Molding Operating Acct.	5990004373**	Account for day-to-day business operations.

Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Industrial Molding Medical Claim	5990004768**	Account holding funds for the purpose of payment of medical claims.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	NN Trading Company	0165537815*	Account for day-to-day business operations.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Whirlaway Acct. Payable (NN, Inc. account owner)	0127608476*	Account holding funds company must pay to vendors for products/services purchased on credit.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Whirlaway Payroll (NN, Inc. account owner)	0050286498*	Account used solely for payroll.
Regions Bank	Debbie Seybold PO BOX 511 Knoxville, TN 37901 Phone: (865) 521-5116	Whirlaway Accts. Receivable (NN, Inc. account owner)	0050286471*	Account holding funds owed to Company for products/services provided on credit.
Plains Capital Bank	5010 University Ave Lubbock, TX 79413 Phone: (806) 795-7131	Industrial Molding Corp.	144832	Account used to cash Petty Cash reimbursement checks
Bank of America	304 Main St. Danielson, CT 06239 Phone: (800) 432-1000	Petty Cash- Delta Rubber Co.	0094 5949 7792	Petty cash account.

Banca Intesa San Paolo	Contact: Luigi Vasile AG Di.Pza San Carlo 156 10121 Torino Italy +39 011.555.22.38	NN Europe S.p.A	IT93U0306901000100000124178 BIC BCITITMMB77	Trade Operations, Payroll, Tax payments (no financing activity)
Banca Intesa San Paolo	Contact: Luigi Vasile AG Di.Pza San Carlo 156 10121 Torino Italy +39 011.555.22.38	NN Europe S.p.A	IT91M0306901000161009371484 BIC BCITITMM	Foreign Currency Account (USD)
ABN AMRO Bank NV	Postbus 2059 3500 GB Utrecht The Netherlands +31 30.232.76.11	NN Netherlands BV (Eur)	43.59.15.908	Deposit Account Bank Guarantee
ABN AMRO Bank NV	Postbus 2059 3500 GB Utrecht The Netherlands +31 30.232.76.11	NN Netherlands BV (Eur)	NL86ABNA0539713511	Trade Operations, Payroll
ABN AMRO Bank NV	Postbus 2059 3500 GB Utrecht The Netherlands +31 30.232.76.11	NN Netherlands BV (USD)	NL76ABNA0546705839	Foreign Currency account (USD)
ABN AMRO Bank NV	Postbus 2059 3500 GB Utrecht The Netherlands +31 30.232.76.11	NN International BV	NL09ABNA0521990378	Trade Operations
ABN AMRO Bank NV	Postbus 2059 3500 GB Utrecht The Netherlands +31 30.232.76.11	NN Holdings BV (EUR)	NL12ABNA0437583058	Trade Operations

ABN AMRO Bank NV	Postbus 2059 3500 GB Utrecht The Netherlands +31 30.232.76.11	NN Holdings BV (USD)	NL37ABNA0462041255	Foreign Currency Account (USD)
UniCredit Bank Slovakia a.s	Maria Bobakova Narodna12 010 01 Zilina Slovakia +421 41 562 82 43	NN Slovakia	SK1011110000006621353017 BIC UNCRSKBX	Trade Operations, Payroll
UniCredit Bank Slovakia a.s	Maria Bobakova Narodna12 010 01 Zilina Slovakia +421 41 562 82 43	NN Slovakia	SK8511110000006621353025 BIC UNCRSKBX	Foreign Currency Account (USD)
UniCredit Bank Slovakia a.s.	Maria Bobakova Slovakia +421 41 562 82 43	NN Slovakia	SK6311110000006621353033 BIC UNCRSKBX	Environmental Account (Deposit Guarantee Account)
Wells Fargo London Branch	1 Plantation Place 30 Fenchurch St. London UK EC3M 3BD +44 615 279 4616	NN Netherlands BV (Euro)	88000288	Deposit Account (Euro)
Wells Fargo London Branch	1 Plantation Place 30 Fenchurch St. London UK EC3M 3BD +44 615 279 4616	NN Netherlands BV (USD)	88000289	Deposit Account (USD)
AIB Bank (No. 1 Current A/C)	Brendan Corcoran 3 High Street Kilkenny, Ireland 01-6413334	NN Ireland	93-31-98 12550010	Vendor Payments in Euro by EFT and Check

*Zero balance account.

** Controlled disbursement account.

FINAL VERSION
EXHIBIT A

FORM OF
US BORROWER REVOLVING CREDIT NOTE

$ __________________	October __, 2012

FOR VALUE RECEIVED, the undersigned, NN, INC., a Delaware corporation (“US Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of [___________________] (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of [________________] AND 00/100 DOLLARS ($[___________]) or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to US Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement.  US Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 11.17 of the Credit Agreement.

As used herein, “Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of October [__], 2012, among US Borrower, the Foreign Borrowers, as defined therein, the various financial institutions party thereto from time to time as the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be further amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

US Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of US Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the US Borrower Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

This Note replaces that certain Note executed by US Borrower in favor of the Lender, dated as of March 9, 2011 (the “Second Note”) which replaces that certain Note executed by US Borrower in favor of the Lender, dated as of December 21, 2010 (the “Original Note”).  This Note represents a renewal of, and is issued in substitution and exchange for, and not in satisfaction of, the indebtedness outstanding under the Second Note and the Original Note (together, the “Original Debt”).  Nothing herein contained shall be construed to deem such Original Debt paid, or to release or terminate any lien or security interest given to secure such Original Debt or any guaranty thereof.  Payment in full of and the satisfaction of all obligations under this Note shall also be deemed to be payment in full and satisfaction of the Original Debt.

[Remainder of Page Intentionally Blank; Signature Page Follows]

JURY TRIAL WAIVER.  US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, THE FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN, INC. By: _______________________________________ Name: Title:

EXECUTION VERSION
EXHIBIT B

FORM OF
FOREIGN BORROWER REVOLVING CREDIT NOTE

$[____________]	October __, 2012

FOR VALUE RECEIVED, the undersigned, [________________] (“Foreign Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of [_________________________] (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of [_____________________________] AND 00/100 DOLLARS ($[____________]) or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Foreign Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement.  Foreign Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 11.17 of the Credit Agreement.

As used herein, “Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of October ___, 2012, among US Borrower, the Foreign Borrowers, as defined therein, the various financial institutions party thereto from time to time as the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be further amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Foreign Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Foreign Borrowers under this Note.
Foreign Borrower Revolving Credit Note

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Foreign Borrower Revolving Credit Notes referred to in the Credit Agreement.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Foreign Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

[This Note replaces that certain Note executed by Foreign Borrower in favor of the Lender, dated as of December 21, 2010 (the “Second Note”) which replaced that certain Note executed by Foreign Borrower in favor of the Lender, dated as of April 27, 2009 (the “Original Note”).  This Note represents a renewal of, and is issued in substitution and exchange for, and not in satisfaction of, the indebtedness outstanding under the Second Note and the Original Note (together, the “Original Debt”).  Nothing herein contained shall be construed to deem such Original Debt paid, or to release or terminate any lien or security interest given to secure such Original Debt or any guaranty thereof.  Payment in full of and the satisfaction of all obligations under this Note shall also be deemed to be payment in full and satisfaction of the Original Debt.]1

JURY TRIAL WAIVER.  FOREIGN BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[FOREIGN BORROWER] By: ______________________________ Name: ___________________________ Title: ____________________________

1 Not included in NN International Notes.

Foreign Borrower Revolving Credit Note

FINAL VERSION
EXHIBIT C-1

FORM OF
DOMESTIC SWING LINE NOTE

$5,000,000	October ___, 2012

FOR VALUE RECEIVED, the undersigned, NN, INC., a Delaware corporation (“US Borrower”), promises to pay to the order of REGIONS BANK (“Swing Line Lender”), at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000) or the aggregate unpaid principal amount of all Domestic Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to US Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Domestic Swing Loan, the Domestic Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of October ___, 2012, among US Borrower, the Foreign Borrowers, as defined therein, the various financial institutions party thereto from time to time as the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be further amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

US Borrower also promises to pay interest on the unpaid principal amount of each Domestic Swing Loan from time to time outstanding, from the date of such Domestic Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b)(i) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(b)(i); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of US Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Domestic Swing Line Note referred to in the Credit Agreement.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

This Note replaces that certain Note executed by US Borrower in favor of the Swing Line Lender, dated as of December 21, 2010 (the “Second Note”) which replaced that certain Note executed by US Borrower in favor of Swing Line Lender, dated as of September 21, 2006 (the “Original Note”).  This Note represents a renewal of, and is issued in substitution and exchange for, and not in satisfaction of, the indebtedness outstanding under the Second Note and the Original Note (together, the “Original Debt”).  Nothing herein contained shall be construed to deem such Original Debt paid, or to release or terminate any lien or security interest given to secure such Original Debt or any guaranty thereof.  Payment in full of and the satisfaction of all obligations under this Note shall also be deemed to be payment in full and satisfaction of the Original Debt.

JURY TRIAL WAIVER.  US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN, INC. By: _________________________________ Name: _______________________________ Title: _______________________________

FINAL VERSION
EXHIBIT C-2

FORM OF
FOREIGN SWING LINE NOTE

$5,000,000	October ___, 2012

FOR VALUE RECEIVED, the undersigned, NN Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands and NN International B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands (collectively, the “Foreign Borrowers” and each, individually, a “Foreign Borrower”), hereby promise to jointly and severally pay on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined) or, with respect to each Foreign Swing Loan, the Foreign Swing Loan Maturity Date applicable thereto, each as defined in the Credit Agreement, to the order of WELLS FARGO BANK, N.A. (“Swing Line Lender”), at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000) or the aggregate unpaid principal amount of all Foreign Swing Loans made by the Swing Line Lender to Foreign Borrowers pursuant to Section 2.2(d) of the Credit Agreement, whichever is less, in lawful money of the United States of America; provided that Foreign Swing Loans that are denominated in Alternate Currency, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency at the place or places designated in the Credit Agreement.  Foreign Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 11.17 of the Credit Agreement.

As used herein, “Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of October ___, 2010, among US Borrower, the Foreign Borrowers, as defined therein, the various financial institutions party thereto from time to time as the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be further amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Each of the Foreign Borrowers also promises jointly and severally to pay interest on the unpaid principal amount of each Foreign Swing Loan from time to time outstanding, from the date of such Foreign Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b)(ii) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(b)(ii); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of Foreign Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Foreign Swing Line Notes referred to in the Credit Agreement.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, each Foreign Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

This Note replaces that certain Note executed by NN Netherlands B.V. in favor of the Swing Line Lender, dated as of December 21, 2010 (the “Original Note”).  This Note represents a renewal of, and is issued in substitution and exchange for, and not in satisfaction of, the indebtedness outstanding under the Original Note (the “Original Debt”).  Nothing herein contained shall be construed to deem such Original Debt paid, or to release or terminate any lien or security interest given to secure such Original Debt or any guaranty thereof.  Payment in full of and the satisfaction of all obligations under this Note shall also be deemed to be payment in full and satisfaction of the Original Debt.

JURY TRIAL WAIVER.  EACH FOREIGN BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN NETHERLANDS B.V.

By:  ________________________________
Name:   _____________________________
Title: _______________________________

NN INTERNATIONAL B.V.

By:  ________________________________
Name:  ______________________________
Title: _______________________________

FINAL VERSION

EXHIBIT D

FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention:  Institutional Bank

Ladies and Gentlemen:

The undersigned, NN, INC. (“Administrative Borrower”) refers to the Third Amended and Restated Credit Agreement, dated as of October ___, 2012 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Borrowers, as defined in the Credit Agreement, the Lenders, as defined in the Credit Agreement and KeyBank National Association, as Agent, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrowers hereby request a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)           Administrative Borrower is requesting the Proposed Loan on behalf of
__________________________.

(b)           The Business Day of the Proposed Loan is __________, 20__.

(c)           The amount of the Proposed Loan is $_______________.

(d)           The Proposed Loan is to be a Base Rate Loan ____ / Eurodollar Loan ___/
Alternate Currency Loan ____ / Domestic Swing Loan_____  / Foreign Swing
Loan_____  (Check one.)]

(e)           If the Proposed Loan is a LIBOR Fixed Rate Loan, the Interest Period requested is one month ___, two months __, three months ___, six months __. (Check one.)

(f)           If the Proposed Loan is an Alternate Currency Loan or a Foreign Swing Loan, the Alternate Currency requested is ___________.

The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)           the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii)          no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)         the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

NN, INC. By: ________________________________________ Name: _____________________________________ Title: ______________________________________

FINAL VERSION
EXHIBIT E

FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)           I am the duly elected [President] or [Chief Financial Officer] of NN, INC., a Delaware corporation (“Administrative Borrower”);

(2)           I am familiar with the terms of that certain Third Amended and Restated Credit Agreement, dated as of October ___, 2012, among US Borrower, Foreign Borrowers, the Lenders and KeyBank National Association, as Agent, as each term is defined in the Credit Agreement (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

(3)           The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)           The representations and warranties made by the Credit Parties contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof; and

(5)           Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

NN, INC. By: ____________________________________ Name: __________________________________ Title: ___________________________________

FINAL VERSION
EXHIBIT F

FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Credit Agreement, as of the Effective Date as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Agreement, without representation or warranty by the Assignor.

1.            Assignor:                                ______________________________

2. Assignee:	______________________________
[if applicable --and is an Affiliate of [identify Lender]]

3. Borrowers:	NN, Inc., a Delaware corporation (“NN”)
NN Netherlands B.V., a private company with limited liability
(besloten vennootschap met beperkte aanspakelijkheid)
incorporated under the laws of the Netherlands
NN International B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of The Netherlands
NN Slovakia, s.r.o., a limited liability company (spolocnost s rucenim obmedzenym) organized under the laws of
Slovakia
NN Europe S.p.A. (f/k/a Euroball S.p.A.), a società per azioni organized under the laws of Italy

4.	Administrative	Borrower:	NN

5.	Credit Agreement:
Third Amended and Restated Credit Agreement, dated as of October ___, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the lenders which are signatories thereto (the “Lenders”) and KeyBank National Association, as administrative agent (the “Agent”)

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for Lender	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [9 decimals]
	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 20___

The terms set forth in this Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: ______________________________________
Its: ______________________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By: ______________________________________
Its: ______________________________________

Accepted [and consented to]: [AGENT CONSENT REQUIRED UNLESS ASSIGNMENT SPECIFICALLY EXEMPTED BY SECTION 11.10 OF THE CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as Agent

By:  __________________________________________
Its:  __________________________________________

Consented and agreed to:  [ONLY TO BE USED IF REQUIRED PURSUANT TO SECTION 11.10 OF THE CREDIT AGREEMENT]

NN, INC.,
as Administrative Borrower

By:  _________________________________________
Its:   ________________________________________

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of each Credit Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance each Credit Party, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquired the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, and (vi) if it is a Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code), attached to the Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

     2.   Payments.    From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

      3.  General Provisions. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Ohio.

FINAL VERSION
EXHIBIT G

FORM OF
ADDITIONAL FOREIGN BORROWER ASSUMPTION AGREEMENT

This ADDITIONAL FOREIGN BORROWER ASSUMPTION AGREEMENT (“Agreement”) is made effective as of ____________, 20__, by and among ________________, a _________ _________________ (the “Obligor”), NN, INC., a Delaware corporation (“US Borrower”), each Foreign Borrower, as defined in the Credit Agreement, as hereinafter defined (each such Foreign Borrower, together with US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement (“Agent”), on behalf of and for the benefit of the Lenders, as defined in the Credit Agreement:

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Third Amended and Restated Credit Agreement, dated as of October ___, 2012 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”, each capitalized term not defined herein being used herein as therein defined) wherein Agent and the Lenders have agreed to make Loans to Borrowers, and the Fronting Lender has agreed to issue Letters of Credit to US Borrower on behalf of the Lenders, all upon certain terms and conditions;

WHEREAS, pursuant to and in accordance with Section 2.13(a) of the Credit Agreement, Administrative Borrower has requested that, effective on _____________, 20___ (the “FB Assumption Effective Date”), the Obligor shall be designated as a “Foreign Borrower” under the Credit Agreement; and

WHEREAS, Agent and the Lenders are willing to permit the Obligor to become a “Foreign Borrower” under the Credit Agreement and the Lenders are willing to make Loans to the Obligor pursuant to the Commitment, upon certain terms and conditions as set forth in the Credit Agreement and in this Agreement, one of which is that the Obligor shall assume all of the Foreign Borrower Obligations, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation, if any, granted to the Obligor by Agent and the Lenders and for other valuable consideration;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligor hereby agrees as follows:

1.           Assumption.                      On and after the FB Assumption Effective Date, the Obligor irrevocably and unconditionally assumes and shall be liable for all of the obligations of a Foreign Borrower under the Credit Agreement and the Loan Documents (the “Foreign Borrower Obligations”) as fully as if such Obligor had been an original party to the Credit Agreement, including, but not limited to (a) all Loans made to or for the benefit of the Obligor; (b) all other indebtedness and other obligations now owing or hereafter incurred by the Obligor, as a Foreign Borrower, to Agent and the Lenders pursuant to the Credit Agreement and the other Loan Documents executed in connection therewith; and (c) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part.  For the avoidance of doubt, the Obligor does not assume and shall not be liable for any Obligations of US Borrower under the Credit Agreement (exclusive of Indebtedness of the Foreign Borrowers that is guaranteed by US Borrower under the Credit Agreement).

2.           Obligor Party to the Credit Agreement.  On and after the FB Assumption Effective Date, the Obligor shall (a) be designated a “Foreign Borrower” pursuant to the terms and conditions of the Credit Agreement and this Agreement, and (b) become bound by all representations, warranties, covenants, provisions and conditions of the Credit Agreement and each other Loan Document applicable to the Foreign Borrowers as if the Obligor had been the original party making such representations, warranties and covenants.

3.           Representations and Warranties of the Obligor.  The Obligor represents and warrants to Agent and each Lender that:

(a)           the Obligor is an entity duly organized or formed or incorporated, validly existing and in good standing (or comparable concept in the applicable jurisdiction) or in full force and effect under the laws of its jurisdiction of organization or formation, as the case may be, and is duly qualified or authorized to do business in each jurisdiction in which the Obligor is doing business, to the extent the failure to be so qualified or authorized would have a Material Adverse Effect;

(b)           the Obligor has full power, authority and legal right to execute and deliver this Agreement, and to perform and observe the provisions hereof and of the Credit Agreement and the Notes (if any) executed by the Obligor, and the officers acting on behalf of the Obligor have been duly authorized to execute and deliver this Agreement;

(c)           this Agreement, the Credit Agreement, the Notes (if any) and any other Loan Document executed by the Obligor are each valid and binding upon the Obligor and enforceable against the Obligor in accordance with their respective terms; and

(d)           each of the representations and warranties set forth in Article VI of the Credit Agreement applicable to a Foreign Borrower are true and complete in all material respects with respect to the Obligor as a Foreign Borrower under the Credit Agreement, except to the extent that any thereof expressly relate to an earlier date.

4.           Representations and Warranties of Borrowers and the Obligor.  Borrowers and the Obligor represent and warrant to Agent and each Lender that:

(a)           no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Agreement or by the performance or observance of any provision hereof; and

(b)           neither the execution and delivery of this Agreement, nor the performance and observance of the provisions hereof, by the Obligor will conflict with, or constitute a violation or default under, any provision of any applicable law or of any material contract (including, without limitation, the Obligor’s organizational, constituting or governing documents) or of any other material writing binding upon the Obligor in any manner.

5.           Obligations of Borrowers and Each Guarantor Not Affected.  Anything herein to the contrary notwithstanding, Borrowers and each Guarantor of Payment shall remain bound by the terms and conditions of all of the Loan Documents to which such Borrower or Guarantor of Payment is a party regardless of the assumption of the Obligations by the Obligor hereunder or the enforceability thereof or of any of the Loan Documents.

6.           Administrative Borrower as Process Agent.  Obligor hereby irrevocably authorizes and appoints Administrative Borrower (or such other person, being resident in the State of Ohio, as Obligor may by notice in writing to Agent substitute) to accept service of all legal process arising out of, or connected with, the Credit Agreement or any other Loan Document to which Obligor is a party and service on Administrative Borrower (or such substitute) shall be deemed to be service on Obligor.

7.           Conditions Precedent.  Concurrently with the execution of this Agreement, US Borrower and the Obligor, as appropriate, shall:

(a)           satisfy each of the conditions set forth in Section 2.13 of the Credit Agreement;

(b)           pay all reasonable legal fees and expenses of Agent incurred in connection with this Agreement;

(c)           cause each other Borrower and Guarantor of Payment to consent and agree to and acknowledge the terms of this Agreement; and

(d)           provide such other items as may be reasonably required by Agent or the Lenders in connection with this Agreement.

8.           Binding Nature of Agreement.  All provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  This Agreement is a Loan Document as defined in the Credit Agreement.  This Agreement shall bind and benefit Borrowers, the Obligor, and Agent and the Lenders, and their respective successors and assigns.

9.           Counterparts.  This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

10.           Ohio Law to Govern.  The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, THE LENDERS, OBLIGOR AND BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

OBLIGOR:

[______________________________]

By: ____________________________ Name: __________________________ Title: ___________________________

NN, INC.

By: ___________________________ Name: _________________________ Title: __________________________

[OTHER BORROWERS]

AGENT:

KEYBANK NATIONAL ASSOCIATION, as Agent on behalf of and for the benefit of the Lenders

By: ___________________________ Name: _________________________ Title: __________________________

GUARANTOR ACKNOWLEDGMENT

Each of the undersigned consents and agrees to and acknowledges the terms of the foregoing the Foreign Borrower Assumption Agreement, dated as of [__________, 20__].  Each of the undersigned specifically agrees to the waivers set forth in such agreement, including, but not limited to, the jury trial waiver.  Each of the undersigned further agrees that the obligations of each of the undersigned pursuant to the Guaranty of Payment and any other Loan Document to which any of the undersigned is a party shall remain in full force and effect and be unaffected hereby.

INDUSTRIAL MOLDING CORPORATION By: _____________________________ Name: ___________________________ Title: ____________________________	THE DELTA RUBBER COMPANY By: ________________________ Name: ______________________ Title: _______________________
TRIUMPH LLC By: ____________________________ Name: _________________________ Title: __________________________	WHIRLAWAY CORPORATION By: ______________________ Name: ____________________ Title: _____________________
[____________________] By: __________________________ Name: ________________________ Title: _________________________	[____________________] By: ______________________ Name: ____________________ Title: _____________________

FINAL VERSION
EXHIBIT H

TERMS OF
SUBORDINATED INDEBTEDNESS

1.           All Subordinated Indebtedness shall be subordinate in right of payment to the prior payment in full in cash of all existing and future Secured Obligations and any other Indebtedness referenced in the Intercreditor Agreement (collectively, the “Senior Indebtedness”), and shall be unsecured.

2.           The agreements governing any Subordinated Indebtedness may not provide for the making of any scheduled or required payment of principal in respect of such Subordinated Indebtedness prior to the day that is six months after the termination of the Commitment Period unless the Senior Indebtedness and any other Indebtedness referenced in the Intercreditor Agreement, shall have otherwise been indefeasibly paid in full and the Commitment terminated.

3.           The agreements governing any Subordinated Indebtedness may not provide that such Subordinated Indebtedness is in default solely because of the occurrence of a Default or Event of Default (but may provide that such Subordinated Indebtedness is in default in the event of the acceleration of the maturity of the Obligations).

4.           No payment of any kind may be made in respect of any Subordinated Indebtedness (a) after the occurrence and during the continuance of a Default under Section 7.1 of the Credit Agreement, (b) if the maturity of any of the Obligations has been accelerated or deemed accelerated by virtue of the occurrence of an Event of Default, or (c) if any Event of Default (other than one described in clause 4(a) hereof) shall have occurred and the Agent shall have issued a notice to US Borrower prohibiting the making of any payments in respect of Subordinated Indebtedness (a “Payment Blockage Notice”).  A Payment Blockage Notice shall be effective for a period ending upon the earlier of (i) one year following the issuance thereof or (ii) the day on which the Event of Default giving rise to such Payment Blockage Notice has been waived by the Required Lenders; provided that payments in respect of Subordinated Indebtedness may not be resumed following the expiration of a Payment Blockage Notice if clause 4(a) or clause 4(b) above has become applicable at or prior to such expiration.

5.           In the event of any payment or distribution of property or securities to creditors of the Borrower or any Guarantor in a liquidation or dissolution thereof or in a bankruptcy, insolvency, reorganization, receivership or similar case or proceeding involving any Borrower or any Guarantor or any property thereof, or pursuant to any assignment for the benefit of creditors of the Borrower or any Guarantor or any marshaling of any assets thereof:

(a)           the holders of the Senior Indebtedness shall be entitled to receive full payment thereof (including any interest accruing after the commencement of any such case or proceeding at the interest rate applicable thereto pursuant to the terms of the Obligations, regardless of whether a claim for such interest would be allowed in such case or proceeding) in cash before the holders of Subordinated Indebtedness shall be entitled to receive any payment in respect of such Subordinated Indebtedness; and

(b)           until all of the Senior Indebtedness have been paid in full in cash, any payment or distribution to which holders of Subordinated Indebtedness would be entitled (but for this clause (b)) shall be made to the holders of the Obligations, and the holders of the Obligations shall have the right to collect, receive and retain same.

6.           A holder of Subordinated Indebtedness may not take any action (including but not limited to the institution of a civil action to collect such Subordinated Indebtedness) until after the termination of a standstill period commencing on the date on which such holder gives written notice to the Agent that a payment default has occurred in respect of such Subordinated Indebtedness and ending upon the first to occur of:

(i)           the day that is one hundred eighty (180) days after the date of such written notice,

(ii)          the acceleration of the maturity of the Obligations, the institution of a civil action to collect the Obligations and/or the exercise by the Agent of remedies with respect to collateral securing the Obligations,

(iii)         the institution of any case or proceeding described in Paragraph 5 above by or against US Borrower, or

(iv)         full and final payment in cash of the Senior Indebtedness.

If a holder of Subordinated Indebtedness is made whole by virtue of the making at the end of a standstill period of any payments (with default interest) not made during such standstill period, then such holder may not take any action (including but not limited to the institution of a civil action to collect such Subordinated Indebtedness) at the end of such standstill period.

7.           If any holder of Subordinated Indebtedness receives any payment or distribution in respect of such Subordinated Indebtedness at a time when such payment or distribution is prohibited by Paragraph 4 or Paragraph 5 above, the recipient shall hold such payment or distribution in trust for the benefit of the holders of the Senior Indebtedness and forthwith shall pay the same to such holders to the extent necessary to pay the Senior Indebtedness in full (after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness).  To the extent of any amounts so paid to holders of the Senior Indebtedness by or on behalf of holders of Subordinated Indebtedness, such holders of Subordinated Indebtedness will be subrogated to the rights of such holders of the Senior Indebtedness; provided that such holders of Subordinated Indebtedness may not enforce such subrogation rights until the Senior Indebtedness have been fully and finally paid in cash.

8.           If any obligation, payment or distribution in respect of the Senior Indebtedness (whether consisting of a payment or proceeds of security or the exercise of a right of setoff or otherwise) is declared invalid, fraudulent or preferential or otherwise is set aside or required to be returned or repaid, any Senior Indebtedness purportedly satisfied by any such payment or distribution shall be deemed reinstated and outstanding as if such payment or distribution had not occurred.